As filed with the Securities and Exchange Commission on August 11, 2006

Registration No. 333-134777

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PRE-EFFECTIVE

AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Sun American Bancorp

(Name of small business issuer in its charter)

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Delaware	6022	65-0325364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3400 Coral Way

Miami, Florida 33145

(305) 421-6800

(Address and telephone number of principal executive offices and principal place of business)

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Michael Golden

Chief Executive Officer

Sun American Bancorp

3400 Coral Way

Miami, Florida 33145

(305) 421-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Jane K. Storero, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103-6998

(215) 569-5500

Approximate date of proposed sale to the public:  From time to time after the effective date of the registration statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 11, 2006

PROSPECTUS

Sun American Bancorp

37,250 Shares of Common Stock

Series F Common Stock Purchase Warrants to purchase up to 18,625 Shares of Common Stock

Series G Common Stock Purchase Warrants to purchase up to 50,000 Shares of Common Stock

Placement Agent Common Stock Purchase Warrants to purchase up to 740,587.5 Shares of Common Stock

809,212.5 Shares of Common Stock Issuable upon Exercise of Warrants

We sold 37,250 units, referred to in this prospectus as units, each unit consisting of one share of our common stock, par value $0.01 per share, and one Series F common stock purchase warrant to purchase 0.5 shares of our common stock, to an investor in a private placement in February of 2006, which is referred to in this prospectus as the February 2006 private placement. The Series F common stock purchase warrants are referred to in this prospectus as Series F warrants. We also issued placement agent common stock purchase warrants, referred to in this prospectus as placement agent warrants, to purchase up to 740,587.5 shares of our common stock to placement agents in connection with private placements in August and December of 2005, which, together with the February 2006 private placement, are referred to in this prospectus as the private placements. In addition, we also issued Series G common stock purchase warrants, referred to in this prospectus as Series G warrants, to purchase up to 50,000 shares of our common stock in connection with a retainer agreement. Together, the Series F warrants, Series G warrants and placement agent warrants are referred to in this prospectus as warrants. The investor, the placement agents and holders of the Series G warrants discussed above and referred to collectively in this prospectus as the selling securityholders, may use this prospectus to resell from time to time their shares of common stock, warrants and shares of common stock issuable upon the exercise of the warrants, as applicable.

Each placement agent warrant and Series G Warrant entitles its holder to purchase one share of our common stock for $4.00 per share, subject to adjustments for stock splits, mergers or similar transactions, at any time prior to the fifth anniversary following the date of issuance of the placement agent warrant or Series G Warrant. Each Series F warrant entitles its holder to purchase 0.5 shares of our common stock for $4.00 per share, subject to adjustments for dividends, stock splits or similar transactions, at any time prior to December 14, 2010. See “Description of Securities.”

Our common stock is listed on the American Stock Exchange under the symbol “SBK.” On August 7, 2006, the closing sale price of our common stock as reported on the American Stock Exchange was $5.25 per share. Warrants offered by this prospectus are not, and will not be, listed on any exchange or quoted on any market.

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The purchase of our securities involves a high degree of risk. You are urged to carefully read the “Risk Factors” section beginning on page 5 of this prospectus which describes specific risks and certain other information associated with an investment in our company that you should consider before you make your investment decision, including, but not limited to, the risks that you may be unable to sell the common stock and warrants offered by this prospectus because the trading in the common stock on the American Stock Exchange has substantially less liquidity than other publicly traded securities and there is no trading market for the warrants.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act. Certain of the selling securityholders acquired their securities as compensation securities for services and may therefore be deemed underwriters within the meaning of the Securities Act.

We will not receive any of the proceeds from the sale by any of the selling securityholders of the securities, except that we may receive the exercise price from the exercise of the warrants for the underlying common stock to the extent the selling securityholders do not utilize the cashless exercise provision contained in the warrants. The selling securityholders will sell the securities at prevailing market prices or privately negotiated prices.

The date of this prospectus is ________ __, 2006.

TABLE OF CONTENTS

Page

Preliminary Notes

ii

Forward-Looking Statements

ii

Prospectus Summary

Risk Factors

5

Use of Proceeds

12

Selling Securityholders

12

Business

14

Management’s Discussion and Analysis of Financial Condition and Results of Operations

34

Directors and Executive Officers

64

Executive Compensation

67

Security Ownership of Certain Beneficial Owners and Management

72

Certain Relationships and Related Transactions

76

Market for Common Equity and Related Stockholder Matters

78

Description of Securities

79

Plan of Distribution

82

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

84

Legal Matters

84

Experts

84

Where You Can Find More Information

84

Index to Financial Statements

F-1

i

PRELIMINARY NOTES

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus. You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Unless otherwise indicated, we refer to Sun American Bancorp and its subsidiary, Sun American Bank, as “we,” “us,” “our,” “Sun American Bancorp” or the “company” and we refer to Sun American Bank as “our bank subsidiary,” “Sun American Bank” or the “bank.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward-looking statements. Our ability to predict projected results or the effect of events on our operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. Factors that could affect our assumptions and predictions include, but are not limited to, the risk that (i) loan losses would have a material adverse effect on our financial condition and operating results; (ii) a decline in the value of the collateral securing our loans could result in an increase in losses on foreclosure; (iii) our growth strategy may not be successful; (iv) the geographical concentration of our business in Florida makes it highly susceptible to local economic and business conditions; (v) changes in interest rates may adversely affect our financial condition; and (vi) competition from other financial institutions could adversely affect our profitability and growth. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.

Sun American Bancorp

Sun American Bancorp is a single bank holding company headquartered in Miami, Florida. We own 99.9% of the issued and outstanding common shares of Sun American Bank. Sun American Bank is chartered by the State of Florida and is engaged in general commercial banking providing a wide range of loan and deposit services. Its deposit accounts are insured by the Federal Deposit Insurance Corporation, referred to as FDIC in this prospectus, and it is a member of the Federal Reserve System and the Federal Home Loan Bank. Sun American Bank’s primary market areas are Miami-Dade, Broward and Palm Beach Counties in Florida, where it currently operates eight full-service branch offices at the following locations:  3400 Coral Way, Miami, Florida; 3475 Sheridan Street, Hollywood, Florida; 1200 N. Federal Highway, Boca Raton, Florida; 2000 PGA Boulevard, Palm Beach Gardens, Florida; 3501 West Boynton Beach Boulevard, Boynton Beach, Florida; 2800 SW 8th Street, Miami, Florida; 2500 NW 97th Avenue, Miami, Florida; and 2770 S.W. 27th Avenue, Miami, Florida.

We were incorporated in 1992 under the name PCM Acquisition Group, Inc. for the sole purpose of acquiring Florida First International which was renamed Southern Security Bank Corporation. In 2000, while under a cease and desist order from federal bank regulators, Southern Security Bank was reorganized and infused with new capital by a group of investors. In 2001, Southern Security Bank Corporation acquired the assets and assumed the deposits and certain liabilities of PanAmerican Bank. As part of the transaction, Southern Security Bank adopted the name PanAmerican Bank and we adopted the name PanAmerican Bancorp. On January 12, 2006, we changed our name to Sun American Bancorp, and on January 20, 2006, we changed the name of our bank subsidiary to Sun American Bank.

On February 17, 2004, we purchased certain assets and assumed certain liabilities of Gulf Bank, Miami, Florida. We purchased approximately $42.0 million of loans, assumed approximately $70.0 million of liabilities and received $28.0 million in cash which was reduced by a purchase price of approximately $3.8 million. Additionally, we assumed the leases for the three Gulf Bank branches in Miami-Dade County, Florida. The transaction received approval by federal and state banking regulators.

On August 2, 2004, we entered into a retainer agreement with a financial public relations company pursuant to which we issued Series G warrants to purchase up to 50,000 shares of our common stock. As part of the retainer agreement, we agreed to include the Series G warrants and shares underlying the Series G warrants in a registration statement covering the resale of such securities. This prospectus is part of that registration statement.

On August 1, 2005 and December 14, 2005, we entered into private placement agency agreements with two placement agents pursuant to which we issued placement agent warrants to purchase up to 740,587.5 shares of our common stock. As part of the placement agency agreements, we agreed to include the placement agent warrants and shares of common stock underlying the placement agent warrants in a registration statement covering the resale of such securities. This prospectus is part of that registration statement.

On February 7, 2006, we entered into a securities purchase agreement with an investor pursuant to which we sold 37,250 units, each consisting of one share of our common stock and one Series F warrant to purchase 0.5 shares of our common stock. The units were sold to the investor pursuant to participation rights granted by us to the investor in a previous transaction. See “Description of Securities – Common Stock.”  As part of the February 2006 private placement, we also entered into registration rights agreements with the investor pursuant to which we agreed to file a registration statement to cover the resales of the common stock, Series F warrants and shares of common stock underlying the Series F warrants issued to the investor. This prospectus is a part of that registration statement.

Our principal executive offices are located at 3400 Coral Way, Miami, Florida 33145 and our telephone number is (305) 421-6800.

Recent Developments

On May 17, 2006, we and Beach Bank, a Florida commercial banking association, entered into an asset acquisition and assumption agreement, referred to as the acquisition agreement, pursuant to which we intend to acquire substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank for approximately $21.0 million. See “Business – Proposed Acquisition Transaction” for a description of the acquisition transaction consideration.

Beach Bank is a Florida chartered commercial bank, headquartered in Miami Beach, Florida. At March 31, 2006, based on the unaudited financial information provided by Beach Bank, it had total assets of $119.6 million, deposits of $106.2 million, total loans of $76.2 million and stockholders’ equity of $9.1 million. At March 31, 2006, Beach Bank’s total risk based capital ratio was 12.95%. Beach Bank commenced operations in May 2002 and offers commercial real estate, lines of credit and term loans to businesses through its branch offices in Miami Beach and Pinecrest, Florida. At March 31, 2006, Beach Bank offered commercial loans to businesses and home equity, auto and boat loans to individuals. Beach Bank’s market area is Dade County located in southeastern Florida. Beach Bank also offers checking, savings and certificates of deposit to its customers. Beach Bank is regulated by the FDIC and the Florida Division of Banking and its deposits are insured up to applicable limits by the FDIC. There can be assurances that the acquisition of Beach Bank will be completed as the respective obligations of each party to effect the acquisition is subject to the satisfaction at or prior to the closing date of the several conditions. See “Business – Proposed Acquisition Transaction.”

The Offering

Issuer	Sun American Bancorp
Common stock offered in this prospectus	846,462.5 shares of common stock (includes up to 809,212.5 shares issuable upon the exercise of the warrants).
Warrants offered in this prospectus	Warrants to purchase up to 809,212.5 shares of common stock.
Common stock outstanding as of May 16, 2006	18,822,652 shares.
Series F Common Stock Purchase Warrant

Each Series F warrant entitles its holder to purchase 0.5 shares of our common stock at an exercise price of $4.00 per share, subject to adjustments, at any time prior to December 14, 2010. The Series F warrants may be exercised pursuant to the “cashless exercise” provisions contained in the Series F warrant.

In addition, each Series F warrant is subject to our right to repurchase the Series F warrant at a price of $0.50 per share if the closing price of our common stock exceeds $5.60 for any period of 20 consecutive trading days. See “Description of Securities.”

Series G Common Stock Purchase Warrant

Each Series G warrant entitles its holder to purchase one share of our common stock at an exercise price of $4.00 per share, subject to adjustments, at any time prior May 16, 2010. The Series G warrants may be exercised pursuant to the “cashless exercise” provisions contained in the Series G warrant.

In addition, each Series G warrant is subject to our right to repurchase the Series G warrant at a price of $0.50 per share if the closing price of our common stock exceeds $5.60 for any period of 20 consecutive trading days. See “Description of Securities.”

Placement Agent Common Stock Purchase Warrant

Each placement agent warrant entitles its holder to purchase one share of our common stock at an exercise price of $4.00 per share, subject to adjustments, at any time prior to the fifth anniversary following date of the issuance of the placement agent warrant. The placement agent warrants may also be exercised pursuant to the “cashless exercise” provisions contained in the placement agent warrant. See “Description of Securities.”

Use of proceeds

We will not receive any of the proceeds from the sale by any of the selling securityholders of the securities, except that we may receive the exercise price from the exercise of the warrants for the underlying common stock to the extent the selling securityholders do not utilize the cashless exercise provisions contained in the warrants. See “Use of Proceeds.”

The American Stock Exchange Symbol	Our common stock is listed on the American Stock Exchange under the symbol “SBK.” The warrants are not, and will not be, listed on any exchange or quoted on any market.
Risk Factors	You should carefully consider the information under “Risk Factors” included in this prospectus beginning on page 5 so that you understand the risks associated with an investment in our securities.
Registration Rights

In connection with the February 2006 private placement, we agreed to use our commercially reasonable efforts, subject to receipt of necessary information from the investor, to cause a registration statement relating to the resale of the securities by such selling securityholder to be filed with the SEC within 90 days following the last closing under the private placement, but in no event later than May 31, 2006, which deadline was extended to June 9, 2006. Subject to certain suspension periods, we are obligated to use our commercially reasonable efforts to maintain the registration statement’s effectiveness until the earlier of (i) the date on which all securities sold in the February 2006 private placement have been sold pursuant to the registration statement; or (ii) the date on which all securities sold in the February 2006 private placement may be sold pursuant to Rule 144(k) of the Securities Act as determined by our counsel.

Following the effective date of the registration statement, in certain circumstances we may suspend such selling securityholder’s use of the registration statement to resell its securities for up to 90 days (which need not be consecutive) in any twelve-month period.

We also agreed to include the placement agent warrants, Series G warrants and shares of common stock underlying such warrants in a registration statement relating to the resale of the securities, and to maintain the registrations statement’s effectiveness for the term of Series G warrants. See “Description of Securities” – “Registration Rights Agreement” and “Registration Rights.”

RISK FACTORS

Investing in our common stock and warrants involves risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus and, in particular, the risks described below before investing in our common stock and warrants. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or those we currently deem immaterial may impair our business operations in the future. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed and you may lose part or all of your investment.

Risks Related to Our Business

Loan losses would have a material adverse effect on our financial condition and operating results and could cause our insolvency which would negatively impact the value of our common stock and warrants.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the value of the collateral securing the payment of their loans, if any, may not be sufficient to assure repayment.

Our loan portfolio includes:  (i) commercial and residential mortgage loans principally secured by real estate, (ii) other commercial loans, and (iii) consumer and home equity loans. Our credit risk with respect to our consumer and commercial loan portfolios relates principally to the general creditworthiness of individuals and businesses within our local market area and the value of the collateral held as security for the repayment of the loan. Our credit risk with respect to our residential and commercial real estate mortgage portfolio relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. Loan losses could have a material adverse effect on our financial condition and operating results and could cause our insolvency which may negatively impact the value of our common stock and warrants.

A decline in the value of the collateral securing our loans could result in an increase in losses on foreclosure, which could adversely affect our financial condition and negatively impact the value of our common stock and warrants.

Declining real estate values increase the loan-to-value ratios of loans we previously made, which in turn, increases the probability of a loss in the event the borrower defaults and we have to sell the mortgaged property. In addition, delinquencies, foreclosures on loans and losses from delinquent and foreclosed loans generally increase during economic slowdowns or recessions. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans which could adversely affect our financial condition and negatively impact the value of our common stock and warrants. In addition, any significant decline in real estate values reduces the ability of borrowers to use home equity as collateral for borrowings. This reduction in real estate values may reduce the number of loans we are able to make, which could also adversely affect our operating results and negatively impact the value of our common stock and warrants.

Our allowance for loan losses may not be sufficient to cover actual loan losses which could adversely affect our financial condition and operating results and may negatively impact the value of our common stock and warrants.

From time to time, we have to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of the collateral securing loans. We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, our management evaluates our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including, but not limited to, the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

At December 31, 2005, our impaired assets totaled $2.3 million, or 1.1% of total gross loans, and our allowance for loan losses totaled $2.1 million. Our impaired assets were $5.2 million at March 31, 2006, or 2.1% of total gross loans, and our allowance for loan losses totaled $2.6 million. The increase was mostly due to the downgrading of a single commercial real estate loan which remains on accrual status. If our assumptions and judgments prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Federal and state regulators also periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs could have an adverse effect on our financial condition and operating results which may negatively impact the value of our common stock and warrants.

Our level of growth in recent years may not continue if our growth strategy is not successful.

In recent years, we have experienced significant growth through acquisitions and internal generation of new business. We intend to continue to expand our business through internal growth by opening new branches, adding to our loan portfolio and bringing in new deposits as well as through the acquisition of the assets and assumption of deposits of other banks as opportunities are identified. However, our ability to sustain continued growth depends upon several factors outside of our control, including economic conditions generally and in Florida in particular as well as interest rate trends. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through acquisitions.

Acquisitions that we may engage in involve risks which could negatively affect our operations and reduce the value of our common stock and warrants.

As part of our growth strategy, we completed, and may engage in the future in, bank or other acquisitions. Generally, acquisitions involve numerous risks, including, but not limited to:

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difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

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exposure to asset quality problems of the acquired institution;

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maintaining adequate regulatory capital;

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diversion of management’s attention from other business concerns;

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risks and expenses of entering new geographic markets;

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potential significant loss of depositors or loan customers from the acquired institution;

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loss of key employees of the acquired institution; and

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exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Moreover, our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We have experienced operating losses in the past, and continued losses may negatively impact our financial position and the value of our common stock and warrants.

We incurred net losses of $228,035 and $442,655 for the fiscal years ended December 31, 2004 and 2003, respectively. Although for the fiscal year ended December 31, 2005 and for the first fiscal quarter of 2006, we had net income of $2.9 million and $272,000, respectively, there can be no assurance that we will continue to be profitable in the future. For the fiscal year ended December 31, 2004, our loss reflected the discontinuance of a loan product known as “Business Manager” for which we wrote off approximately $582,000 as well as integration costs associated with the purchase of Gulf Bank of approximately $222,000. For the fiscal year ended December 31, 2003, our loss reflected loan write-offs of approximately $1.1 million. If we experience losses, our financial position could be negatively impacted and the value of our common stock and warrants may decline.

The geographic concentration of our operations in Florida makes our business highly susceptible to local economic conditions, and an economic downturn or recession or adverse weather conditions in Florida may adversely affect our ability to operate profitably which could reduce the value of our common stock and warrants.

Unlike larger banking organizations that are more geographically diversified, our operations are currently concentrated in Miami-Dade, Broward and Palm Beach Counties in Florida. As a result of this geographic concentration in the Florida market, our financial results depend largely upon economic conditions in this market area. A deterioration or recession in economic conditions in this market could result in one or more of the following:

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an increase in loan delinquencies;

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an increase in problem assets and foreclosures;

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a decrease in the demand for our products and services; and

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a decrease in the value of collateral for loans, especially real estate, and reduction in the customers’ borrowing power.

In addition, since a large portion of our loan portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in deposits and loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state.

Changes in interest rates may adversely affect our financial condition which may reduce the value of our common stock and warrants.

Our primary market risk exposure is interest rate risk because our income is primarily derived from the excess of interest collected on interest-earning assets (loans and investments) over the interest paid on interest-bearing liabilities (deposits). The rates of interest earned on assets and owed on liabilities change and generally are established contractually over a period of time. We cannot predict or control changes in interest rates. National, regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect market interest rates. While we have instituted policies and procedures designed to manage the risks from changes in market interest rates, at any given time our assets and liabilities are likely to be affected by a given change in interest rates, principally because we do not match the maturities of our loans and investments precisely with our deposits and other funding sources.

Since market interest rates change over time, we are exposed to lower profitability if we cannot adapt to interest rate changes. Over the short term, a downward movement in market interest rates may cause a decrease in the interest collected due to adjustable rate loans whose interest rate will adjust downward, while interest paid on interest-bearing deposits may not offset the decline in interest collected due to our higher fixed interest payment obligations over a longer period, e.g., certificates of deposit. In addition, low market interest rates can result in a high level of prepayments which will reduce our cash flow from the interest collected on interest-earning assets. As of December 31, 2005 and March 31, 2006, we had a positive one-year interest rate sensitivity gap of 1.21% and 1.19%, respectively. Over a longer term, for example a five-year period, an upward movement in interest rates may increase risk exposure as our liabilities may require increased interest payments which are not offset by increased interest collected on assets. An asset portfolio largely in fixed interest rate loans of long duration may not be able to be repriced quickly enough to offset the effects of paying increased interest on our liabilities. Changes in interest rates may adversely affect our financial condition which may reduce the value of our common stock and warrants.

We rely heavily on our management and other key personnel, and the loss of any of them may adversely affect our operations which may reduce the value of our common stock and warrants.

Our future success depends to a significant extent on the continued services of our key senior management, including Michael Golden, our President and CEO and the CEO of the Bank, and Hugo Castro, the President of the bank, due to their skills, knowledge of the markets in which we operate and years of industry experience. The loss of key personnel in a particular market could have an adverse effect on our performance in that market because it may be difficult to find qualified replacement personnel who are already located in or would be willing to relocate to a non-metropolitan market. The loss of the services of Messrs. Golden and Castro or other key employees could have a material adverse effect on our operations which may reduce the value of our common stock and warrants.

Environmental laws and regulations and other environmental considerations may restrict our ability to foreclose on loans secured by real estate or increase costs associated with those loans which could adversely affect our financial condition and negatively impact the value of our common stock and warrants. If we foreclosed upon a property which had environmental liabilities, we could face significant liability.

Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws which pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, we may not discover the environmental contamination until after we had made the loan or after we had foreclosed on a loan. If we foreclosed upon a property which had environmental liabilities, we could face significant liability.

In addition to federal or state laws, owners or former owners of a contaminated site may be subject to common law claims, including tort claims, by third parties based on damages and costs resulting from environmental contamination migrating from the property. Other environmental considerations, such as pervasive mold infestation of real estate securing our loans, may also restrict our ability to foreclose on delinquent loans. To the extent that we sustain losses due to the environmental issues that may arise in connection with our loans, such losses could adversely affect our financial condition and impact the value of our common stock and warrants.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and depositors could lose confidence in our financial reporting which could adversely affect our business and the value of our common stock and warrants.

We began a process to document and evaluate our internal control over financial reporting in order to satisfy the related SEC rules and regulations governing these matters. In this regard, management has hired an external consultant, been dedicating internal resources and adopted a detailed work plan to (i) assess and document the adequacy of our internal control over financial reporting, (ii) take steps to improve control processes, where appropriate, (iii) verify through testing that controls are functioning as documented and (iv) implement a continuous reporting and improvement process for internal control over financial reporting.

If we fail to correct any issues in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential stockholders and depositors could lose confidence in our financial reporting which could adversely affect our business, financial condition and results of operations and the trading price of our securities.

Government regulation may have an adverse effect on our profitability and growth which may decrease the value of our common stock and warrants.

We are subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations that limit the manner in which we accept deposits, make loans, purchase securities, pay dividends and engage in banking and other businesses. These laws and regulations are subject to change and such changes may adversely impact our business and profitability. These laws and regulations are intended primarily to protect depositors, not stockholders. In 2005, we entered into agreements with federal and state regulators to remain well capitalized and improve our policies and procedures in administrative areas affecting internal audit, asset and liability management and compliance and agreed to periodically report to the regulatory authorities on our progress in these areas. These agreements were ended in 2006. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to financial institutions that are less regulated and may have an adverse affect on our profitability which may decrease the value of our common stock and warrants. Future legislation or government policy may also adversely affect the banking industry or our operations.

Competition from other financial institutions could adversely affect our profitability and growth, which may reduce the value of our common stock and warrants.

We face substantial competition in all phases of our operations from a variety of different competitors. Competition for deposits, loans, and other financial services comes from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than the Bank. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services, such as trust, investment and full service international banking, that our bank subsidiary does not currently provide. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. To compete, we rely upon competitive products and services, responsive handling of customer needs, and personal contacts by our officers, directors and staff. Competition from various financial institutions could hinder our growth strategy and ability to attain profitable operations which may reduce the value of our common stock and warrants.

Our failure to apply new technology to service our customers may adversely affect our growth strategy and ability to stay competitive which may decrease the value of our common stock and warrants.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition, the effective use of technology increases efficiency and enables financial institutions to better service customers and reduce costs. Our ability to implement our growth strategy will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than us. There can be no assurance that we will be able to effectively implement new technology-driven products and services to be successful in marketing such products and services to our customers.

We outsource many essential services to third-party providers who may terminate their agreements with us which could negatively affect our operations.

We receive, and will continue to receive, essential technical and customer service support from third-party providers. These third-party providers provide check processing, data processing, Internet processing, home page hosting and statement-rendering services. We expect to use third-party providers for additional services in the future. Our current agreements with each of these service providers may be canceled without cause by either party upon specified notice periods, and future agreements may contain similar clauses. If one of our third-party service providers terminates its agreement with us, we may not be able to enter into a new agreement on similar terms in a timely manner, and our operations may be interrupted. If an interruption were to continue for a significant period of time, we could lose customers to other financial institutions which may negatively affect our operations. In addition, any new third party agreement may result in higher costs to us, including transition costs.

Risks Related to an Investment in Our Securities

Because our common stock and warrants are not FDIC insured, you risk a loss of your entire investment.

Our securities are not savings or deposit accounts or other obligations of the bank, they are not insured by the FDIC or any other governmental agency and they are subject to investment risk, including the loss of your entire investment.

There is not presently an active market for shares of our common stock and there is not any market for the warrants offered by this prospectus, and, therefore, you may be unable to sell any shares of common stock or warrants in the event that you need a source of liquidity.

Although our common stock is listed on the American Stock Exchange, the trading in our common stock has substantially less liquidity than the trading in the securities of many other companies listed on that market. There is currently no public trading market for the warrants offered by this prospectus and these warrants will not be listed on the American Stock Exchange or any other exchange, or quoted on any market. A public trading market in the securities having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our securities at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for the securities does not develop, you may be unable to resell your shares of common stock or warrants at or above the price you pay for them or at any price.

Issuance of shares of our common stock upon the exercise or conversion of derivative securities may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock.

As of March 31, 2006, 18,771,652 shares of our common stock were issued and outstanding. We have reserved approximately an additional 16,586,141 shares of common stock for issuance in connection with previously issued securities which are exercisable or convertible into common stock. We have also reserved 1,595,200 shares of common stock in connection with our benefit plans and 200,000 shares of common stock in connection with our warrant plan. Should existing holders of warrants or other securities exercisable or convertible into shares of our common stock exercise or convert such derivative securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock and outstanding warrants. As of March 31, 2006, we had approximately 2,847,007 shares of our common stock available for future issuances, which issuances would cause further dilution.

Substantial number of our shares of common stock are eligible for future sale and the sale of our shares of common stock into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares of common stock or the perception that future sales may occur. As of March 31, 2006, 18,771,652 shares of our common stock were issued and outstanding, of which 10,588,690 shares have previously been registered with the SEC. As of March 31, 2006, 13,054,435 additional shares have been registered for resale with the SEC, including 3,981,060 shares upon exercise of options issued under our Amended and Restated Directors Stock Option Plan, our Amended and Restated Incentive Stock Option Plan and our 2005 Stock Option and Stock Incentive Plan, 4,959,000 upon exercise of Class D common stock purchase warrants and 4,114,375 shares upon exercise of Class F common stock purchase warrants. We are unable to estimate the amount, timing or nature of future sales of common stock. Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, may lower the common stock’s market price.

The Series F warrants may be redeemed on short notice at a price that may not reflect their fair market value.

We may redeem the Series F warrants offered by this prospectus for $0.05 per warrant on 10 days prior written notice at any time after the closing price of our common stock exceeds $5.60 for any period of 20 consecutive trading days. If we give notice of redemption, holders of the Series F warrants will be forced to sell or exercise the Series F warrants they hold or accept the redemption price. The redemption price may not reflect the fair market value of the Series F warrants. The notice of redemption could come at a time when it may not be advisable or possible for holders of the Series F warrants to sell the Series F warrants they hold and, accordingly, you may not be able to realize the actual fair market value of the Series F warrants.

We may issue shares of preferred stock which could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock and warrants.

Anti-takeover provisions and the regulations to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws, including the right to issue “blank check” preferred stock, as well as approvals required under banking laws and regulations, could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to legal limitations under federal and state laws affecting the frequency and amount of dividends that may be paid to our stockholders. Banking regulators may restrict the ability of any bank holding company subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over pain-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

We have entered into certain related party transactions with our directors.

At present, the bank has four lines of credit extended to business entities affiliated with two of its directors, who also serve on the board of directors of the company, in the aggregate principal amount of approximately $7.0 million. The current balance outstanding on these lines of credit is approximately $7.0 million and all of these loans are considered performing in accordance with their terms. Although the amounts outstanding on these lines of credit do not exceed the appraised value of the real estate securing such lines, there can be no assurance that this will continue in the future.

USE OF PROCEEDS

The securities offered in this prospectus are being registered for the accounts of the selling securityholders identified in this prospectus. All of the proceeds from the sale of the securities will go to the respective selling securityholders who offer and sell their securities. We will not receive any of the proceeds from the sale by any selling securityholders of the securities, except that we may receive the exercise price from the exercise of the warrants for the underlying common stock to the extent the selling securityholders do not utilize the cashless exercise provisions contained in the warrants.

SELLING SECURITYHOLDERS

The following table provides certain information as of May 16, 2006 regarding the beneficial ownership of our common stock and warrants by the selling securityholders prior to and after the offering. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

Our registration of shares and warrants does not necessarily mean that the selling securityholders will sell all or any of these securities. We have assumed for purposes of the table below that the selling securityholders will sell all of the shares and warrants (or exercise all of the warrants and sell the shares received thereby) offered for sale. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares and warrants, or acquired additional shares or warrants, since the date on which they provided information regarding their securities.

	Warrants Owned Before Offering and Being Offered		Shares of Common Stock Owned Before Offering(1)		Shares of Common Stock Being Offered(1)	Warrants Owned After Offering		Shares of Common Stock Owned After Offering(1)
Selling Securityholder	Number	%	Number	%(2)	Number	Number	%	Number	%(2)
Individuals:
William Corley(3)	2,250	*	2,250	*	2,250	—	—	—	—
Nico Pronk(3)	120,735	*	120,735	*	120,735	—	—	—	—
Jonathan Rich(3)	3,750	*	3,750	*	3,750	—	—	—	—
Carmelo Troccoli(3)	375	*	375	*	375	—	—	—	—
Entities:
Brean Murray, Carret & Co., LLC(3)(4)	8,640	*	8,640	*	8,640	—	—	—	—
Noble International Investments, Inc.(3)(5)	43,875	*	43,875	*	43,875	—	—	—	—
Red Tiger Holdings LLC(3)(6)	500,400	2.6	647,070	3.3	500,400	—	—	146,670	*
vFinance Investments(3)(7)	3,750	*	3,750	*	3,750	—	—	—	—
McAlpine Park Lane, Inc.(8)	37,250	*	1,390,875	6.7	55,875	—	—	1,335,000	6.4
TSJ Investment Management, Inc.(9)	45,000	*	45,000	*	45,000	—	—	—	—
Wolfe Axelrod Weinberger Associates LLC(10)	50,000	*	50,000	*	50,000	—	—	—	—
Capital Growth Financial, LLC(3)(11)	11,812.5	*	11,812.5	*	11,812.5	—	—	—	—

———————

* Less than 1%

(1)

Includes common stock issuable upon the exercise of the warrants.

(2)

Applicable percentage of ownership is based on 18,822,652 shares of common stock outstanding as of May 16, 2006.

(3)

The selling securityholder is a broker-dealer or an affiliate of a broker-dealer that acquired its securities as compensation securities for services in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(4)

Kenneth Kirsch, who is the chief financial officer of the selling securityholder, has sole voting and investment control over the securities held by this selling securityholder.

(5)

Nico Pronk, who is the president of the selling securityholder, has sole voting and investment control over the securities held by this selling securityholder.

(6)

Brett Golden, who is the president of the selling securityholder, has sole voting and investment control over the securities held by this selling securityholder.

(7)

Leonard Sokolow, who is the chairman of the selling securityholder, has sole voting and investment control over the securities held by this selling securityholder.

(8)

Cheryl Kraus, who is the president of the selling securityholder, has sole voting and investment control over the securities held by this selling securityholder. This selling securityholder is not a broker-dealer or an affiliate of a broker-dealer.

(9)

Michael Rosinus, who is one of our directors and the president of the selling securityholder, has sole voting and investment control over the securities held by this selling securityholder. This selling securityholder is not a broker-dealer or an affiliate of a broker-dealer.

(10)

Donald Weinberger and Stephen Axelrod, who are the managing members of the selling securityholder, share voting and investment control over the securities held by this selling securityholder. This selling securityholder is not a broker-dealer or an affiliate of a broker-dealer.

(11)

Alan L. Jacobs, who is the chairman and chief executive officer of the selling securityholder, and Michael S. Jacobs, who is the president of the selling securityholder, share voting and investment control over the securities held by this selling securityholder.

BUSINESS

General

History

Sun American Bancorp is a single bank holding company headquartered in Miami, Florida and organized under the laws of the state of Delaware. The corporate office is located at 3400 Coral Way in Miami, Florida 33145. Our telephone number is (305) 421-6800. Sun American Bancorp is a reporting company and files the following reports and other information with the SEC:  Form 10-KSB, Form 10-QSB, Form 8-K, and Form 14A. Our financial information and reporting history may be accessed through the EDGAR online service.

Sun American Bancorp was originally incorporated in 1992 under the name of PCM Acquisition Group, Inc., for the sole purpose of acquiring Florida First International which was renamed Southern Security Bank Corporation. In 2000, while under a cease and desist order from Federal bank regulators, Southern Security Bank was reorganized and infused with new capital by a group of investors. In 2001, Southern Security Bank Corporation acquired the assets and assumed deposits and certain liabilities of PanAmerican Bank. As part of the transaction, Southern Security Bank adopted the name PanAmerican Bank and the company was renamed PanAmerican Bancorp. In 2004, PanAmerican Bancorp acquired the assets and assumed deposits and certain liabilities of Gulf Bank and entered into an assignment and sublease agreements for the lease of the three Gulf Bank’s branches in Miami-Dade County, Florida. On January 12, 2006, we changed our name from PanAmerican Bancorp to Sun American Bancorp. Our board of directors and stockholders approved the name change. In addition, the trading symbol for our common stock was changed from “PNB” to “SBK.” On January 20, 2006, we also changed the name of our bank subsidiary from PanAmerican Bank to Sun American Bank.

Sun American Bank

We own 99.9% of the issued and outstanding common shares of the bank. The bank is chartered by the State of Florida and is engaged in general commercial banking providing a wide range of loan and deposit services. The bank’s deposit accounts are insured by the FDIC and it is a member of the Federal Reserve System and the Federal Home Loan Bank. The bank’s primary market areas are Miami-Dade, Broward, and Palm Beach County in Florida, where it operated seven branch offices in 2005 at the following locations: 3400 Coral Way, Miami, Florida (this is the bank’s and the company’s corporate office); 3475 Sheridan Street, Hollywood, Florida; 1200 N. Federal Highway, Boca Raton, Florida, 3501 West Boynton Beach Boulevard, Boynton Beach, Florida; 2800 SW 8th Street, Miami, Florida; 2500 NW 97th Avenue, Miami, Florida; and 2770 S.W. 27th Avenue, Miami, Florida. On March 13, 2006, the bank opened its eighth branch at 2000 PGA Boulevard, Palm Beach Gardens, Florida. All locations are full-service branches.

Deposit services for personal and business customers include a variety of checking accounts which include interest-earning, low-cost checking, and senior checking. Savings, money market accounts, and certificates of deposit with a wide variety of terms and rates are also offered. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services. Management does not believe that the deposits or the business of the bank in general are seasonal in nature. Deposit levels may, however, vary with local and national economic conditions.

Mortgage lending activities include commercial, industrial, and residential loans secured by real estate. The bank’s customers are predominantly small to medium sized businesses, individual investors and consumers. Commercial lending activities include originating secured and unsecured loans and lines of credit, and providing cash management services to a variety of businesses. The bank also provides a merchant credit card program. The bank’s installment loan department makes direct auto, home equity, home improvement, and personal loans to individuals.

Management is not aware of any environmental liabilities that would have a material adverse effect on the operations or earnings of the company or the bank.

Financial Highlights

We have experienced significant growth in recent years through select acquisitions and internal generation of new business. Management has focused on growing the loan portfolio by concentrating on origination of high-

quality real estate loans, and by competitively pricing deposit products to maintain our interest rate spread. Management has also closely monitored operating expenses in an effort to enhance the financial results. Highlights are noted below:

•

Total assets have grown from $191.5 million at December 31, 2004 to $277.2 million at December 31, 2005, an increase of 45 percent. Total assets have grown from $277.2 million at December 31, 2005 to $308.0 million at March 31, 2006, an increase of 11 percent, or 44 percent on annualized basis.

•

Total loans have grown from $153.7 million at December 31, 2004 to $210.7 million at December 31, 2005, an increase of 37 percent. Total loans have grown from $210.7 million at December 31, 2005 to $245.4 million at March 31, 2006, an increase of 16 percent, or 64 percent on annualized basis.

•

Total deposits have grown from $158.2 million at December 31, 2004 to $193.5 million at December 31, 2005, an increase of 22 percent. Total deposits have grown from $193.5 million at December 31, 2005 to $232.6 million at March 31, 2006, an increase of 20 percent, or 80 percent on annualized basis.

•

Shareholders’ equity has grown from $20.7 million at December 31, 2004 to $59.6 million at December 31, 2005, an increase of 187 percent. Shareholder’s equity has grown from $59.6 million at December 31, 2005 to $61.1 million at March 31, 2006, an increase of 3 percent, or 12 percent on annualized basis.

Growth Strategy

We intend to continue to expand our business through internal growth as well as through the select acquisition of the assets and assumption of deposits of other banks as opportunities are identified. We will also seek to acquire other community banks in South Florida subject to favorable pricing considerations. We intend to grow internally by opening new branches (4 new branches in 2006), adding to our loan portfolio and bringing in new deposits. We also intend to grow our capital base on a continuing basis as it is part of our business strategy of maintaining a “well” capitalized position. We intend to pursue this business strategy while managing asset quality.

Operating Strategy

Focus on increasing net loans. Our lending activities focus primarily on providing local businesses with commercial business loans and loans secured by real estate. We are increasing our efforts to develop new business relationships and have increased our marketing efforts. Typically, we seek commercial lending relationships with customers borrowing up to $10.0 million. The bank’s legal lending limit for secured and unsecured loans was $13.1 million and $7.8 million, respectively, as of December 31, 2005, and $13.3 million and $8.0 million, respectively, as of March 31, 2006. In addition, we share participation in loans with other banks for loans generated that exceed our or the other bank’s legal lending limit.

Attract and retain highly qualified and productive staff across all levels of the organization and focusing on low net overhead. Key to our growth and profitability is management’s experience in providing community banking services and the ability to create a culture committed to both proactive sales and disciplined credit quality. Our practice of employing highly qualified and productive individuals at all levels of the organization is key to meeting business goals and maintaining lower costs.

Enhance and upgrade our business platform to support business growth. We will continue to invest in systems, technology and people to facilitate an administrative infrastructure that is efficient and maintains a satisfactory level of internal control and regulatory compliance.

Maintain the level of earning assets as they relate to operating expenses in order to improve profitability. We are pursuing a growth strategy by increasing the level of earning assets, primarily through increases in the loan portfolio, and by increasing the level of capital in support of this growth. At the same time, we are continually analyzing our operating expenses to find areas where costs can be reduced through greater efficiency.

Increase our capital base to support business growth. The periodic addition of new capital to support business growth is a core component required to permit us to achieve growth plans. In 2005, we completed several private offerings of equity securities that contributed $35.5 million of net new capital to us. In addition to the private placement offerings, $919,000 of new capital was raised through the exercise of warrants and options. In the first quarter of 2006, we completed a private offering to an accredited investor of equity securities that contributed $125,000 of net new capital to us. In addition to this private placement offering, $831,000 of new capital was raised through the exercise of warrants and options.

Proposed Acquisition Transaction

On May 17, 2006, we and Beach Bank, a Florida commercial banking association, entered into an asset acquisition and assumption agreement, referred to as the acquisition agreement, pursuant to which we intend to acquire substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank.

Beach Bank is a Florida chartered commercial bank, headquartered in Miami Beach, Florida. At March 31, 2006, based on the unaudited financial information provided by Beach Bank, it had total assets of $119.6 million, deposits of $106.2 million, total loans of $76.2 million and stockholders’ equity of $9.1 million. At March 31, 2006, Beach Bank’s total risk based capital ratio was 12.95%. Beach Bank commenced operations in May 2002 and offers commercial real estate, lines of credit and term loans to businesses through its branch offices in Miami Beach and Pinecrest, Florida. At March 31, 2006, Beach Bank offered commercial loans to businesses and home equity, auto and boat loans to individuals. Beach Bank’s market area is Dade County located in southeastern Florida. Beach Bank also offers checking, savings and certificates of deposit to its customers. Beach Bank is regulated by the FDIC and the Florida Division of Banking and its deposits are insured up to applicable limits by the FDIC. There can be assurances that the acquisition of Beach Bank will be completed as the respective obligations of each party to effect the acquisition is subject to the satisfaction at or prior to the closing date of the several conditions.

Acquisition Transaction Consideration. As provided in the acquisition agreement, the total dollar value of the shares of our common stock to be issued and delivered by us, as consideration for the purchase of the assets and the assumption of the obligations shall be determined by multiplying 2.35 times the book value of Beach Bank calculated based upon the closing balance sheet subject to adjustment, and further determined in accordance with the procedures of the acquisition agreement; provided, however that with respect to the exercised stock or the excess capital, the total dollar value of the shares of our common stock issuable by us in exchange therefore shall be determined by multiplying 1.0 times the book value of such exercised stock or excess capital calculated based upon the closing balance sheet. Notwithstanding anything in the acquisition agreement to the contrary, we may elect to pay up to $100,000 of the acquisition transaction consideration in cash, which shall be delivered to the escrow agent and used to pay certain fees and expenses as provided in the escrow agreement.

The value per share of our common stock to be issued and delivered in the acquisition transaction shall be determined based upon the average closing price per share of our common stock over a 20 trading day period preceding the date of the acquisition agreement; provided that for the purpose of calculating the average closing price of our common stock, the range to be used in the calculation shall be no lower than $4.60 and no higher than $5.15 per share regardless of where our common stock trades during such twenty (20) day period; and, provided further, that the final price, regardless of the averaging process, will be no higher than $5.00 and no lower than $4.60 per share.

Based upon the estimated book value of Beach Bank upon the closing and without giving effect to any closing adjustments required by the acquisition agreement, we estimate that we will issue up to 4,500,000 shares in the acquisition transaction.

Assets Acquired. At the closing, Beach Bank will, validly and effectively, grant, sell, convey and assign to the bank, upon and subject to the terms and conditions of the acquisition agreement, all right, title and interest in and to all the assets, properties and rights, tangible and intangible, which are used in, are necessary for, or otherwise constitute the business of Beach Bank other than excluded assets, and the bank shall assume, subject to the terms and conditions of the acquisition agreement, the assumed obligations, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances or defects of title of any nature whatsoever.

Excluded Assets. We shall not acquire the bank charter of Beach Bank, and any rights, claims, action, pending or otherwise against any person or under any policy of insurance relating, directly or indirectly, to any regulatory claim, potential regulatory claim or any other matter which could be the subject of any regulatory claim or similar action.

Excluded Liabilities. We will not assume any liability for any fines or penalties relating to or arising from regulatory claims. Other than the assumed obligations, Beach Bank retains all liabilities that relate to the acquired assets or the business of Beach Bank that result from or arise out of any event, occurrence, transaction, action or inaction occurring prior to the closing, including without limitation, liabilities under any “employee pension benefit plan” or “employee welfare benefit plan” any product liability, warranty or other claims arising out of or relating to any service sold by Beach Bank at any time before closing, any claims by any third party under any bulk sales law, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters.

Payment of Acquisition Transaction Consideration. At the closing, we shall issue and deliver to Beach Bank and the escrow agent, as applicable, certificates representing an amount of shares of our common stock equal to (i) the acquisition transaction consideration, divided by (ii) the per share value. We shall also deliver any cash payable with respect to any fractional shares.

Our shares shall be delivered as follows: (i) at closing, we shall deposit 75% of the shares, including up to $100,000 of cash consideration, with the escrow agent to be distributed in accordance with the terms of the acquisition agreement and the escrow agreement and (ii) at closing, we shall deliver to Beach Bank the remaining 25% of the shares, plus any cash payable with respect to any fractional shares. If, between the date of the acquisition agreement and the closing date, (i) our shares of common stock shall be changed (or we establish a record date for changing such shares which is prior to the closing date) into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, (ii) a stock dividend shall be declared (or we establish a record date for such dividend which is prior to the closing date) in respect of our common stock, or (iii) any distribution is made (or we establish a record date for such distribution which is prior to the closing date) in respect of our common stock other than a regular quarterly cash dividend consistent with past practice, proportionate adjustments shall be made to the per share value.

Cash shall be issued in lieu of fractional shares of our common stock in connection with the acquisition transaction pursuant to the formula provided in the acquisition agreement. No later than 60 days following the closing date Beach Bank shall have prepared and delivered to us an audited final consolidated balance sheet of Beach Bank and its subsidiaries as of the date prior to closing. If any adjustment is required to be made to the closing balance sheet amount and results in an adjustment to the acquisition transaction, then such adjustment shall be reflected in an adjustment to the escrow fund.

Representations and Warranties. The acquisition agreement contains various customary representations and warranties by Beach Bank relating to, among other things:

•

organization, valid existence, good standing and similar corporate matters and the accuracy of its books and records;

•

the capitalization of Beach Bank;

•

the power and authority to execute and deliver the acquisition agreement and to consummate the transactions contemplated thereby and the submission to the Beach Bank’s stockholders to approve the acquisition agreement and to consummate the transactions contemplated thereby;

•

absence of consents or approvals of or filings or registrations with any governmental entity;

•

absence of violation of any provision of the governance documents of Beach Bank, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or absence of a breach of any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation;

•

existence of licenses, franchises and permits;

•

timely filing of regulatory reports;

•

the delivery of Beach Bank’s financial statements and the accuracy of information contained in the financial statements in addition to their conformity with generally accepted accounting principles;

•

disclosure of Beach Bank’s deposits;

•

broker’s or finder’s fees payable in connection with the acquisition agreement;

•

real and personal property owned or leased by Beach Bank;

•

Beach Bank’s intellectual property;

•

the condition of the fixed assets and equipment;

•

the absence of certain changes or events since December 31, 2005;

•

the absence of legal proceedings of Beach Bank;

•

compliance regarding tax matters;

•

matters concerning Beach Bank’s employees;

•

good title to each of the assets to be acquired and the sufficiency of these assets to conduct its business;

•

disclosure of all material contracts;

•

absence of any written agreement, consent agreement or memorandum of understanding any commitment letter or similar undertaking to, any extraordinary supervisory letter from, or any board resolutions at the request of any regulatory agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business;

•

environmental matters;

•

insurance policies held by Beach Bank;

•

absence of facts or conditions relating to Beach Bank which would prevent the obtainment of regulatory approvals for the acquisition transaction;

•

Beach Bank’s loan portfolio;

•

absence of any restrictive provisions;

•

absence of any agreement to sell or purchase Beach Bank’s assets;

•

absence of misleading or untrue statements of a material fact;

•

absence of undisclosed liabilities;

•

adequacy of allowance for loan losses;

•

compliance with laws;

•

absence of material contract defaults; and

•

other regulatory matters.

The acquisition agreement contains various customary representations and warranties by us relating to, among other things:

•

our organization, valid existence, good standing and similar corporate matters and the accuracy of our books and records;

•

our capitalization;

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our power and authority to execute and deliver the acquisition agreement and to consummate the transactions contemplated thereby and the absence of any violation of any provision of our governance documents or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or no breach of any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation;

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absence of consents or approvals of or filings or registrations with any governmental entity;

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disclosure of our SEC filings;

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filing of our regulatory reports;

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delivery of financial statements;

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absence of broker’s fees payable in connection with the acquisition transaction except as stated in the acquisition agreement;

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absence of certain changes or events;

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material compliance of the prospectus and the registration statement on Form S-4 with the provisions of the Securities Act and the rules and regulations thereunder;

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compliance with laws;

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absence of ownership of Beach Bank common stock; and

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absence of facts or conditions which would prevent the obtainment of regulatory approvals for the acquisition transaction.

Covenants of Beach Bank. During the period from the date of the acquisition agreement and until the closing date, except as expressly contemplated or permitted by the acquisition agreement or with our prior written consent, Beach Bank shall carry on its business in the ordinary course consistent with past practice and shall not:

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seek or accept any infusion of capital from existing or potential stockholders;

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have capital in excess of the greater of (i) that required by the FDIC Cease and Desist Order between the FDIC and Beach Bank dated November 15, 2004 or (ii) the capital reflected in the balance sheet as of March 31, 2006;

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make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 in the aggregate;

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enter into any new line of business, or other than in the ordinary course of business consistent with past practices, originate any new kinds of loans or originate any loans not consistent with past practice;

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acquire or agree to acquire, by any manner a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;

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take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the acquisition agreement being or becoming untrue, or in any of the conditions to the acquisition transaction not being satisfied;

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change its methods of accounting in effect at December 31, 2005, except as required by changes in general accepted accounting principles or regulatory accounting principles;

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adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Beach Bank or one or more of its current or former directors, officers or employees or any affiliate of any such person, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of acquisition agreement;

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sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements; or acquire any broker deposits or increase the rates currently paid on Beach

Bank’s deposit products, in an amount that exceeds the rates generally paid on similar products by other banking institutions in Beach Bank’s market area;

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incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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file any application to relocate or terminate the operations of any of its banking offices;

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create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space;

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make any loans, including but not limited to loan purchases and loan participations, that are not on current market terms or at current market rates;

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conduct any loan sales, except in the ordinary course of business;

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take or cause to be taken any action which would or could reasonably be expected to prevent the acquisition transaction from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

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make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability or decreasing any tax attribute of Beach Bank; or

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agree to do any of the foregoing, except in the ordinary course of business.

Our Covenants. Except as otherwise contemplated by the acquisition agreement or consented to in writing by Beach Bank, we shall not:

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declare or pay any dividends on or make any other distributions in respect of any of our capital stock;

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create any new classes or series of stocks;

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take any action that is intended or may reasonably be expected to result in any of our representations and warranties set forth in the acquisition agreement being or becoming untrue, or in any of the conditions to the acquisition transaction not being satisfied; or

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take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any requisite regulatory approval.

Regulatory Matters. With the cooperation of Beach Bank, we shall promptly prepare and file, within 60 days after the filing of the documentation specified in the acquisition agreement, with the SEC the Form S-4 and a proxy statement to obtain approval of an amendment to our amended and restated certificate of incorporation to increase our authorized shares of common stock. Reasonable best efforts shall be used to have the Form S-4 declared effective and Beach Bank shall thereafter mail the prospectus and its proxy statement to its stockholders.

Reasonable best efforts shall be used to promptly, but in no event later than 30 days following the completion of the due diligence investigation, prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the acquisition agreement (including without limitation the acquisition transaction).

Access to Information and Due Diligence Investigation. Beach Bank shall make available to us all due diligence information reasonably requested by us. We shall complete our due diligence investigation within 30 days from the date of the acquisition agreement. All non-public information furnished to either party shall be kept confidential and in the event of the termination of the acquisition agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by the acquisition agreement.

Stockholder Meeting. Beach Bank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective for the purpose of voting upon the approval of the acquisition agreement and the consummation of the transactions contemplated thereby. Beach Bank shall, through its board of directors, subject to its fiduciary duties, recommend to its stockholders approval of the acquisition agreement and the transactions contemplated thereby and such other matters as may be submitted to its stockholders in connection with the acquisition agreement.

Bank Charter. In the event Beach Bank maintains the existence of its bank charter, Beach Bank agrees not to allow or cause its bank charter to be used, operated or sold to any entity that is owned, controlled or otherwise is affiliated with or by any former Beach Bank director, officer or employee.

Conditions Precedent. The respective obligation of each party to effect the acquisition transaction shall be subject to the satisfaction at or prior to the closing date of the following conditions:

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the acquisition agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Beach Bank common stock under applicable law, and our shareholders shall approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares;

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our shares of common stock to be issued in the acquisition transaction shall have been authorized for listing on the American Stock Exchange;

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all required regulatory approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

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the Form S-4 shall have become effective under the Securities Act and no stop order shall have been issued, initiated or threatened by the SEC; and

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no order, injunction or decree issued by any court or agency or prohibition preventing the consummation of the acquisition transaction shall be in effect. No statute, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the acquisition transaction.

Conditions to Our Obligation. Our obligation to effect the acquisition transaction is also subject to our satisfaction or waiver at or prior to the closing date of the following conditions:

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the representations and warranties of Beach Bank set forth in the acquisition agreement shall be true and correct as of the closing date;

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Beach Bank shall have performed, in all material respects, all obligations required to be performed by it under the acquisition agreement at or prior to the closing date;

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our receipt of a certificate of an executive officer of Beach Bank stating that, to his knowledge, certain conditions have been met;

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each of the outside Beach Bank board members, shall have executed a non-competition agreement;

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we shall have completed our due diligence to our full satisfaction; and

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Beach Bank shall have obtained the consent of the sublessor on the sublease on their main office.

Conditions to Beach Bank’s Obligations. The obligation of Beach Bank to effect the acquisition transaction is also subject to the satisfaction or waiver by Beach Bank at or prior to the closing date of the following conditions:

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our representations and warranties set forth in the acquisition agreement shall be true and correct as of the closing date;

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we shall have performed in all material respects all obligations required to be performed by us under the acquisition agreement at or prior to the closing date; and

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Beach Bank’s receipt of a certificate of an executive officer stating that, to his knowledge, certain conditions have been met.

Termination. The acquisition agreement may be terminated at any time prior to the closing date, whether before or after approval of the matters presented in connection with the acquisition transaction by the stockholders of Beach Bank:

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by mutual consent of the parties;

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by either party upon written notice to the other party (i) 30 days after the date on which any request or application for a requisite regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental entity, provided, however, that no party shall have the right to terminate the acquisition agreement if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the acquisition agreement or (ii) if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the acquisition transaction;

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if the acquisition transaction shall not have been consummated on or before November 30, 2006, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate the acquisition agreement to perform or observe the covenants and agreements of such party;

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if the approval of the stockholders of Beach Bank required for the consummation of the acquisition transaction shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

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if there shall have been a material breach of any of the representations or warranties set forth in the acquisition agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing; provided, however, that neither party shall have the right to terminate the acquisition agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions; or

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if, within 30 days of the execution of this agreement, we determine, in our sole and exclusive discretion, that the results of our due diligence review are not satisfactory or Beach Bank is unable to obtain the sublessor consent, and as a result thereof, it is unable to consummate the acquisition transaction.

Amendment. The acquisition agreement may be amended by written agreement of the parties provided, however, that after any approval of the transactions contemplated by the acquisition agreement by Beach Bank’s stockholders, there may not be, without further approval of such stockholders, any amendment of the acquisition agreement which reduces the amount or changes the form of the consideration to be delivered to Beach Bank stockholders.

Indemnification Obligations of Beach Bank. Beach Bank shall indemnify, defend and hold us, our affiliates, respective directors, officers, employees, representatives and agents harmless  from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to the following, such indemnification is our exclusive remedy relating to the acquisition transaction:

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any breach of any representation or warranty or determination by us that any representation and warranty made by Beach Bank in the acquisition agreement or any ancillary document is false;

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any breach of any covenant, agreement or undertaking made by Beach Bank in the acquisition agreement or in any ancillary documents; and

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any liability, obligation or taxes arising from any regulatory claim.

Claims Period. The claims period shall begin on the closing date and terminate on the date that is 48 months following the closing date. Notwithstanding the foregoing, if, prior to the close of business on the last day of the claims period, Beach Bank shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity under the acquisition agreement until such claim is finally resolved or disposed of in accordance with the terms of the acquisition agreement.

Liability Limits. The sole and exclusive source of funds for satisfaction of all losses shall be the escrow fund and the liability of Beach Bank shall be limited to: (a) 75% of the acquisition transaction consideration for claims made during the period commencing on the closing date and ending on the six month anniversary of the closing date; (b) 50% of the acquisition transaction consideration for claims made during the period commencing on the date immediately following the six month anniversary of the closing date and ending on the one year anniversary of the closing date; (c) 25% of the acquisition transaction consideration for claims made during the period commencing on the date following the one year anniversary of the closing date and ending on the eighteenth month anniversary of the closing date; (d) 10% of the acquisition transaction consideration for claims made during the period commencing on the date following the eighteenth month anniversary of the closing date and ending on the four year anniversary of the closing date. The escrow fund shall be accordingly reduced to reflect such limitation on liability and our shares held in the escrow fund shall be distributed in accordance with the written instructions of the shareholder representative in accordance with the terms and conditions of the escrow agreement. Any shares remaining in the escrow following the satisfaction of all claims made prior to the four year anniversary of the closing date shall be distributed as provided in the escrow agreement.

Liability Claims Threshold. We shall not make a claim for indemnification unless and until the aggregate amount of such losses exceeds $200,000.00 in which case we may only make claims for indemnification for losses exceeding that amount; provided however, that in the event any of such claims for losses arise from any prior regulatory action against Beach Bank, including but not limited to (i) the Stipulation and Consent to the Issuance of an Order to Cease & Desist with the FDIC and the Office of Financial Regulation of the State of Florida dated October 27, 2004,  (ii) any deficiencies in the compliance programs of Beach Bank under the Bank Secrecy Act and the USA PATRIOT Act, (iii) taxes, and (iv) and any other such regulatory review based claims, shall not be subject to such limitation and Beach Bank shall be responsible for all losses from the first dollar.

Market Area

Our primary market areas for loan and deposit growth are Miami-Dade, Broward, and Palm Beach counties in southeast Florida where we operate eight full-service banking offices. This metropolitan area has a large and diverse population. Southeast Florida traditionally has strong tourism and taxable sales. The area experiences high tourism and housing demand both of which benefit from the influx of visitors and residents migrating from the northern states, Canada, other Florida counties, Latin America, the Caribbean, and Europe. We have also experienced a growing demand for commercial loans throughout our market areas.

The diverse South Florida region includes a large population of retirees. In addition, many of the bank’s customers, due to their Hispanic backgrounds, speak Spanish. In Miami-Dade County, the bank has four full service banking offices. In Broward County, the bank has a full service banking branch located in the city of Hollywood. In Palm Beach County, the bank has three full service branches located in the cities of Boca Raton, Boynton Beach and Palm Beach Gardens which recently opened in March 2006.

Competition

We face substantial competition in all phases of operations from a variety of different competitors. Competition for deposits, loans, and other financial services come from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than the bank. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the bank does not currently provide. In addition, many of the bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. The bank competes by offering high levels of attention to its customers, providing personalized services that its larger competitors can not match. In those instances where the bank is unable to provide services a customer needs, it arranges for those services to be provided by other banks with which it has business relationships.

We maintain a strong community orientation by, among other things, supporting active participation of our employees in local business, charitable, civic, school and church activities.

Supervision and Regulation

We and the bank are highly regulated entities, which are governed by various federal state governmental authorities. As explained more fully below, Federal and Florida banking laws and regulations govern all areas of the operations of the company and the bank, including reserves, loans, capital, payment of dividends, establishment and closing of branches, the granting of credit under equal and fair conditions, and the disclosure of the cost and terms of such credit. As our primary federal regulator, the Board of Governors of the Federal Reserve System has authority to initiate civil and administrative actions and take other measures against the bank and its institution-affiliated parties, which include the bank’s officers, directors, employees, 10%-or-greater shareholders and (under certain circumstances) the bank’s professionals, for any violation of law or any action that constitutes an unsafe or unsound banking practice. Such enforcement actions include the issuance of cease and desist orders, civil money penalties, and the removal of and prohibition against the bank’s institution-affiliated parties from actively participating in the conduct of the bank’s affairs.

Bank Holding Company Regulation and Supervision

Sun American Bancorp is a one-bank holding company, registered with the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. As such, we and the bank are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act of 1956, and the regulations of the Federal Reserve Bank. We are required to file periodic reports with the Federal Reserve Bank and such additional information as the Federal Reserve Bank may require pursuant to the Bank Holding Company Act of 1956. The Federal Reserve Bank may conduct examinations of the company and the bank. Under Federal Reserve Bank regulations and other Federal Reserve Bank authority, we are required to serve as a source of financial and managerial strength to the bank and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Bank’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks may be considered by the Federal Reserve Bank to be an unsafe and unsound banking practice or a violation of the Federal Reserve Bank’s regulations or both.

The Bank Holding Company Act of 1956, generally prohibits us from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Bank to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Bank must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, all have been determined by the Federal Reserve Bank to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve Bank has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Change of Holding Company Control. With regard to bank holding companies, the Bank Holding Company Act of 1956 requires that every bank holding company obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Bank is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

The Bank Holding Company Act of 1956 further prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Bank has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Bank, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, any person or group of persons must obtain the approval of the Federal Reserve under the Bank Holding Company Act of 1956, before acquiring 25% (5% in the case of an acquirer that is already a bank holding company) or more of the outstanding common stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over the bank holding company.

Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999 significantly changed the regulatory structure and oversight of the financial services industry. Effective March 12, 2000, the Act, repealed the provisions of the Depression-era Glass-Steagall Act that restricted banks and securities firms from affiliating with one another. It also revised the Bank Holding Company Act to permit a qualifying bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the prior approval of the Federal Reserve Bank.

Management does not believe that the Gramm-Leach-Bliley Act of 1999 has or will have an immediate positive or negative material effect on operations. In addition, we have not elected to become a financial holding company for purposes of the Act and, therefore, cannot engage in the expanded range of activities afforded to financial holding companies. However, the Act may have the result of increasing the amount of competition that our bank faces from larger financial service companies, many of whom have substantially more financial resources than our bank, which may now offer banking services in addition to insurance and brokerage services.

Bank Regulation and Supervision

As a Federal Reserve Bank member state bank, the principal federal regulator of the bank is the Federal Reserve Bank and, therefore, the bank is subject to the regulations and administrative practices of the Federal Reserve Bank. In addition, as a state bank chartered by the State of Florida, the bank is subject to the Florida Banking Code which is administered by the Office of Financial Regulation as well as the rules and regulations of the Office of Financial Regulation. The deposit obligations of the bank are insured by the FDIC in the maximum individual amounts of $100,000 each. The Florida Department of Financial Services supervises and regulates all areas of the bank’s operations, including, without limitation, its loans, mortgages, issuance of securities, annual shareholders meetings, capital adequacy requirements, payment of dividends and the establishment or termination of branches. As a state-chartered banking institution in the State of Florida, the bank is empowered by statute, subject to limitations expressed therein, to take savings and time deposits, to accept checking accounts, to pay interest on such deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of companies and to undertake other various banking services on behalf of its customers.

As a state-chartered member of the Federal Reserve System, the bank is subject to capital requirements imposed by the Federal Reserve Bank. The Federal Reserve Bank requires state-chartered member banks to comply with risk-based capital standards and to maintain a minimum leverage ratio. As of March 31, 2006, the Bank was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

Management has entered into agreements with the federal and state regulators to remain well capitalized and improve the policies and procedures in administrative areas affecting internal audit, asset and liability management and compliance. Management has also agreed to periodically report to the regulatory authorities on our progress in these areas.

Change of Bank Control. Florida and federal law restrict the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of financial institutions are less likely to benefit from the rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other companies.

Under Florida law, no person or group of persons may, directly or indirectly or acting by or through one or more persons, purchase or acquire a controlling interest in any bank which would result in the change in control of that bank unless the Florida Department of Financial Services first shall have approved such proposed acquisition. A person or group will be deemed to have acquired “control” of a bank (i) if the person or group, directly or indirectly or acting by or through one, or more other persons, owns, controls, or has power to vote 25% or more of any class of voting securities of the bank, or controls in any manner the election of a majority of the directors of the bank, or (ii) if the Florida Department of Financial Services determines that such person exercises a controlling influence over the management or policies of the bank. In any case where a proposed purchase of voting securities would give rise to a presumption of control, the person or group who proposes to purchase the securities must first file written notice of the proposal to the Florida Department of Financial Services for its review and approval. Subsections 658.27(2)(c) and 658.28(3), Florida Statutes, refer to a potential change of control of a financial institution at a 10% or more threshold and rebuttable presumption of control. Accordingly, the name of any subscriber acquiring more than 10% of the voting securities of the bank must be submitted to the Florida Department of Financial Services for prior approval.

Federal law imposes additional restrictions on acquisitions of stock in banks which are members of the Federal Reserve System. Under the federal Change in Bank Control Act of 1978, as amended, and the regulations thereunder, a person or group must give advance notice to the Federal Reserve Bank before acquiring control of any state member bank. Upon receipt of such notice, the Federal Reserve Bank either may approve or disapprove the acquisition. That statute creates a rebuttable presumption of control if a member or group acquires 10% or more of a bank’s voting stock and if one or more other “control factors” as set forth in that statute are present.

Interstate Banking and Branching

Florida banks are permitted by Florida statute to branch statewide. Such branch banking, however, is subject to prior approval by the Office of Financial Regulation, and agreement by the Federal Reserve Bank and the FDIC. Any approval by the Office of Financial Regulation, Federal Reserve Bank and the FDIC of branching by the bank would take into consideration several factors, including our level of capital, the prospects and economics of the proposed branch office, and other considerations deemed relevant by the Office of Financial Regulation, Federal Reserve Bank and the Federal Deposit Insurance Corporation for purposes of determining whether approval should be granted to open a branch office.

Affiliate and Insider Restrictions

The bank’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution, including us and our non-bank subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the bank. The aggregate amount of covered transactions with all affiliates is limited to 20% of the bank’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, we are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies, and we may not purchase the securities of any affiliate other than a subsidiary.

The bank’s authority to extend credit to insiders, such as executive officers, directors and 10% shareholders, as well as entities controlled by insiders, is also governed by federal law. Loans to insiders are required to be made on terms substantially the same as those offered to unaffiliated individuals and must not involve more than the normal risk of repayment. An exception exists for loans made to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans the bank may make to insiders based, in part, on the bank’s capital position and requires certain board approval procedures to be followed.

Investment Activities

The bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit of other federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, the bank may also invest a portion of its assets in commercial paper and corporate debt securities. As a Federal Reserve Bank member bank, the bank is required to maintain an investment in Federal Reserve Bank stock.

In addition, the bank is a member of the Federal Home Loan Bank of Atlanta and is required to maintain an investment in Federal Home Loan Bank stock. The bank is required under state and federal regulations to maintain a minimum amount of liquid assets.

A committee consisting of bank officers and directors determines appropriate investments in accordance with the board of directors’ approved investment policies and procedures. Our investment policies generally limit investments to U.S. Government and U.S. Government agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. Our investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, credit quality, yield, settlement date and maturity of the investment, the bank’s liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposit maturities and anticipated loan amortization and repayments). The effect that the proposed investment would have on the bank’s credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Lending Activities

Community Reinvestment Act; Fair Lending. The bank is subject to a variety of fair lending laws and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a bank in meeting the credit needs of its local communities, including low-and moderate-income neighborhoods. Each financial institution’s efforts in meeting community credit needs are evaluated as part of the examination process pursuant to twelve assessment factors. A bank can also become subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and Community Reinvestment Act obligations into account when regulating and supervising other activities or assessing whether to approve certain applications such as mergers, acquisitions and applications to open a branch or facility. At the bank’s most recent evaluation during 1999, the Federal Reserve Bank rated the bank “Satisfactory” in complying with its Community Reinvestment Act obligations.

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or the providing of any property or service.

Federal and Florida law further provide loans-to-one borrower limits. A bank may extend credit to any person, including any related interest of that person, up to an amount of 15% of its capital for loans and lines of credit which are unsecured. A bank may extend credit to any person, including any related interest of that person, up to an amount of 25% of its capital for loans and lines of credit, which are amply and entirely secured. When outstanding loans consist of both secured and unsecured portions, the secured and unsecured portions may not exceed 25% of the capital of the lending bank, and the unsecured portion may not exceed 15% of the capital of the lending bank.

Allowance for Loan Losses. Management believes it has established the existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. However, there can be no assurance that regulators, in reviewing the bank’s loan portfolio, will not request us to increase significantly the allowance for loan losses. Additionally, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that a substantial increase will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the financial condition and results of operations.

Deposit Activities and Other Sources of Funds

Deposit Insurance Assessments. Deposit accounts in the bank are insured by the FDIC, generally up to a maximum of $100,000 per separately insured depositor, and up to a maximum of $250,000 on certain retirement accounts, including traditional and Roth individual retirement accounts. The FDIC maintains a risk-based deposit insurance assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for member institutions are determined semi-annually by the FDIC.

The FDIC has the authority to increase deposit insurance assessments if it determines such increases are appropriate to maintain the reserves of the deposit insurance fund at the required ratio of reserves to insured deposits of 1.25% or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on fund members.

In addition to assessments for deposit insurance, all FDIC-insured institutions are required to pay assessments to the FDIC to fund payments on bonds issued in the late 1980s by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

The Federal Deposit Insurance Reform Act of 2005, referred to as the Reform Act, was enacted on February 8, 2006 as a part of the Deficit Reduction Act of 2005. Effective March 31, 2006, the Bank Insurance Fund and the Savings Association Insurance Fund were merged into a new combined fund, called the Deposit Insurance Fund. The Federal Deposit Insurance Reform Act (i) increases deposit insurance coverage for retirement accounts to $250,000, (ii) indexes the current $100,000 insurance coverage limit for standard accounts and the new $250,000 limit for retirement accounts to reflect inflation (with adjustments for inflation every five years, commencing January 1, 2011), (iii) requires the FDIC to assess annual deposit insurance premiums on all banks and savings institutions, (iv) gives a one-time insurance assessment credit totaling $4.7 billion to banks and savings institutions in existence on December 31, 1996 that can be used to offset premiums otherwise due, (v) imposes a cap on the level of the Deposit Insurance Fund and provide for dividends or rebates when the fund grows beyond a specified threshold, (vi) adopts a historical basis concept for distributing the aforementioned one-time credit and dividends (with each institution’s historical basis to be determined by a formula that looks back to the institution’s assessment base in 1996 and adds premiums paid since that time) and (vii) authorizes revisions to the current risk-based system for assessing premiums, including replacing the current fixed reserve ratio requirement of 1.25% with a range of between 1.15% and 1.5% of insured deposits.

The merger of the two deposit insurance funds required by the Federal Deposit Insurance Reform Act was effective as of March 31, 2006 and the increase in insurance coverage for retirement accounts was effective as of April 1, 2006. The FDIC is required to adopt final rules for the rest of the provisions no later than 270 days after enactment. On May 9, 2006, the FDIC approved three proposed rules governing deposit insurance assessments which implement the Reform Act. While the assessment method has not been determined yet, the Bank will face deposit insurance premium expense after beginning operations. The web site for the FDIC is (www.fdic.gov). The information on the web site is not and should not be considered part of this offering circular and is not incorporated by reference in this document. This web site is and is only intended to be an inactive textual reference.

Deposit Accounts. Most of the bank’s depositors are residents of the State of Florida. Deposits are attracted from within the bank’s market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular checking accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the bank considers current market interest rates, profitability to the bank, matching deposit and loan products and its customer preferences and concerns. The bank reviews its deposit mix and pricing weekly.

Borrowings. The bank has the ability to borrow from correspondent banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged. We have established a correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. At December 31, 2005, the bank maintained an unsecured line of credit of $5.0 million and we maintain a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of December 31, 2005 and March 31, 2006.

Equity and Capital Resources. The bank is subject to various regulatory capital requirements administered by Federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The bank’s capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios, set forth in the table later in this document of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Management believes that as of March 31, 2006, we have met the capital adequacy requirements as defined by these definitions, and were well capitalized.

Dividends. There are various limitations under law on the ability of the bank to pay dividends. The Federal Reserve Bank and the Florida Department of Financial Services also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice. Under Florida law applicable to banks and subject to certain limitations, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, the board of directors of a bank may declare a dividend of so much of the bank’s aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board shall deem to be appropriate and, with the approval of the Florida Department of Financial Services, may declare a dividend from retained earnings for prior years. Before declaring a dividend, a bank must carry 20% of its net profits for any preceding period as is covered by the dividend to its surplus fund, until the surplus fund is at least equal to the amount of its common stock then issued and outstanding. No dividends may be paid at any time when a bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law or any written statement with the Florida Department of Financial Services or a federal regulatory agency.

Anti-Money Laundering and Anti-Terrorism Legislation. On October 26, 2001, the President of the United States signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and domestic and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

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to conduct enhanced scrutiny of certain account relationships to guard against money laundering and report any suspicious transaction;

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to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, certain accounts as needed to guard against money laundering and report any suspicious transactions;

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to ascertain with respect to any foreign correspondent bank customer, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

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to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

On September 26, 2002, the United States Department of the Treasury adopted final rules pursuant to Section 314(a) and 314(b) of the USA PATRIOT Act designed to increase the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

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expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in an information request submitted by the Financial Crimes Enforcement Network;

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notify Financial Crimes Enforcement Network if an account or transaction is identified;

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designate a contact person to receive information requests;

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limit use of information provided by Financial Crimes Enforcement Network to: (1) reporting to Financial Crimes Enforcement Network, (2) determining whether to establish or maintain an account or engage in a transaction, and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

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maintain adequate procedures to protect the security and confidentiality of Financial Crimes Enforcement Network requests.

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Under the new rules, a financial institution under certain circumstances may also share with other financial institutions, information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering.

On September 26, 2002, the United States Department of the Treasury also adopted a new rule under the authority of Sections 313 and 319(b) of the USA PATRIOT Act intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

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are prohibited from providing correspondent accounts to foreign shell banks;

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are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

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must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept services of legal process;

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must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

At March 31, 2006, the bank did not maintain any correspondent accounts for non-U.S. banking institutions.

On April 30, 2003, the United States Department of the Treasury issued final regulations under Section 326 of the USA PATRIOT Act that require banks to adopt written customer identification programs that will require them to:

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verify the identify of any person seeking to open an account;

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maintain records of the information used to verify identity; and

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consult government known or suspected terrorist lists to determine whether the customer appears on any such list.

The foregoing requirements were included in the bank’s anti-money laundering program as of March 31, 2006 as required by this act.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation’s financial institutions. Management cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board’s power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Federal and State Taxation

We report the income of the company and the bank on a fiscal year, consolidated basis and the accrual method of accounting, and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the bank’s reserve for bad debts discussed below.

The following discussion of state tax matters is intended only as a summary and does not purport to be a comprehensive description of the state tax rules applicable to the bank or the company. Neither the company nor the bank has been audited by the IRS in the last five years.

State Taxation Florida. The bank, as a Florida-based corporation, is subject to a state corporation and emergency excise tax which is based on income. Florida also has a tangible tax based on the value of tangible personal property.

State Taxation Delaware. As a Delaware corporation not earning income in Delaware, the company is exempted from Delaware corporate income tax, but is required to file an annual report with, and pay an annual franchise tax to the State of Delaware.

Employees

At March 31, 2006, there were 92 full time employees at the bank level. A portion of three employees’ salaries is charged to the company. The employees are provided with group life, health, major medical, dental and vision insurance, and long term disability. None of the employees of the company or the bank are represented by any collective bargaining units. We consider our employee relations to be good.

Description of Property

The bank owns one parcel of real property which is located at 2770 S.W. 27th Avenue, Miami, Florida, which houses a branch of the bank. As of March 31, 2006, the book value of this property was $896,000 less accumulated depreciation of $56,000 resulting in a net book value of $840,000.

As of March 31, 2006, we have leased 11 facilities and the material terms of these leases are as follows:

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Bank’s main office, full service branch office and our corporate office

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3400 Coral Way, Miami, Florida

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11,464 square feet

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3 year term, expiring February 16, 2007 with option to renew lease for one 3 year period.

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The rent (including CAM and other costs) is approximately $34 per square foot at March 31, 2006, resulting in total annual base rent of approximately $387,400.

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Full service branch office

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3475 Sheridan Street, Hollywood, Florida

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4,800 square feet

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10 year term, option to renew lease was exercised at December 31, 2003 to extend term to December 31, 2013.

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The rent (including CAM and other costs) is approximately $40 per square foot at March 31, 2006, resulting in total annual base rent of approximately $192,000.

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Full service branch office

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1200 N. Federal Highway, Boca Raton, Florida

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5,388 square feet

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10 year term, expiring September 2012

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The base rent (including CAM and other costs) is $30 per square foot at March 31, 2006 resulting in total annual rent of approximately $160,000.

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Full service branch office

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2500 N.W. 97th Avenue, Miami, Florida

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2,986 square feet

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Assumption of 10 year term, expiring August 14, 2009 with 2 options to renew for 2 five year periods.

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The base rent (including CAM and other costs) is $25 per square foot at March 31, 2006 resulting in total annual rent of approximately $74,000.

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Full service branch office

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2800 S.W. 8th Street, Miami, Florida

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2,284 square feet

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3 year term, expiring February 16, 2007 with option to renew for one 3 year period.

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The base rent (including CAM and other costs) is $44 per square foot at March 31, 2006 resulting in total annual rent of approximately $100,000.

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Full service branch office

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3501 West Boynton Beach Boulevard, Boynton Beach, Florida

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1,600 square feet

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5 year term, expiring August 31, 2010

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The base rent (including CAM and other costs) is $29 per square foot at March 31, 2006 resulting in total annual rent of approximately $46,000.

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Full service branch office – Opened March 13, 2006.

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2000 PGA Boulevard, Palm Beach Gardens, Florida

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3,648 square feet

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10 year term, expiring November 30, 2015

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The base rent (including CAM and other costs) is $39 per square foot at March 31, 2006 resulting in total annual rent of approximately $144,000.

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Full service branch office – Scheduled to open August, 2006

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221 Miracle Mile, Coral Gables, Florida

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4,000 square feet

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5 year term, expiring October 31, 2010

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The base rent (including CAM and other costs) is $50 per square foot at March 31, 2006 resulting in total annual rent of approximately $201,000.

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Full service branch office – Scheduled to open November, 2006.

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350 SE 2nd Street, Ft. Lauderdale, Florida

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3,500 square feet

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10 year term, expiring May 31, 2016.

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The base rent (including CAM and other costs) will be $61 per square foot as of the lease commencement date resulting in total annual rent of approximately $213,000.

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Full service branch office – Scheduled to open October, 2006

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2160 West Atlantic Ave, Delray Beach, Florida

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3,816 square feet

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10 year term, expiring February 29, 2016

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The base rent (including CAM and other costs) will be $43 per square foot as of the lease commencement date resulting in total annual rent of approximately $162,000.

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Bank Operations Center – Scheduled to open July, 2006

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7300 Corporate Center Drive, Miami, Florida

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14,973 square feet

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5 year term, expiring January 31, 2011.

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The base rent (including CAM and other costs) will be $25 per square foot as of the lease commencement date resulting in total annual rent of approximately $373,000.

Management believes that each of our current facilities is adequate and well suited to our current operations.

Legal Proceedings

We and the bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the company’s business. Management does not believe that there is any pending proceeding against the company or the bank which, if determined adversely, would have a material effect on the company’s business or financial position other than the item described below:

On May 12, 2004, Fausto Marquez commenced an action against Sun American Bank, Case No. 03-21466 20, Miami-Dade County Circuit Court. Mr. Marquez alleged that the bank had interfered with his efforts to purchase Gulf Bank. The trial court has dismissed the claims, with prejudice. Mr. Marquez has filed an appeal, which is pending. The possible outcome of the appeal is uncertain and the amount sought by Marquez is unknown.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Our primary market and service area is Broward, Miami-Dade and Palm Beach counties where we operated seven full service banking offices during 2005. We have grown significantly in recent years due to the acquisition of certain assets, and assumption of certain liabilities, of PanAmerican Bank in December 2001 and Gulf Bank in February 2004. Since these transactions, we have pursued a growth strategy, increasing our level of earning assets, primarily through increases in the loan portfolio by concentrating on the origination of commercial loan products, by competitively pricing deposit products to maintain the interest rate spread, and by increasing the level of capital in support of this growth. The periodic addition of new capital to support business growth is a core component required to permit us to realize growth plans. During the three months ended March 31, 2006, we raised our capital base by approximately $1.0 million through the exercise of our warrants, the exercise of employee stock options, and the completion of a private placement to an accredited investor.

During 2005 and the first quarter of 2006, we completed several private offerings to investors which added $35.5 million and $125,000, respectively of net new capital. The first private placement in March of 2005 involved the sale of 1,586,000 units at an offering price of $4.00 for each unit, each unit consisting of one share of common stock and one Class E Warrant. The Class E Warrants are for a five year term and provide the holder with the right to purchase one share of common stock at $4.25. We received net proceeds of $5.7 million from this offering. The other private placements involved the sale of 8,266,000 units at an offering price of $4.00 for each unit which consisted of one share of common stock and one Series F Warrant. Each Series F Warrant is for a five year term and provides the holder with the right to purchase 0.5 share of common stock at $4.00. We received net proceeds of $29.9 million from this offering. We are committed to raising additional capital as required to meet business growth requirements and maintain the bank’s status as a well capitalized financial institution. The bank’s capital exceeded statutory guidelines at December 31, 2005 and March 31, 2006. There were no dividends declared in the years ended December 31, 2005 and 2004.

We intend to continue to expand our business through internal growth as well as through the select acquisition of the assets and assumption of deposits of other banks if and when opportunities are identified. We will also seek to acquire other community banks in South Florida subject to favorable pricing considerations. We intend to grow internally by opening new branches, adding to our loan portfolio and bringing in new deposits. We also intend to grow our capital base on a continuing basis as it is part of our business strategy of maintaining a “well” capitalized position. We intend to pursue this business strategy while managing asset quality.

As of December 31, 2005, we had total assets of $277.2 million, net loans of $210.7 million, deposits of $193.5 million and shareholders’ equity of $59.6 million. Average total assets increased in 2005 by $74.4 million from 2004 due to management’s efforts to grow the Bank. Capital growth corresponded with the overall growth of the bank. The average equity to average assets ratio increased to 14.62% in 2005 from 10.68 % in 2004. As of March 31, 2006, we had total assets of $308.0 million, loans of $245.4 million, deposits of $232.6 million and stockholders’ equity of $61.1 million.

Our results of operations are primarily dependent upon the results of operations of the bank. The bank conducts a commercial banking business which generally consists of attracting deposits from the general public, supplemented by Federal Home Loan Advances and capital infusions from us and applying a majority of these funds (typically 75% to 90%) to the origination of commercial loans to small businesses, consumer loans, and secured real estate loans in its local trade area of South Florida. The balance of the bank’s portfolio (approximately 10% to 25%) was generally held in cash and invested in government backed investment grade securities.

Our profitability depends primarily on generating sufficient net interest income (the difference between interest income received from loans and investments and the interest expense incurred on deposits and borrowings) to offset operating expenses. Any excess thereof is pre-tax profit earned by the bank. The careful balance sought between the interest rate earned, frequency of rate changes, and interest rate paid to the bank’s deposit base, determines the nature and extent to which the bank may be profitable. For example, if the income generated by net interest income plus non-interest income is in excess of operating expenses and loan loss reserves, the bank should be operating profitably. Noninterest income consists primarily of service charges and fees on deposit accounts.

Noninterest expenses consist primarily of personnel compensation and benefits, occupancy and related expenses, data processing costs, deposit insurance premiums paid the FDIC, as well as other operating expenses.

One of the strategies to maintain current profits of the bank is to control operating expenses. Management’s goal is to control the growth of operating expenses at a slower rate than the rate at which we grow our revenues. To accomplish this goal, management continues to analyze our operations to find areas where costs can be reduced through greater efficiency or through renegotiated contracts. We have improved profitability since 2001. Net income was $2.9 million for 2005 as compared to net losses of $228,000, and $443,000 for 2004, and 2003, respectively. Earnings in 2005 were driven by a 61% increase in average net loans resulting in higher net interest income and loan fees, coupled with a strong focus on credit quality which resulted in lower provision for loan losses. This improvement in revenues and provision for loan losses more than offset the increases in noninterest expenses.

Results of Operations

Results of Operations from December 31, 2004 to December 31, 2005

Comparison of results in this section is for the years ended December 31, 2005 and 2004. Net income for 2005 was $2.9 million compared to a net loss of $228,000 for 2004. This represents a positive change of $3.1 million. Earnings for 2005 as compared to 2004 were primarily impacted by a $4.8 million increase in net interest income, a decrease in the provision for loan loss of $0.9 million, partially offset by a $2.7 million increase in operating expenses. The increased size of the business was due to organic growth of the loan and deposit portfolio in 2005 and the full year impact of the growth initiatives taken in 2004.

Net Interest Income. Net interest income before provision for loan losses for 2005 was $11.3 million as compared to $6.5 million for 2004, an increase of $4.8 million or 73%. Income from interest earning deposits, securities (available-for-sale and held-to-maturity), federal funds sold, Federal Home Loan Bank stock and Federal Reserve Bank stock increased by $352,000 from $846,000 for 2004, due primarily to a $3.5 million, or 13% increase in average volume of investments during the period. In addition, the average interest yield on investments increased to 4.02% in 2005 from 3.86% in 2004, and the average interest yield on federal funds sold increased to 3.31% in 2005 from 1.07% in 2004. Interest income and fees on loans increased by $6.9 million, or 86%, in 2005 as compared to 2004. The increase in loan income resulted from an increase in total average loan balances outstanding to $188.1 million for 2005 from $116.8 million for 2004. The largest increases were $43.9 million and $26.4 million in commercial real estate and residential real estate loans, respectively. These increases related to volume were enhanced by significantly higher average interest yields experienced by the bank on the overall loan portfolio in 2005 of 7.89% compared to 6.85% in 2004. The yield on total interest-earning assets was 7.32% for 2005, a 119 basis point increase from 6.13% for 2004, primarily as a result of improved yields in the loan portfolio due to increasing market interest rates.

Total interest expense increased $2.4 million, or 107%, from $2.3 million for 2004 to $4.7 million for 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $137.7 million for 2005 from $101.1 million for 2004. The average balance of NOW and money market accounts increased $5.3 million in 2005. Average balances of certificate of deposits increased $32.4 million during 2005. When additional funds were needed to fulfill lending commitments and securities purchases, management increased deposits by promoting and adjusting the interest rate paid on deposit accounts. In addition funding was obtained through the FHLB. The average balance of FHLB borrowings increased $17.3 million in 2005. In addition to the increase in the average balance of deposits there was an increase in the yield paid on interest-bearing deposits and liabilities to 2.97% for 2005 from 2.17% for 2004.

Provision for Loan Losses. Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of our loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, they may experience losses as a result of many factors beyond their control including among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the bank’s collateral securing the loans.

The allowance for loan loss as of December 31, 2005 was $2.1 million as compared to $1.7 million at December 31, 2004. Through the normal review of the allowance for loan losses, management determined additional provision was required due to the increase in loan balances in the year.

Management had further identified its Business Manager relationships as a principle area of concern and eliminated the product line by taking a write off of $582,000 in the first quarter of 2004. In addition, management charged off a further $514,000 in 2004 of loans for which it was determined that the borrower had insufficient ability to repay.

NonInterest Income. Total noninterest income increased $106,000, or 11%, from $969,000 for 2004 to $1.1 million for 2005.

Service charges on deposit accounts increased to $1.1 million in 2005 from $1.0 million in 2004 an increase of 7%. Fees were higher due to a larger client base. Also included in noninterest income was an $8,000 gain on the sale of a security classified as available for sale during 2005. There was a sale of an investment security classified as available for sale in 2004 that resulted in loss of $33,000 in 2004.

NonInterest Expense. Total noninterest expense for the year increased by $2.7 million, or 42%, from $6.3 million for 2004 to $9.0 million for 2005. The increase in noninterest expenses reflects the impact of the growth of the bank in 2005 both from the Gulf Bank transaction as well as from internal growth.

Salaries and benefits increased to $4.2 million in 2005 from $2.8 million in 2004. This is an increase of $1.4 million, or 50%. The increase was due to the addition of 19 people in 2005 to service a larger banking operation. Occupancy and equipment expense increased to $1.7 million in 2005 from $1.5 million in 2004, an increase of $269,000, or 18%. This increase was due to the cost of operating three new branches in the Miami-Dade area acquired as part of the Gulf Bank transaction for the full year of 2005 versus only 10 months in 2004. In addition, the bank’s Boynton Beach branch in Palm Beach County commenced operations in April 2005. Data and item processing costs decreased by $23,000, or 4%, to $498,000 for 2005 from $520,000 for 2004. Excluding $222,000 of integration costs incurred in 2004 to combine the former Gulf Bank operations into our bank systems, data and item processing costs increased by $199,000, mostly the result of a larger customer and deposit base of the bank in 2005.

Other expenses increased to $2.5 million in 2005 from $1.5 million in 2004. This is an increase of $1.0 million, or 67%, and reflects the larger size of the bank. Professional fees increased by $562,000 due primarily to increased costs for general counsel, Sarbanes-Oxley compliance, recruiting, and investor relations. Advertising expenses increased by $162,000 in 2005 as a result of a various special rate promotions in local media as well as costs associated with changing of the bank’s name to Sun American Bank. Directors’ fees of $120,000 were paid in 2005 but were not paid in 2004. Internal and External audit costs increased by $113,000 due to the growing complexity and size of the bank. In the current environment in which the bank operates, there is a continued need to allocate more resources to meet regulatory compliance requirements particularly for the new Bank Secrecy and Patriot Acts and the Sarbanes-Oxley Act. Management expects to experience higher expenses in future years to meet compliance requirements.

Provision for Income Taxes. We recorded no income taxes in 2005 as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets. The valuation allowance decreased $1.2 million in 2005 eliminating the need to provide for income tax expense. In 2004, we recorded a valuation allowance in an amount equal to its net deferred tax assets.

Results of Operations from December 31, 2003 to December 31, 2004

Comparison of results in this section is for the years ended December 31, 2004 and 2003. The net loss recognized for 2004 was $228,000 compared to a loss of $443,000 for 2003. This was a positive change of $215,000. Earnings for 2004 as compared to 2003 were primarily impacted by a $2.8 million increase in net interest income, offset by a $2.5 million increase in operating expenses and a $419,000 increase in the provision for loan losses. The increased size of the business is due to the acquisition of certain assets and liabilities of Gulf Bank in February 2004 and due to internal growth of the loan and deposit portfolio in 2004.

During the three months ended March 31, 2006, we made a $432,200 provision for loan losses, primarily to provide for new loans added to the portfolio. During this period loan charge offs and recoveries amounted to $1,000 and $15,000, respectively. Collectively, these items result in a $2.6 million allowance for loan losses at March 31, 2006.

Net Interest Income. Net interest income before provision for loan losses for 2004 was $6.5 million as compared to $3.7 million for 2003, an increase of $2.8 million, or 76%. Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity) federal funds sold, Federal Home Loan Bank stock and Federal Reserve Bank stock increased by $258,000 from $588,000 for 2003, due primarily to a $6.5 million, or 31% increase in average volume of investments during the period. Management used funds invested in lower-yielding federal funds at December 31, 2003 to purchase investments with higher yields during 2004. Interest and fees on loans increased by $3.7 million, or 84% in 2004 as compared to 2003. The increase in loan income resulted from an increase in total average loan balances outstanding to $116.7 million for 2004 from $65.4 million for 2003. The largest increases were $7.0 million and $42.9 million in commercial loans and commercial real estate loans. These increases related to volume were enhanced by modestly higher average interest yields experienced by the bank on the overall loan portfolio in 2004 of 6.85% compared to 6.64% in 2003. The yield on total interest-earning assets was 6.13% for 2004, a 43 basis point increase from 5.70% for 2003, primarily as a result of improved yields in the loan portfolio.

Total interest expense increased $1.1 million or 92% from $1.2 million for 2003 to $2.3 million for 2004. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $101.1 million for 2003 from $64.1 million for 2003. The average balance of NOW and money market accounts decreased $7.4 million in 2004. Average balances of certificate of deposits increased $40.4 million during 2004. When additional funds were needed to fulfill lending commitments and securities purchases, management used liquidity of $28 million that was received in the Gulf Bank transaction plus increased deposits by adjusting the interest paid on deposits accounts. In addition funding was obtained through the FHLB. In addition to the increase in the average balance of deposits there was an increase in the yield paid on interest-bearing deposits to 2.17% for 2004 from 1.79% for 2003.

Provision for Loan Losses. Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of our loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, they may experience losses as a result of many factors beyond their control including among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the bank’s collateral securing the loans.

The allowance for loan loss as of December 31, 2004 was $1.7 million as compared to $738,000 at December 31, 2003. Through the normal review of the allowance for loan losses, management determined additional provision was required due to the increase in loan balances in the year.

Management had further identified its Business Manager relationships as a principal area of concern and eliminated the product line by taking a write off of $582,000 in the first quarter of 2004. In addition, management charged off a further $514,000 in 2004 of loans for which it was determined that the borrower had insufficient ability to repay.

NonInterest Income. Total noninterest income increased $315,000, or 48%, from $654,000 for 2003 to $969,000 for 2004. The increase of total other income was the result of the increased size of the Bank in 2004 due to the Gulf Bank transaction.

Service charges on deposit accounts increased to $1.0 million in 2004 from $601,000 in 2003 an increase of 66%. Fees were higher due to a larger client base and due to efforts by management to improve fee collection processes in 2004. Also included in noninterest income was a $33,000 loss on the sale of a security classified as available for sale during 2004. There were sales of investments classified as held to maturity that resulted in a net gain of $38,000 in 2003. This was an isolated transaction that was required upon discovery that purchase of the investment exceeded investment guidelines at the time of purchase.

NonInterest Expense. Total noninterest expense for the year increased by $2.4 million, or 61.5% from $3.9 million for 2003 to $6.3 million for 2004. The increase in noninterest expenses reflects the impact of the growth of the bank in 2004 both from the Gulf Bank transaction as well as from internal growth.

Salaries and benefits increased to $2.8 million in 2004 from $1.7 million in 2003. This is an increase of $1.1 million or 65%. The increase was due to the addition of 26 people in 2004 to service a larger banking operation. Occupancy and equipment expense increased to $1.5 million in 2004 from $667,000 in 2003, an increase of $788,000 or 118%. This increase was due to the added space required to house the larger banking operations in our new Coral Way Corporate office. It is also due to the cost of operation of three new branches in the Miami-Dade area acquired as part of the Gulf Bank transaction. Data and item processing costs increased by $155,000, or 42.4%

to $520,000 for 2004 from $365,000 for 2003, primarily due to $222,000 of integration costs to combine former Gulf Bank operations into our bank systems and offset by operational efficiencies.

Other expense increased to $1.5 million in 2004 from $1.1 million in 2003. This is an increase of $400,000 or 36% and reflects the larger size of the bank subsequent to the Gulf Bank transaction. Professional fees increased by $77,000 and insurance costs (general liability and FDIC) increased by $94,000 due to higher asset values. Communication expenses (telephone and computer) increased by $170,000 in 2004. In the current environment that the bank operates in there is a continued need to allocate more resources to meet regulatory compliance requirement particularly for the new Bank Secret and Patriot Acts and the Sarbanes-Oxley Act. Management expects to experience higher expenses in future years to meet compliance requirements.

Provision for Income Taxes. We have recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 2004 and 2003 because there was not sufficient evidence to support the position that the losses generated would be utilized in the future. As we become profitable management expects to realize some substantial benefits from a reduction of Federal income tax expense.

Results of Operations for the Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

We reported net income of $272,000 for the three months ended March 31, 2006 compared to net income of $602,000 for the three months ended March 31, 2005. Included in the results for the three months ended March 31, 2006 is the recognition of stock-based compensation expense upon adoption and in accordance with SFAS No. 123R of approximately $244,000. Basic and diluted earnings per share from continuing operations were $0.01 for the three months ended March 31, 2006. Basic and diluted income per share was $0.07 and $0.06, respectively, for the three months ended March 31, 2005 after a $14,361 dividend on preferred stock.

The change in the results of operations from the three months ended March 31, 2006 to the three months ended March 31, 2005, was due to a number of components including significant growth of the bank, higher provision for loan losses, and stock-based compensation as more fully discussed below.

Net Interest Income. Net interest income before provision for loan losses for the three months ended March 31, 2006 was $3.6 million compared to $2.3 million for the three months ended March 31, 2005, an increase of $1.3 million, or 58%. Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity) federal funds sold and Federal Reserve Bank stock increased by $151,000, or 54%, to $428,000 for the three months ended March 31, 2006 from $277,000 for the three months ended March 31, 2005, due primarily to an 49 basis point increase in yield from 2005 and by an increase of $11.1 million, or 37% in average volume of investments. Interest and fees on loans increased by $2.1 million, or 71%, in the three months ended March 31, 2006, compared to the three months ended March 31, 2005. The increase in loan income resulted from an increase in total average loan balances outstanding of $71.0 million from $158.4 million for the three months ended March 31, 2005 to $229.4 million for the same period in 2006. The increase in the average balance of loans was primarily due to increasing loan origination. These volume increases were further enhanced by higher interest yields of 147 basis points when comparing the three months ended March 31, 2006 versus the three months ended March 31, 2005. The yield on interest-earning assets was 8.16% for the three months ended March 31, 2006, a 136 basis point increase from 6.80% for the three months ended March 31, 2005. The bank has experienced an impact from rising interest rates in 2006 and assets have been invested at higher rates in the three months ended March 31, 2006.

Total interest expense increased $891,000, or 99% to $1.8 million for the three months ended March 31, 2006 as compared to $904,000 for the three months ended March 31, 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances of $50.4 million or 41%, to $173.7 million for the three months ended March 31, 2006 from $123.3 million for the same period in 2005. The increase in deposit interest expense was primarily attributed to the increase in volume of deposits as well as increased rates of 136 basis points on a year over year basis. In addition, other average borrowings increased to $18.7 million for the three months ended March 31, 2006 as compared to $16.9 million for three months ended March 31, 2005. This increase was primarily due to higher average FHLB advances of $1.6 million on a year over year basis.

Provision for Loan Losses. Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of the bank’s loans will become delinquent. Regardless of the underwriting criteria utilized, the bank may experience losses as a result of many factors beyond its control, including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the collateral that supports the bank’s loan portfolio.

During the three months ended March 31, 2006, we made a $432,200 provision for loan losses, primarily to provide for new loans added to the portfolio. During this period loan charge offs and recoveries amounted to $1,000 and $15,000, respectively. Collectively, these items result in a $2.6 million allowance for loans losses at March 31, 2006. The provision for the three months ended March 31, 2005 was $143,000.

NonInterest Income. Total non-interest income decreased $83,000, or 28%, to $219,000 for the three months ended March 31, 2006 from $302,000 for the three months ended March 31, 2005. This decrease was primarily due to a change to the Banks’ funds availability policy favorable to clients resulting in lower fee income from not sufficient funds (NSF) and uncollected funds service charges.

NonInterest Expense. Total non-interest expense increased by $1.3 million, or 70%, to $3.2 million for the three months ended March 31, 2006 period from $1.9 million for the three months ended March 31, 2005. The increase was primarily due to the increased size of the bank and to the recognition of stock-based compensation expense upon adoption of SFAS No. 123R in 2006. Excluding stock-based compensation expense of $244,000, non-interest expense increased by $1.1 million or 57%, to $3.0 million for the three months ended March 31, 2006 period from $1.9 million for the three months ended March 31, 2005.

The increase in total non-interest expense over the previous year was partially due to a $778,000, or 85%, increase in salaries and employee benefits for the three months ended March 31, 2006 compared to the three months ended March 31, 2005 due primarily to increases in staffing and to stock-based compensation expense recognized in 2006. The bank has added new staff across most business lines due to increased volume of activity and in order to develop new client business and service existing client needs. Excluding stock-based compensation expense of $244,000, salaries and employee benefits increased $534,000, or 58%, during the three months ended March 31, 2006 compared to the three months ended March 31, 2005.

Occupancy and equipment expenses were $574,000 for the three months ended March 31, 2006 compared to $380,000 for the three months ended March 31, 2005. This increased cost was primarily due to rent expenses for one new branch location, two other branch locations to be opened later in the year, and rent expense for a new operations center to be occupied later in the year.

Other expenses increased $331,000 to $894,000 for the three months ended March 31, 2006 as compared to $563,000 for the three months ended March 31, 2005. This increase was due to higher costs in many operating expense categories due to the larger size of the bank, including advertising and costs associated with the name change of the bank in early 2006 from PanAmerican Bank to Sun American Bank as well as a similar name change of the company. During the three months ended March 31, 2006, approximately $209,000 was spent on an advertising campaign promoting the bank’s services and new brand as well as other expenditures associated with the name change.

Provision for Income Taxes. The realization of deferred tax assets associated with the net operating loss carryforward, as well as other deductible temporary differences, is dependent upon generating sufficient future taxable income. A valuation allowance against the deferred tax asset has been recorded to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization. No income tax expense or benefit has been recorded for the three months ended March 31, 2006 and 2005. As of March 31, 2006, we generated sufficient taxable income and incurred a current tax liability of $222,000. However, management reversed the valuation allowance and recorded an offset to current tax expense effectively realizing a deferred tax asset associated with net operating loss carryforwards that can be utilized this fiscal year.

Discussion of Changes in Financial Condition

Discussion of Changes in Financial Condition from December 31, 2004 to December 31, 2005

General. Total assets increased by $85.7 million, or 45%, from $191.5 million at December 31, 2004, to $277.2 million at December 31, 2005, with the increase invested principally in loans, securities held to maturity, and Federal Funds Sold. Total loans receivable increased by $57.0 million or 37%, to $210.7 million at December 31, 2005, from $153.7 million at December 31, 2004. The increase in these earning assets was the result of additional net loan activity from the bank’s branch network. Securities increased $5.0 million or 23.1% to $26.4 million at December 31, 2005 from $21.4 million at December 31, 2004. The increases in loans and securities were funded by an increase in deposits in 2005 of $35.3 million, additional Federal Home Loan Bank advances of $13.0 million. This growth was further supplemented by the addition of $36.4 million of new capital.

We are committed to expanding our business through internal growth as well as through purchase opportunities, while maintaining strong asset quality and continuing strong capital growth. Management’s strategy for achieving these objectives includes continuing our primary focus of increasing originations of high-quality commercial real estate, land acquisition, and construction loans at appropriate yields for enhancing interest income, and improving our efficiency and controlling operating costs. The following is a discussion of the significant fluctuations between the December 31, 2005 and December 31, 2004 balance sheets.

Cash and Cash Equivalents. Cash and cash equivalents were $27.6 million at December 31, 2005 compared to $6.2 million at December 31, 2004. The increase of $21.4 million was primarily due to higher Federal Funds sold levels at the end of 2005 in anticipation of funding needs for new loans. Management added additional liquidity in 2005 through deposit taking, capital injections and Federal Home Loan Bank borrowing activities to respond to higher loan demand.

Securities Available for Sale and Held to Maturity. The securities portfolio increased $5.0 million, or 23.1% to $26.4 million at December 31, 2005 from $21.4 million at December 31, 2004. New securities were purchased during 2005 using available excess cash. As part of the current investment strategy, we attempted to earn more income from the investment portfolio by balancing the assets against the liquidity needed for loan funding. The investment strategy for 2005 was to focus on the acquisition of high quality fixed income investments with terms to maturity that does not exceed seven years. Management believes that laddered investment purchases within this time frame provided the best opportunities to maximize investment yield while maintaining a defensive position in a rising interest rate environment.

Loans Receivable. Total loans were $210.7 million at December 31, 2005, an increase of $57 million or 37% from $153.7 million at December 31, 2004. This increase resulted primarily from net increases in residential and commercial real estate loan production through internal growth.

Premises and Equipment. Premises and equipment totaled $2.0 million at December 31, 2005 compared to $1.9 million at December 31, 2004. The increase of 5% during 2005 is primarily due to the acquisition of select fixed assets.

Liabilities

Deposits. Deposits increased $35.3 million at December 31, 2005 from December 31, 2004. In the South Florida market, the bank is able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on deposit accounts, primarily money market and NOW accounts. When additional funds are needed to fulfill lending commitments, the bank can, by means of marketing efforts and by adjusting the interest paid on deposits accounts, attract new deposits and retain existing accounts. In addition, the bank can utilize institutional (broker) deposits on a limited basis. At December 31, 2005, brokered deposits were $13.0 million.

	Deposits at December 31,
	2005	2004
	(Dollars in Thousands)
Noninterest-bearing accounts	$32,971	$36,231
Interest-bearing accounts:
NOW accounts	35,561	9,542
Money market accounts	18,068	21,029
Savings accounts	3,737	4,910
Certificates of deposit under $100,000	63,160	40,183
Certificates of deposit $100,000 and more	39,968	46,263
Total interest-bearing deposits	160,494	121,927

Total deposits	$193,465	$158,158

Debt. The bank maintains an unsecured line of credit of $5.0 million and we maintain a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of December 31, 2005, compared to $2.5 million outstanding at December 31, 2004 under the bank’s unsecured line of credit.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2005 amounted to $21.0 million compared to $8.0 million at December 31, 2004. In August 2004 the bank was accepted into membership of the Federal Home Loan Bank of Atlanta. The bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $1.0 million at December 31, 2005 compared to $1.3 million at December 31, 2004. The decrease was due to a reduction of client participation in the program in 2005.

Capital

Total stockholders’ equity was $59.6 million at December 31, 2005, an increase of $38.9 million or 187%, from $20.7 million at December 31, 2004. The increase was due primarily to the net proceeds from two private placements during 2005 amounting to approximately $35.5 million and comprehensive income of $2.8 million. In addition, we raised another $0.9 million of capital through the exercise of warrants and options. In the first quarter of 2005, the Company redeemed 315 preferred shares with a par value of $315,000.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, the bank is required to maintain a minimum ratio of total capital to weighted risk assets as well as maintaining minimum leverage ratios. The bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 21.83%, 20.89% and 19.63% at December 31, 2005 and 10.03%, 9.00% and 8.37% at December 31, 2004. Based on these ratios, the bank is considered to be “well capitalized.”  Management expects the bank to continue to be well capitalized.

Discussion of Changes in Financial Condition from December 31, 2003 to December 31, 2004

General. Total assets increased by $97.4 million, or 104%, from $94.1 million at December 31, 2003, to $191.5 million at December 31, 2004, with the increase invested principally in loans and securities available for sale. Total loans receivable increased by $87.5 million or 132%, to $153.7 million at December 31, 2004, from $66.2 million at December 31, 2003. The increase in these earning assets was the result of additional net loan activity from the branches of $45.5 million and the acquisition of $42.0 million of new loans as part of the Gulf Bank transaction. Securities increased $2.1 million or 10.8% to $21.4 million at December 31, 2004 from $19.3 million at December 31, 2003. The increases in loans and securities were funded by an increase in deposits in

2004 of $78.1 million ($67.0 million of which was assumed in the Gulf Bank transaction) as well as the addition of Federal Home Loan Bank advances of $8.0 million in 2004. This growth was further supplemented by the addition of $10.9 million of new capital, most of which was obtained in a May 2004 public offering.

Cash and Cash Equivalents. Cash and cash equivalents were $6.2 million at December 31, 2004 compared to $3.2 million at December 31, 2003. The increase of $3.0 million or 94% was primarily due to higher Federal Funds purchase levels at the end of 2004. Management added additional liquidity in 2004 through deposit taking, capital injections and Federal Home Loan Bank borrowing activities to respond to higher loan demand.

Securities Available for Sale and Held to Maturity. The securities portfolio increased $2.1 million, or 10.8% to $21.4 million at December 31, 2004 from $19.3 million at December 31, 2003. New securities were purchased during 2003 using available excess cash. As part of our investment strategy in 2004, management attempted to earn more income from the investment portfolio by balancing the assets against the liquidity needed for loan funding. The investment strategy for 2004 was to focus on the acquisition of high quality fixed income investments with terms to maturity that does not exceed five years. Management believes that laddered investment purchases within this time frame provided the best opportunities to maximize investment yield while maintaining a defensive position in a rising interest rate environment.

Loans Receivable. Total loans were $153.7 million at December 31, 2004, an increase of $87.5 million or 132% from $66.2 million at December 31, 2003. This increase resulted primarily from net increases in commercial and commercial real estate loan production of $45.5 million through internal growth as well as the acquisition of $42.0 million of new loans as part of the Gulf Bank transaction.

Premises and Equipment. Premises and equipment totaled $1.9 million at December 31, 2004 compared to $1.7 million at December 31, 2003. The increase of 11.7% during 2004 is primarily due to the acquisition of select fixed assets in conjunction with the Gulf Bank transaction. Also, as part of the Gulf Bank transaction, we acquired leases on three new branch locations in the greater Miami area during 2004.

Liabilities

Deposits. Deposits increased $78 million at December 31, 2004 from 2003. In the South Florida market, management is able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on deposit accounts, primarily money market accounts. When additional funds are needed to fulfill lending commitments, management can, by means of marketing efforts and by adjusting the interest paid on deposits accounts, attract new deposits and retain existing accounts. The bank acquired $67.0 million of new deposit liabilities as part of the Gulf bank transaction. In addition the bank added $13.0 million of institutional (broker) deposits in 2004.

	Deposits at December 31,
	2004	2003
	(Dollars in Thousands)

Noninterest-bearing accounts	$36,231	$17,054
Interest-bearing accounts:
NOW accounts	9,542	4,076
Money market accounts	21,029	18,935
Savings accounts	4,910	1,605
Certificates of deposit under $100,000	40,183	15,007
Certificates of deposit $100,000 and more	46,263	23,456
Total interest-bearing deposits	121,927	63,079

Total deposits	$158,158	$80,133

Federal Home Loan Bank Advances. In August 2004 the bank was accepted into membership of the Federal Home Loan Bank of Atlanta. At that time we assumed $3.0 million of advances previously issued to Gulf Bank. The bank had increased the outstanding borrowings from Federal Home Loan Bank to $8.0 million at year end. No amounts were due to the Federal Home Loan Bank in 2003.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $1.3 million at December 31, 2004 compared to $2.4 million at December 31, 2003. The decrease was due to a reduction of client participation in the program in 2004.

Capital

Total stockholders’ equity was $20.7 million at December 31, 2004, an increase of $10.9 million or 111%, from $9.8 million at December 31, 2003. The increase is due primarily to a capital infusion from a public offering in May 2004. During January 2004, we issued 3,100 shares of preferred stock totaling $3.1 million in a private placement which partially funded the purchase of certain of the assets Gulf Bank. At December 31, 2004, 315 preferred shares with a par value of $315,000 remain issued and outstanding.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, the bank is required to maintain a minimum ratio of total capital to weighted risk assets as well as maintaining minimum leverage ratios. The bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 10.03%, 9.00% and 8.37% at December 31, 2004 and 10.67%, 9.71% and 8.01% at December 31, 2003. Based on these ratios, the bank is considered to be “well capitalized.” Management expects the bank to continue to be well capitalized.

Discussion of Financial Condition Changes from December 31, 2005 to March 31, 2006

General. Total assets increased by $30.8 million, or 11%, to $308.0 million at March 31, 2006 from $277.2 million at December 31, 2005. The increase in total assets was due primarily to an increase in net loans receivable.

Net loans receivable increased by $34.7 million, or 16%, to $245.4 million at March 31, 2006, from $210.7 million at December 31, 2005. The increase in these earning assets was the result of net loan originations during the three months ended March 31, 2006.

The securities portfolio and cash decreased by $4.5 million to $49.5 million at March 31, 2006 from $54.0 million at December 31, 2005. The decrease was due to the use of cash to fund loans.

Liabilities

Liabilities increased $29.4 million, or 14%, to $246.9 million at March 31, 2006 from $217.5 million at December 31, 2005 due to higher deposit balances. The primary component of our liabilities is our deposit accounts.

Deposits. Deposits accounts include interest and non-interest checking, money market, savings, and certificates of deposit. Deposits increased to $232.4 million at March 31, 2006 from $193.5 million at December 31, 2005. The 20% increase reflected success at attracting new clients through our branch network.

The bank continues to further develop its niche in the small and medium size businesses, and individuals within its trade area in the South Florida markets. These vary by location, as the Miami and Boca Raton branches are located in mixed communities of business and residential. The Hollywood branch is more focused on personal banking, with a retirement community and a large family country club community in the immediate vicinity of the office. There are also large commercial facilities nearby. These factors play an important role in the bank’s activity and performance in meeting the deposit and credit needs of the community. Checking accounts represent an important composition of the deposit mix and the bank has historically maintained satisfactory levels of this type of deposit because of its policy of relationship banking. The bank is developing new deposit products to retain existing customers and attract new deposit clients.

Although the bank operates its branches in a highly competitive banking market, the ratio of loans to deposits has remained at acceptable levels.

	March 31, 2006	December 31, 2005
	(In thousands)
NOW accounts	$75,492	$35,561
Money market accounts	18,619	18,068
Savings accounts	3,183	3,737
Certificates of deposit under $100,000	42,514	63,160
Certificates of deposit $100,000 and more	53,032	39,968
Total interest-bearing deposits	192,840	160,494
Non-interest bearing deposits	39,795	32,971
Total deposits	$232,635	$193,465

Federal Home Loan Bank Borrowings. FHLB borrowings totaled $11.0 million at March 31, 2006, compared to $21.0 million at December 31, 2005. This decrease of $10.0 million, or 48%, was due to available liquidity to replace these advances with lower costing deposit liabilities. See Financial Statement Footnote No 4.

Capital

Our total stockholders’ equity was $61.1 million at March 31, 2006, an increase of $1.4 million, or 2%, from $59.6 million at December 31, 2005. The increase of $1.4 million includes net proceeds of $125,000 from the sale of units, each unit consisting of one share of common stock and one Series F warrant to purchase 0.5 share of common stock, through a private placement and $831,000 received from exercises of warrants and options.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, the bank is required to maintain a minimum ratio of total capital to weighted risk assets as well as maintain minimum leverage ratios (set forth in the table below). At March 31, 2006, our total risk-weighted capital ratio was 20.79%, the Tier I risk-weighted capital ratio was 19.81% and the Tier I leveraged capital ratio was 19.24%.  At March 31, 2006, the bank’s total risk-weighted capital ratio was 19.18%, the Tier I risk-weighted capital ratio was 18.20% and the Tier I leveraged capital ratio was 17.69%. Based upon these ratios, the company and the bank are considered to be “well capitalized.”

Asset Quality and Non-Performing Assets

Asset Quality and Non-Performing Assets. In the normal course of business, we have recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, we have established an allowance for loan losses, which totaled $1.7 million, $2.1 million, $2.6 million at December 31, 2004, December 31, 2005 and March 21, 2006, respectively. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on the bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Our allowance for loan and credit losses was analyzed and deemed to be adequate by management at December 31, 2004, December 31, 2005 and March 31, 2006 for incurred losses.

The impaired loans increased from $1.7 million at December 31, 2003, or 2.56% of total loans, to $2.1 million at December 31, 2004, or 1.3% of total loans. Impaired loans as a percentage of total loans decreased from 1.32%, or $2.1 million at December 31, 2004, to 1.09% of total loans, or $2.3 million at December 31, 2005. The bank’s impaired assets were $5.2 million at March 31, 2006, or 2.10% of total gross loans, compared to $2.3 million at December 31, 2005, or 1.09% of total loans. The increase was mostly due to the downgrading of a single commercial real estate loan which remains on accrual status. Assets which are classified are those deemed by management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets which are classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

There was no other real estate owned at December 31, 2005, 2004, 2003, and March 31, 2006.

	At March 31, 2006	At December 31,
		2005	2004	2003
	(Dollars in Thousands)
Classified loans and discount	$5,202	$2,319	$2,057	$1,720
Other real estate owned and repossessions	—	—	—	—

Total classified and other	$5,202	$2,319	$2,057	1,720

Percent classified and other/total loans	2.10%	1.09%	1.32%	2.56%
Gross loans	$247,947	$212,785	$155,408	$67,071

Non-performing assets consist of loans that are past due 90 days or more which are still accruing interest, loans on nonaccrual status and OREO and other foreclosed assets.

Total nonperforming assets have decreased $677,000 to $141,000 at December 31, 2004 from $818,000 at December 31, 2003. Of the total nonperforming loans at December 31, 2004, $121,000 consists of commercial and are secured by equipment and $20,000 consists of loans secured by real estate. Accrual loans over 90 days decreased by $705,000. Total nonperforming assets have increased $149,000 to $290,000 at December 31, 2005 from $141,000 at December 31, 2004. Of the total nonperforming loans at December 31, 2005, $41,000 consists of commercial loans and are secured by equipment and $249,000 consists of loans secured by real estate. Accrual loans over 90 days were zero at December 31, 2005. Total nonperforming assets have decreased in the three months ended March 31, 2006 from December 31, 2005 by $196,000. In management’s best judgment, all non-performing assets are either fully collateralized or appropriately reserved based on circumstances known at this time.

Critical Accounting Policies

Our accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. We have identified five policies as being critical because they require management to make judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

Allowance for Loan Losses: Our accounting for the allowance for loan losses is a critical policy that is discussed in detail in this section. See “–Earning Assets.”

Goodwill and Intangible Assets: We test goodwill and other intangible assets for impairment annually. The test requires the company to determine the fair value of its reporting unit and compare the reporting unit’s fair value to its carrying value. The fair value of the reporting unit is estimated using management valuation models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting unit may affect future earnings through the recognition of a goodwill impairment charge. At December 31, 2005, (the goodwill impairment testing date) the fair value of our reporting unit was greater than its carrying value; therefore, goodwill was not impaired. If the fair value of reporting unit declines below the carrying amount, we would have to perform the second step of the impairment test. This step requires us to fair value all assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation.

Acquisitions: We account for our business combinations based on the purchase method of accounting. The purchase method of accounting requires us to fair value the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. The fair values may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair values estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different fair value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

Investment Securities: We record our securities available for sale in our statement of financial condition at fair value. We use market price quotes for valuation. Equity securities available for sale trade daily on various stock exchanges. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of shares that we own in some of these equity securities may be in excess of the securities average daily trading volume. As a consequence, we may not be able to realize the quoted market price upon sale. We adjust our equity securities available for sale to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value through the income statement.

Income Taxes: We file a consolidated federal income tax return. We use the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance, if needed, reduces deferred tax amounts to the amount expected to be realized.

Our management, in consultation with the audit committee of our board of directors, has reviewed and approved these critical accounting policies.

Earning Assets

A primary strategy of the company continues to be to increase the level of earning assets as they relate to operating expenses in order to improve profitability. We are pursuing a growth strategy by increasing the level of earning assets, primarily through increases in loan origination in the communities we serve and by increasing the level of capital in support of this growth. Interest-earning assets, which consist of loans, investments, Federal Funds Sold, Federal Home Loan Bank Stock, and Federal Reserve Bank Stock, totaled $261.0 million at December 31, 2005, an $84.7 million, or 48%, increase from $176.3 million at December 31, 2004.

Lending Activities

Our principal lending areas have been defined as all census tracts within the tri-county area of Palm Beach, Broward and Miami-Dade Counties, Florida. The bank’s customers are predominantly small to medium-sized businesses, individual investors and consumers. Collateralized loans, the most common of which follow, are extended on similar terms to all of the bank’s customers and have an inherent degree of risk:

•

Cash-secured loans as well as loans guaranteed by agencies of the United States Government represent a nominal level of risk.

•

Loans secured by marketable securities represent a low degree of risk.

•

Commercial and residential real estate loans, including construction and land development loans, represent a moderate degree of risk.

•

Loans secured by automobiles, boats and equipment represent a moderate to medium level of risk to the bank.

•

Unsecured loans represent a high level of risk to the bank.

As a significant part of our growth strategy, we are increasing our efforts to develop new business relationships and are increasing our marketing efforts. Typically, we seek commercial lending relationships with customers borrowing up to $5 million. The bank’s legal lending limit for secured and unsecured loans was $13.1 million and $7.8 million as of December 31, 2005 and $4.1 million and $2.5 million as of December 31, 2004, respectively. During 2005 and the first quarter of 2006, we raised $35.6 million of net new capital through several share offerings thus increasing the bank’s legal lending limit and allowing it to meet the loan needs of larger customers. The bank also has approximately 16 participating loans with other banks, which totaled approximately $5.0 million as of December 31, 2005.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on mortgage loans generally give us the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of loans tends to increase, however, when current loan market rates are substantially higher than rates on existing loans and, conversely, decrease when rates on existing loans are substantially higher than current loan market rates.

The bank extends credit with terms, rates and fees commensurate with those in its market place for like types of credit. Loan maturities may positively or negatively impact the bank’s GAP position and, ultimately, its profitability.

Loan Solicitation and Processing.Loan applicants come primarily through the efforts of the bank’s loan officers who seek out existing customers, referrals by realtors, previous and present customers of the bank, business acquaintances, and walk-ins. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant’s employment, income and credit standing. On mortgage loans, an appraisal of the real estate offered as collateral generally is undertaken by an independent fee appraiser certified by the State of Florida.

Commercial Real Estate Loans. The bank’s primary lending focus is making commercial mortgage loans to finance the purchase of real property, which generally consists of developed real estate. Commercial mortgage loans are generally secured by first liens on real estate, and typically have variable rates and amortize over a 15 to 25 year period, with balloon payments due at the end of five to ten years. At December 31, 2005 commercial mortgage loans represented 64% of the total loan portfolio compared to 70% at December 31, 2004. The average balance of commercial mortgage loans was $123.1 million for 2005 and $79.3 million for 2004. Income from these loans totaled $9.7 million and $5.5 million for 2005 and 2004.

Commercial Loans. Another lending focus of the Bank is to small and medium-sized businesses in a variety of industries. We make a broad range of short- and medium-term commercial lending products available to businesses, including working capital lines, purchases of machinery, and business expansion (including acquisition of real estate and improvements). At December 31, 2005, commercial loans represented 12% of the total loan portfolio compared to 13% at December 31, 2004. The average balance of commercial loans was $26.9 million for 2005 and $25.5 million for 2004. Income from these loans totaled $2.2 million and $1.6 million for 2005 and 2004.

Consumer Lending. The bank offers a variety of loan and deposit products and services to retail customers through its branch network. Loans to retail customers include residential mortgage loans, home equity loans and lines of credit, automobile loans, and other personal loans. At December 31, 2005, residential mortgage loans represented 23% of the total loan portfolio compared to 15% at December 31, 2004. The average balance of residential mortgage loans was $34.5 million for 2005 and $8.1 million for 2004. Income from these loans totaled $2.7 million and $484,000 for 2005 and 2004. At December 31, 2005, consumer, home equity, installment, and other loans represented 1% of the total loan portfolio compared to 2% at December 31, 2004. The average balance of consumer, home equity and installment loans was $3.6 million for 2005 and $3.9 million for 2004. Income from these loans totaled $276,000 for 2005 and $310,000 for 2004.

Loan Portfolio Summary. Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

	2005	2004	2003	2002	2001
Commercial	25,563	19,509	22,585	17,411	11,269
Commercial real estate	136,096	109,145	37,608	31,340	21,780
Residential real estate	48,254	23,623	2,466	8,959	7,411
Consumer and home equity	2,595	3,220	4,283	2,915	4,599
Other	801	269	129	251	5
	213,309	155,766	67,071	60,876	45,064
Deferred loan costs	(525)	(358)	(136)	(92)	(29)
Allowance for Loan Losses	(2,119)	(1,678)	(738)	(748)	(514)
Net Loans	210,665	153,730	66,197	60,036	44,521

Loan Maturity Schedule. The following schedule sets forth the time to contractual maturity of our loan portfolio at December 31, 2005. Loans which have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

	Total	One Year Or Less	One through Five Years	Over Five Years
	(In Thousands)
Commercial	$25,563	$18,014	$6,607	$942
Commercial real estate	136,096	49,784	38,646	47,666
Residential real estate	48,254	19,767	11,583	16,904
Consumer and home equity	2,595	704	608	1,283
Other	801	801	—	—
	213,309	$89,070	$57,444	$66,795
Net Deferred Loan Fees	(525)
	$212,784

At December 31, 2005 fixed rate loans due after one year are approximately $28.2 million and adjustable rate loans due after one year are approximately $96.0 million.

Asset Quality.Management seeks to maintain the quality of assets through its underwriting and lending practices. The earning asset portfolio (exclusive of investment securities) is generally split into five categories, four of which are types of loans, and the fifth is other, which includes overdrafts. Loan concentrations are defined as loans outstanding that are segregated into similar collateral types and/or nature of cash-flow income generation, which may cause a correspondingly similar impact with a particular economic or other condition. We routinely monitor these concentrations in order to make necessary adjustments in our lending practices that most clearly reflect the economic conditions and trends, loan ratios, loan covenants, asset valuations, and industry trends.

Displayed below are the percentages of the gross loan portfolio as of December 31, 2005 and 2004, and March 31, 2006:

	December 31,		March 31, 2006
	2005	2004
Loan Distribution
Commercial	12%	13%	11%
Commercial real estate	64%	70%	64%
Residential real estate	23%	15%	23%
Consumer, home equity, and other	1%	2%	2%

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk loans. In view of the relative significance of real estate related loans, a downturn in the value of real estate property could have an adverse impact on profitability. As part of the bank’s loan policy and loan management strategy, we typically limit our loan-to-value ratio to a maximum of 50% to 80% depending on the type of real property being secured. The use of qualified third party state certified appraisers for property valuations, and property inspections by knowledgeable bank officials helps mitigate real property loan risks.

The loan and discount committee of the board of directors of the bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures and standards. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral, early detection of loan degradation, and regional economic conditions.

Regulatory Classification of Assets. Generally, interest on loans is accrued and credited to income based on the outstanding balance of the contract obligations of each loan or receivable contract. It is the bank’s policy to discontinue the accrual of interest income and classify loans or assets as non-accrual when principal or interest is past due 90 days or more and/or the loan is not properly and/or adequately collateralized, or if in the belief of the bank’s management, principal and/or interest is not likely to be paid in accordance with the terms of the obligation and/or documentation. As of December 31, 2005 and 2004, delinquent loans greater than 30 and less than 90 days totaled $1,301,300 and $544,000; and impaired loans totaled $2.3 million and $2.1 million.

Foreclosed Assets. Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they are sold. When property is acquired, it is initially recorded at fair value at date of acquisition. Subsequent to foreclosure, foreclosed assets are carried at the lower of the carrying amount or fair value, less estimated selling costs. The bank held no other real estate owned and repossessions at December 31, 2005 and 2004.

Non-performing Assets. Non-performing assets consist of loans that are past due 90 days or more which are still accruing interest, loans on nonaccrual status and other real estate owned and other foreclosed assets. The following table sets forth information with respect to nonperforming assets identified by the bank for the years ended December 31 and the quarter ended March 31, 2006:

	2005	2004	2003	2002	2001	March 31, 2006
	(Dollars in thousands)
Nonaccrual loans
Commercial and residential real estate	$—	$20	$798	$—	$—	$—
Commercial	290	121	—	28	—	38
Accrual loans – past due 90 days or more	—	—	—	—	—	—
Commercial and residential real estate	—	—	—	—	—	56
Installment	—	—	—	7	26	—
Restructured loans	—	—	20	—	—	—
Other real estate owned and repossessions	—	—	—	—	348	—
Total nonperforming assets	$290	$141	$818	$35	$374	$94

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio. Additions to the allowance may result from recording provision for loan losses or loan recoveries, while charge-offs are deducted from the allowance. Management estimates the allowance for loan loss balance required by using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. For analytical purposes, the allowance consists of two components, Non-Specific and Specific.

Non-Specific Allowance: The methodology used in establishing non-specific allowances is based on a broad risk analysis of the portfolio. All significant portfolio segments, including concentrations, are analyzed. The amount of the non-specific allowance is based upon a statistical analysis that derives appropriate formulas, which are adjusted by management’s subjective assessment of current and future conditions. The determination includes an analysis of loss and recovery experience in the various portfolio segments over at least the last three fiscal years. Results of the historical loss analysis are adjusted to reflect current and anticipated conditions.

Specific Allowance: All significant commercial and industrial loans classified as either “substandard” or “doubtful” are reviewed at the end of each period to determine if a specific reserve is needed for that credit. The determination of a specific reserve for an impaired asset is evaluated in accordance with Statement of Financial

Accounting Standards No. 114, and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events.

Allowance for Loan Loss Activity. The allowance for loan loss as of December 31, 2005 was $2.1 million as compared to $1.7 million at December 31, 2004. Activity in the allowance for loan losses for the years ended December 31, are as follows:

	2005	2004	2003	2002	2001
Balance, beginning	$1,678,191	$738,147	$747,750	$513,601	$398,992
Amounts charged off:
Commercial loans	(57,266)	(1,083,848)	(823,479)	(588)	(72,000)
Consumer loans	(20,953)	(11,908)	(72,835)	(23,695)	(67,999)
Commercial and residential real estate	—	—	(154,543)	—	—
Recoveries of amounts charged off:
Commercial loans	107,403	159,609	47,784	17,774	39,628
Consumer loans	5,819	21,191	10,913	7,658	14,980
Commercial and residential real estate	—	—	4,491	—	—
Net (charge-offs) recoveries	35,003	(914,956)	(987,669)	1,149	(85,391)
Provision for loan losses	475,350	1,397,000	978,066	233,000	—
Reallocation of reserve for unfunded commitments	(69,148)	—	—	—	—
Acquisition related adjustment (1)	—	458,000	—	—	200,000
Balance, ending	2,119,396	$1,678,191	$738,147	$747,750	$513,601
Ratio of net (charge-offs) recoveries to average loans outstanding during the period	0.00%	(0.06)%	(1.51)%	0.02%	0.40%

———————

(1)

The adjustment in 2004 and in 2001 is the allowance required on acquisition of loans from the Gulf Bank transaction and from the PanAmerican Bank transaction, respectively.

Through the normal review of the allowance for loan losses, management determined additional provision was required due to a growth of the loan portfolio during 2005. In 2004, management discontinued the Business Manager product as it had determined that the product did not fit well with the current product mix. Phase out of the product was completed in the first quarter of 2004, and we charged off approximately $582,000 of Business Manager loans in 2004. In addition, management charged off an additional $514,000 of loans for which it was determined that the borrower had insufficient ability to repay. Impaired loans totaled $2.3 million at December 31, 2005 compared to $2.1 million at December 31, 2004. Non-performing assets totaled $290,000 at December 31, 2005 as compared to $141,000 at December 31, 2004. Due to the extensive review and actions taken in 2004, management believes that the asset quality in the loan portfolio at December 31, 2005 was high and that the allowance for loan loss was adequate in relation to the overall loan portfolio.

The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category. The allocation of the allowance for loan losses as of December 31, is as follows:

	2005	2004	2003	2002	2001
Commercial loans	$254,328	$218,164	$250,970	$209,370	$128,375
Commercial real estate loans	1,356,413	1,174,734	413,362	388,830	246,580
Residential real estate loans	487,461	251,729	29,526	112,163	87,295
Consumer loans	21,194	33,564	44,289	37,387	51,351
Total allowance for loan losses	$2,119,396	$1,678,191	$738,147	$747,750	$513,601

The percentage of loans in each category to total loans as of December 31, is as follows:

	2005	2004	2003	2002	2001
Commercial loans	12%	13%	34%	29%	25%
Commercial real estate loans	64%	70%	56%	51%	48%
Residential real estate loans	23%	15%	4%	15%	17%
Consumer loans	1%	2%	6%	5%	10%
Total allowance for loan losses	100%	100%	100%	100%	100%

Certain Relationships and Related Transactions. At December 31, 2005, the bank extended two lines of credit to business entities affiliated with one of its directors, who also serves as a director for the company, in the aggregate amount of $5.9 million. Accrued interest on these loans amounted to $1,144 at December 31, 2005. The loans are secured by real estate and are believed to be collectible. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment. At March 31, 2006, the bank extended two lines of credit to business entities affiliated with one of its directors, who also serves as a director for the company, in the aggregate amount of $5.9 million. Accrued interest on these loans amounted to $6,296 at March 31, 2006. The loans are secured by real estate and are believed to be collectible. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment.

Investment Activities

The bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank (“FHLB”), certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, we may also invest a portion of our assets in commercial paper and corporate debt securities. As a Federal Reserve Bank member bank, we are required to maintain an investment in Federal Reserve Bank stock. The bank is also a member of the Federal Home Loan Bank and is required to maintain an investment in Federal Home Loan Bank stock. Under state and federal regulations, a certain amount of the investments must be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires the investments be categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.” Debt and equity securities held for current resale are classified as “trading securities.” Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held to maturity” or “trading securities” are classified as “available for sale.” Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

A committee consisting of bank officers and directors determines appropriate investments in accordance with the board of directors’ approved investment policies and procedures. The bank’s investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. The bank’s investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on our credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as the Company. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of the bank’s liabilities and obligations. These types of securities also permit the bank to improve its regulatory capital because they have a low risk capital weighting.

Investment Portfolio. Our investment securities portfolio consists of high quality securities. The maturity distribution of the securities portfolio is reflected in the following table (except for the U.S. Government Mortgage Fund which has no fixed maturity date). The average yield for our investment portfolio increased to 4.08% at December 31, 2005 from 3.89% at December 31, 2004 as market interest rates climbed incrementally during the year.

	Maturities of Investment Securities at December 31, 2005
	One Year Or Less		Through Five Years		Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in Thousands)
Corporate Bonds, Preferreds & REITs:
Held to maturity	$251	5.30%	$—	—%	$—	—%	$—	—%	$251	5.30%
Available for sale	—	—	—	—	—	—	—	—	—	—
Mortgage-backed Securities:
Held to maturity	—	—	—	—			1,859	3.23%	1,859	3.23%
Available for Sale	—	—	—	—	14	6.53%	1	3.12%	15	6.32%
U.S. government agencies:
Held to Maturity	5,010	3.01%	11,053	4.38%	2,988	3.80%	—	—	19,051	3.89%
Available for sale	—	—	—	—	—	—	—	—		—
U.S. Govt Mortgage Fund	—	—	—	—	—	—	—	—	5,193	4.81%
Total	$5,261	3.14%	$11,053	4.38%	$3,002	3.84%	$1,860	3.23%	$26,369	4.08%

Carrying Value of Investment Securities. Major categories of investment securities and their accounting treatment included in the portfolio at December 31 are as follows (in thousands):

	2005		2004		2003
	Available- for-Sale	Held-to- Maturity	Available- for-Sale	Held-to- Maturity	Available- for-Sale	Held-to- Maturity
U.S. Government agencies	$—	$19,051	$—	$13,132	$—	$8,166
Mortgage-backed	15	1,859	269	2,401	32	2,964
Corporate	—	251	—	257	—	264
U.S. Govt Mortgage Fund	5,193	—	5,356	—	7,851	—
Total Investment Securities	$5,208	$21,161	$5,625	$15,790	$7,883	$11,394

Valuation of Securities. We record securities available for sale in our statement of financial condition at fair value. We use market price quotes for valuation. Equity securities available for sale trade daily on various stock exchanges. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of shares that we own in some of these equity securities may be in excess of the securities average daily trading volume. As a consequence, we may not be able to realize the quoted market price upon sale. Equity securities available for sale are adjusted to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

At December 31, 2005, the fair value and net unrealized loss associated with our securities available for sale was $5.2 million and $306,000, respectively.

Liquidity. Regulatory agencies require that the bank maintain sufficient liquidity to operate in a sound and safe manner. The principal sources of liquidity and funding are generated by the operations the Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities is determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and are continuously evaluated as part of the asset/liability management process. Historically, the bank has increased its level of deposits to allow for its planned asset growth. The level of deposits is influenced by general interest rates, economic conditions and competition, among other things. South Florida is a fast growing area with intense competition from other financial service providers. Management has found that adjusting pricing, or introducing new products, produces increased deposit growth. Adjusting the rate paid on money market accounts can quickly adjust the level of deposits. Management believes that the bank is currently operating in a stable environment.

In 2004 the bank became a member of the Federal Home Loan Bank of Atlanta. The bank has begun to access this vehicle to add a new source of liquidity to its business. At December 31, 2005 and March 31, 2006 the bank had $21,000,000 and $11,000,000, respectively, of Federal Home Loan Bank fixed rate advances to assist in funding its loan portfolio growth. The bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB. See notes to our consolidated financial statements for additional information regarding these advances. Liquidity at December 31, 2005 consisted of $27.6 million in cash and cash equivalents and $5.2 million in available-for-sale investments, for a total of $32.8 million, compared to a total of $11.8 million at year-end 2004. Liquidity at March 31, 2006 consisted of $23.5 million in cash and cash equivalents and $5.1 million in available-for-sale investments, for a total of $28.6 million, compared to a total of $32.8 million at year-end 2005.

If additional liquidity is needed, the bank has established a correspondent banking relationship with Independent Bankers Bank of Lake Mary, Florida. This relationship provides the bank with the ability to borrow from an unsecured line-of-credit to supplement liquidity up to the amount of $5.0 million. Interest is calculated on any outstanding balance at the prevailing market federal funds rate. The bank also has the ability to sell investments from the portfolio under a repurchase agreement with this correspondent bank. Similarly, we maintain a separate secured line-of-credit of $2.0 million with Independent Bankers Bank. See notes to our consolidated financial statements for additional information regarding these lines of credit. There were no borrowings under these lines of credit at March 31, 2006.

Liabilities and Stockholders’ Equity

The liability side of the balance sheet has great significance to the profitable operation of a bank. Deposits are the major source of the bank’s fund s for lending and other investment activities. Deposits are attracted principally from within the bank’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts and certificates of deposits (known as CD’s). Maturity terms, service fees and withdrawal penalties are established by the bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and Federal regulations.

Deposits and loan repayments are the major sources of funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. The bank may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources. The bank maintains a membership with the Federal Home Loan Bank which acts as an alternate source for borrowing as needed. Periodically the bank may purchase broker deposits to supplement deposits gathered through the branch network in order to fund loans as required.

Deposit Accounts

Deposits are attracted from within the bank’s market area and substantially all of the depositors are residents of the State of Florida. Deposit services for personal and business customers include a variety of checking accounts which include interest-earning, low-cost checking, and senior checking. Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for the bank which has historically maintained satisfactory levels of this type of deposits, because of the bank’s policy of relationship banking. Money market accounts are priced competitively within the bank’s market area of Palm Beach, Broward, and Miami-Dade counties. Management can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts, which are very liquid. The bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors. The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services. In addition, businesses can use the bank’s merchant credit card program.

In determining the terms of the deposit accounts, management considers current market interest rates, profitability to the bank, matching deposit and loan products and customer preferences and concerns. The bank currently offers certificates of deposit for terms not exceeding 60 months. As a result, management believes that it is better able to match the repricing of liabilities to the repricing of the loan portfolio. Management reviews the bank’s deposit mix and pricing weekly. From time to time management will supplement the level of CD’s by purchasing them through a brokerage facility. At December 31, 2005, the bank had $13.0 million of deposits outstanding that had been facilitated through brokerage relationships.

Deposit Insurance Assessments.  Deposit accounts in the bank are insued by the FDIC, generally up to a maximum of $100,000 per separately insured depositor, and up to a maximum of $250,000 on certain retirement accounts, including traditional and Roth individual retirement accounts. The FDIC maintains a risk-based deposit insurance assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for member institutions are determined semi-annually by the FDIC.

The FDIC has the authority to increase deposit insurance assessments if it determines such increases are appropriate to maintain the reserves of the deposit insurance fund at the required ratio of reserves to insured deposits of 1.25% or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on fund members.

In addition to assessments for deposit insurance, all FDIC-insured institutions are required to pay assessments to the FDIC to fund payments on bonds issued in the late 1980s by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

The Federal Deposit Insurance Reform Act of 2005 was enacted on February 8, 2006 as a part of the Deficit Reduction Act of 2005. Effective March 31, 2006, the Bank Insurance Fund and the Savings Association Insurance Fund were merged into a new combined fund, called the Deposit Insurance Fund. The Federal Deposit Insurance Reform Act (i) increases deposit insurance coverage for retirement accounts to $250,000, (ii) indexes the current $100,000 insurance coverage limit for standard accounts and the new $250,000 limit for retirement accounts to reflect inflation (with adjustments for inflation every five years, commencing January 1, 2011), (iii) requires the FDIC to assess annual deposit insurance premiums on all banks and savings institutions, (iv) gives a one-time insurance assessment credit totaling $4.7 billion to banks and savings institutions in existence on December 31, 1996 that can be used to offset premiums otherwise due, (v) imposes a cap on the level of the Deposit Insurance Fund and provide for dividends or rebates when the fund grows beyond a specified threshold, (vi) adopts a historical basis concept for distributing the aforementioned one-time credit and dividends (with each institution’s historical basis to be determined by a formula that looks back to the institution’s assessment base in 1996 and adds premiums paid since that time) and (vii) authorizes revisions to the current risk-based system for assessing premiums, including replacing the current fixed reserve ratio requirement of 1.25% with a range of between 1.15% and 1.5% of insured deposits.

The merger of the two deposit insurance funds required by the Federal Deposit Insurance Reform Act was effective as of March 31, 2006 and the increase in insurance coverage for retirement accounts was effective as of April 1, 2006. The FDIC is required to adopt final rules for the rest of the provisions no later than 270 days after enactment. On May 9, 2006, the FDIC approved three proposed rules governing deposit insurance assessments which implement the Reform Act. While the assessment method has not been determined yet, the Bank will face deposit insurance premium expense after beginning operations. The web site for the FDIC is (www.fdic.gov). The information on the web site is not and should not be considered part of this offering circular and is not incorporated by reference in this document. This web site is and is only intended to be an inactive textual reference.

Deposit Balances and Rates. The following table sets forth the average balances of the deposit portfolio of the bank for the years ending December 31, 2005, 2004 and 2003. Management views the deposit base as a good core deposit base that is stable and improving. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	2005			2004
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$41,437	0.00%	23%	$36,006	0.00%	26%
Interest bearing accounts:
NOW accounts	11,446	1.14%	6%	7,877	0.60%	6%
Money market deposit	20,297	1.91%	11%	18,513	1.18%	14%
Savings accounts	4,644	1.08%	3%	5,770	0.88%	4%
Time deposits	101,339	3.32%	57%	68,977	2.57%	50%
Total deposits	$179,162			$137,143

(Continued)

	2003
	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$17,328	0.00%	21%
Interest bearing accounts:
NOW accounts	5,308	0.66%	7%
Money market deposit	28,490	0.98%	35%
Savings accounts	1,747	0.50%	2%
Time deposits	28,578	2.49%	35%
Total deposits	$81,451

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of December 31, 2005 and 2004, is as follows:

	At December 31, 2005	At December 31, 2004
	(In thousands)
Three months or less	$8,908	$17,023
Over three through six months	11,706	7,391

Over six through twelve months	12,413	11,701
Over twelve months	6,941	10,459
	$39,968	$46,574

Correspondent Relationships. Correspondent banking involves one bank providing services to another bank which cannot provide that service itself for economic or organizational reasons. The bank purchases correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment service, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or loan participation with correspondent banks. The bank also sells loan participations to correspondent banks with respect to loans which exceed the bank’s lending limit.

The bank has an established correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. As compensation for services provided by a correspondent, the bank maintains certain balances with the correspondent in non-interest bearing accounts. Such compensating balances are not considered significant to the operations of the bank.

Borrowings. The bank has the ability to borrow from its correspondent banks to supplement the supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged.

In addition, we pledge securities to secure repurchase agreements. Additional details regarding securities sold under agreements to repurchase for 2005 and 2004 are as follows:

	2005	2004
	(Dollars in thousands)
Maximum amount outstanding at any month-end	$1,241	$2,466
Average balance for the year	625	2,453
Average interest rate	2.59%	0.73%
Average interest rate paid at year end	3.45%	1.68%

Federal Home Loan Bank Advances. In August 2004 the bank was accepted into membership of the Federal Home Loan Bank of Atlanta. At that time the bank assumed $3.0 million of advances previously issued to Gulf Bank. These advances carry a fixed rate of interest and were $21,000,000 and $8,000,000 at December 31, 2005 and 2004, respectively. The bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB. Please refer to Note 8 of the Notes to the Consolidated Financial Statements for additional information.

Equity and Capital Resources. We are subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have a direct material effect on the financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios, set forth in the table as of December 31, 2005 below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Management believes that as of December 31, 2005 it has met the capital adequacy requirements as defined by these definitions.

The column below with the heading “Bank” presents the capital ratios for the bank at December 31, 2005. The column below with the heading “Corp” presents the capital ratios for the consolidated business at December 31, 2005. The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

Regulator Definition for each Capital Tier Category			Corp	Bank	Adequately	Well
Tier-2 Capital	=	Tier-2 Cap/Risk Weighted Assets	23.3%	21.8%	8.0%	10.0%
Tier-1 Risk	=	Tier-1 Cap/Risk Weighted Assets	22.4%	20.9%	4.0%	6.0%
Tier-1 Leverage	=	Tier-1 Cap/Average Quarterly Assets	21.0%	19.6%	4.0%	5.0%

The company and the bank’s ratios at March 31, 2006 and December 31, 2005 are listed below.

Capital Ratios	March 31, 2006	December 31, 2005	Adequate	Well Capitalized
Sun American Bancorp
Total risk-weighted capital	20.79%	23.31%	>8%	>10%
Tier 1 risk-weighted capital	19.81%	22.36%	>4%	>6%
Tier 1 leverage capital	19.24%	21.02%	>4%	>5%

Sun American Bank
Total risk-weighted capital	19.18%	21.83%	>8%	>10%
Tier 1 risk-weighted capital	18.20%	20.89%	>4%	>6%
Tier 1 leverage capital	17.69%	19.63%	>4%	>5%

We continue to evaluate the interest rate exposure, control systems, earnings, asset quality, and liquidity through various monitoring systems to maintain an acceptable level of risk.

Average Balance Sheet. The following table contains for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the years ended December 31,
	2005				2004
	Average Balance	Interest	(3)	Average Yield/Rate	Average Balance	Interest	(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$23,587	$947		4.02%	$19,741	$762		3.86%
Federal funds sold	7,598	251		3.31	7,917	85		1.07
Loans :
Commercial loans (2)	26,865	2,201		8.19	25,521	1,605		6.42
Commercial real estate loans (2)	123,133	9,693		7.87	79,276	5,507		7.03
Consumer loans (2)	2,232	167		7.47	2,239	143		6.40
Residential real estate loans(2)	34,475	2,675		7.76	8,062	484		6.01
Home equity and other loans(2)	1,356	109		8.01	1,673	167		9.94
Total loans (2)	188,061	14,845		7.89	116,771	8,002		6.85
Total interest earning assets	219,246	16,043		7.32	144,429	8,849		6.13
Noninterest-earning assets	15,580				15,973
Total assets	$234,826				$160,402
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$31,743	517		1.63%	$26,390	267		1.01%
Savings accounts	4,644	50		1.08	5,770	51		0.88
Certificates of deposit	101,339	3,365		3.32	68,977	1,770		2.57
Total interest-bearing deposits	137,726	3,932		2.85	101,137	2,088		2.06
Federal funds purchased, securities sold under repurchase agreements and other	946	38		4.00	3,016	53		1.76
Federal Home Loan Bank advances	20,463	770		3.76	3,114	188		6.04
Total interest-bearing liabilities	159,135	4,740		2.98	107,267	2,329		2.17
Noninterest bearing liabilities	41,366				36,006
Stockholders’ equity	34,325				17,129
Total liabilities and stockholders’ equity	$234,826				$160,402
Net interest income and net yield on interest-earning assets		$11,303		5.16%		$6,520		4.51%

(continued)

	Year Ended December 31, 2003
	Average Balance	Interest	(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$16,656	$539		3.24%
Federal funds sold	4,481	48		1.07
Loans :
Commercial loans (2)	18,549	1,100		5.93
Commercial real estate loans (2)	36,442	2,483		6.81
Consumer loans (2)	2,456	188		7.65
Residential real estate loans(2)	2,927	207		7.07
Business Manager		238		9.29
Home equity and other loans(2)	2,485	129		5.19
Total loans (2)	65,420	4,345		6.64
Total interest earning assets	86,557	4,932		5.70
Noninterest-earning assets	7,114
Total assets	$93,671
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$33,798	$445		1.32%
Savings accounts	1,747	9		0.52
Certificates of deposit	28,578	726		2.54
Total interest-bearing deposits	64,123	1,180		1.84
Federal funds purchased, securities sold under repurchase agreements and other	2,705	17		0.63
Total interest-bearing liabilities	66,828	1,197		1.79
Noninterest bearing liabilities	17,328
Stockholders’ equity	9,515
Total liabilities and stockholders’ equity	$93,671
Net interest income and net yield on interest-earning assets		$3,735		4.32%

	For the three month period ended March 31,
	2006			2005
	Average Balance	Interest	Average Yield/Rate(3)	Average Balance	Interest	Average Yield/Rate(3)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Investments (1)	$28,496	$290	4.12%	$22,359	$229	4.09%
Federal funds sold and other	12,754	138	4.40	7,839	48	2.44
Loans:
Commercial loans (2)	26,582	627	9.56	28,532	540	7.57
Commercial mortgage loans (2)	145,701	3,156	8.78	115,976	2,155	7.43
Consumer loans(2)	1,859	38	8.22	1,571	27	6.93
Residential mortgage loans (2)	53,901	1,174	8.83	10,788	180	6.70
Home equity and other loans (2)	1,309	22	7.06	1,528	28	7.22
Total loans	229,352	5,017	8.87	158,395	2,930	7.40
Total interest earning assets	270,601	5,445	8.16	188,593	3,207	6.80
Non-interest earning assets	20,302			14,881
Total	$290,903			$203,474
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$71,011	634	3.62	$30,016	99	1.32
Savings accounts	3,272	8	1.05	5,014	13	1.06
Certificates of deposit	99,378	963	3.93	88,121	625	2.84
Total interest-bearing deposits	173,661	1,605	3.75	123,251	737	2.39
Federal funds purchased and securities sold under repurchase agreement	1,253	11	3.47	1,005	5	1.97
Federal Home Loan Bank advances	17,444	179	4.16	15,867	162	4.07
Total interest bearing liabilities	192,358	1,795	3.78	140,123	904	2.58
Non-interest bearing liabilities	42,034			41,392
Stockholders’ equity	56,511			21,959
Total	$290,903			$203,474
Net Interest income and yield on net interest-earning assets		$3,650	5.47%		$2,303	4.88%

———————

(1)

Includes investment securities and Federal Reserve Bank stock and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans

Rate/Volume Analysis. The impact of management’s strategies can be seen in the Analysis of Changes in Interest Income and Interest Expense table which follows. The table indicates changes in net interest income resulting either from changes in average balances or to changes in average rates for earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); (iii) change in rate/volume (change in rate multiplied by change in volume); and (iv) total change in rate and volume.

	2005 vs. 2004 Increase (Decrease) Attributable to				2004 vs. 2003 Increase (Decrease) Attributable to
	Volume	Rate	Rate/ Volume	Net	Volume	Rate	Rate/ Volume	Net
	(Dollars in Thousands)

Interest income on:
Investments	$148	$31	$6	$185	$100	$103	$20	$223
Federal funds sold	(3)	177	(8)	166	37	—	—	37
Loans receivable	4,883	1,218	742	6,843	3,410	139	109	3,658
Total interest income from interest-earning assets	5,028	1,426	740	7,194	3,547	242	129	3,918
Interest expense on:
NOW and money market accounts	54	163	33	250	(98)	(104)	24	(178)
Savings accounts	(10)	11	(2)	(1)	21	6	15	42
Certificates of deposit	832	517	246	1,595	1,026	8	10	1,044
Federal funds purchased under Repurchase agreement and other	(36)	67	(46)	(15)	2	31	3	36
Federal Home Loan Bank advances	1,048	(71)	(395)	582	—	—	188	188
Total interest expense from interest-bearing liabilities	1,888	687	(164)	2,411	951	(59)	240	1,132
Increase (decrease) in net interest income	$3,140	739	904	4,783	$2,596	$301	$(111)	$2,786

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. The bank’s primary market risk exposure is interest rate risk. Interest rate risk is the exposure of financial condition to adverse movements in interest rates. The bank’s income is derived primarily from the excess of interest collected on interest-earning assets over the interest paid on interest-bearing liabilities. The rates of interest earned on assets and owed on liabilities generally are established contractually for a period of time. Since market interest rates change over time, the bank is exposed to lower profitability if it can not adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and stockholder value; however, excessive levels of interest rate risk could pose a significant threat to the bank’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the bank’s safety and soundness. The Bank’s interest rate risk is monitored using its GAP analysis on a monthly basis.

We do not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the board of directors, management does not intend to engage in such activities in the immediate future.

Asset/Liability Management. A principal objective of the bank’s asset/liability management strategy is to minimize the bank’s exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the asset and liability committee of the bank that establishes policies and monitors results to control interest rate sensitivity.

The asset and liability committee examines the extent to which the bank’s assets and liabilities are interest rate sensitive and monitors our interest rate sensitivity GAP. An asset or liability is considered to be interest rate-sensitive if it will be repriced or mature within the time period analyzed, usually one year or less. The interest rate sensitivity GAP is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time periods. During a period of rising interest rates, a positive GAP would tend to result in an increase in net interest income; and a negative GAP would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to adversely affect net interest income.

If the repricing of the bank’s assets and liabilities were equally flexible and moved concurrently, the impact of any increases or decreases in interest rates on net interest income would be minimal. However, as commercial banking companies generally have a significant quantity of their earning assets in Rate-Over-Prime, rate-adjusted-day-of- change earning assets, GAP management is critical, as very few, if any, rate-sensitive liabilities (deposit accounts) adjust at such a rapid frequency.

The asset and liability committee evaluates the bank’s GAP position, and stratifies these results according to how often the repayment of particular assets and liabilities are impacted by changes in interest rates. Additionally, income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates; thus, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Additionally, certain types of earning assets (variable rate mortgage loans, for example) may have interest caps which may limit the level of rate increases, even though general market interest rates increase. GAP management is further complicated by asset (loan) prepayment and/or early withdrawal of liabilities (deposits). In volatile interest rate markets, the level of assets and liabilities assumed by the bank may not have accounted for the deviation that has occurred in the unpredictable interest rate environment.

Therefore, management’s and the asset and liability committee’s strategy is to maintain a balanced interest rate risk position to protect the bank’s net interest margin from market fluctuations. They review, on at least a monthly basis, the maturity and repricing of assets and liabilities for the various time periods considered.

The following table represents the bank’s cumulative GAP position as of December 31, 2005.

	Within Three Months	Zero to Twelve Months	Zero to Three Years	Zero to Five Years	Over Five Years	Total
	(Dollars in Thousands)

ASSETS:
Immediately repricing investments	$27,581	$27,581	$27,581	$27,581	$27,581	$27,581
Fixed investments	5,444	10,454	15,012	21,057	28,954	28,954
Loans	119,742	138,744	171,154	190,628	212,785	212,785
Total repricing assets	152,767	176,779	213,747	239,716	269,320	269,320
Nonearning assets						7,831
Total assets	$152,767	$176,779	$213,747	$239,716	$269,320	$277,151
LIABILITIES:
NOW accounts	$35,562	$35,562	$35,562	$35,562	$35,562	$35,562
Money market accounts	18,068	18,068	18,068	18,068	18,068	18,068
Savings accounts	3,737	3,737	3,737	3,737	3,737	3,737
Total core deposits	57,367	57,367	57,367	57,367	57,367	57,367
Certificates of deposit	19,683	77,277	99,887	103,120	103,121	103,121
Other borrowed funds	11,026	11,026	22,026	22,026	22,026	22,026
Total repricing liabilities	88,076	145,670	179,280	182,513	182,514	182,514
Demand deposits						32,971
Other liabilities						2,041
Stockholders’ equity						59,625
Total liabilities and equity	$88,076	$145,670	$179,280	$182,513	$182,514	$277,151
Asset/liability GAP, cumulative	64,691	31,109	34,467	57,203	86,806
Rate sensitive assets/rate sensitive liabilities, cumulative	1.73	1.21	1.19	1.31	1.48
Target	.80-2.00	.80-1.50	.80-1.50	.80-1.50	.80-1.50

Effect of Government Policy, Future Legislation and Changing Financial Markets

One of the primary determinants of our future success and profitability is the interest rate differentials obtained by our affiliate banking institution. The bank’s earning capacity will be largely controlled by the difference between the interest rate paid on its deposits and other borrowings and the interest rates received on loans to customers and securities held in its investment portfolio. The value and yields of its assets and the rate paid on its liabilities are sensitive to changes in prevailing rates of interest. Consequently, our earnings and growth will be influenced by general economic conditions, the monetary and fiscal policies of the federal government and policies of regulatory agencies which implement national monetary policy. The nature and impact of any future changes in monetary policies cannot be predicted. The entire regulatory environment which controls the banking industry in the United States is undergoing significant change, both as to the banking industry itself and the permissible competition between banks and non-banking financial institutions. There have been significant regulatory changes in the areas of bank mergers and acquisitions, the products and services offered by banks and the non-banking activities in which bank and financial service holding companies may engage. Partly as a result of such changes, banks are now actively competing with other types of depository institutions and with non-bank financial institutions such as money market funds, brokerage firms, insurance companies and other financial services organizations. It is not possible at this time to assess what impact these changes will ultimately have on us and our operations. Certain legislative and regulatory proposals that could affect are pending, or may be introduced, in the United States Congress, the Florida legislature and various other governmental agencies. These proposals could further alter the structure, regulation and competitive relationship of financial institutions and may subject us to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies frequently propose rules and regulations to implement and enforce already existing legislation. It cannot be predicted whether or in what form any future legislation or regulations will be enacted or to the extent to which our business will be affected by such matters.

Impact of Inflation and Changing Prices

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. Our assets and liabilities are primarily monetary in nature and management believes that changes in market interest rates have a greater impact on its performance than do the effects of inflation in the current environment.

DIRECTORS AND EXECUTIVE OFFICERS

Our Amended and Restated Certificate of Incorporation, in conjunction with our Amended and Restated By-laws, provide that the number of directors constituting the board of directors shall be not less than five nor more than twenty-five with the exact number of directors to be fixed from time to time exclusively by resolution passed by a majority of the board of directors. The board has set the number of directors at eight. In accordance with the Amended and Restated Certificate of Incorporation, the board of directors is divided into three classes, designated Classes I, II and III, which are to be comprised of a number of directors as nearly equal in number as possible. The members of each class of directors are to be elected for a term of three years and until their respective successors are elected and qualified or until the director’s resignation or removal.

Our directors and their ages as of May 1, 2006 are as follows:

Name	Age	Title/Position	Director Since	Present Term Expires	Class
James F. Partridge	77	Chairman of the Board	2000	2008	III
Hugo A. Castro*	63	Director and Secretary	2000	2006	I
Nelson Famadas, Ph.D	57	Vice Chairman of the Board	2002	2007	II
Michael E. Golden	62	Director, President and Chief Executive Officer	2000	2008	III
Leonard F. Marinello*	66	Director	2000	2006	I
Stephen L. Perrone	62	Director	2001	2007	II
Michael F. Rosinus	47	Director	2005	2006	I
Alberto Valle	68	Director	2000	2008	III

———————

*

The son of Hugo A. Castro is married to the daughter of Leonard F. Marinello.

The business experience for the past five years, unless otherwise indicated, of each member of the board of directors is set forth below.

James F. Partridge: Mr. Partridge has been Chairman of the board of directors since April 2000. He is also a director of the bank. He retired as President of Visa International, Latin America and Caribbean Region, on June 30, 1999 after serving in a variety of capacities since 1978. He joined the management of Visa International as Vice President in charge of the Development Division for the Western United States, Latin America and Asia-Pacific. At present, he serves as a Strategic Director on the Regional Board of Directors of Visa International and is Chairman of its Executive & Planning Committee.

Hugo A. Castro: Mr. Castro has been a director since April 2000 and Secretary of the company since 2002. He is also a director and President of the bank. He has been working in the banking industry for 39 years. Until 1999, he served as President and Chief Executive Officer of Eastern National Bank in Miami, Florida. He was an Executive Vice President with Totalbank in Miami, Florida from 1996 to 1998. From 1994 to 1996, he was Executive Vice President with Intercontinental Bank, having joined Intercontinental upon the acquisition of Commercial Trust Bank in 1993. He was the President, Chief Executive Officer, director and a founding stockholder of Commercial Trust Bank from 1988 to 1993, following 20 years of service at Commercial Bank & Trust Company, where he served as Executive Vice President. He is a graduate of the School of Banking of the South at Louisiana State University and also holds a degree from Miami-Dade College and he attended La Salle University in Havana, Cuba in 1960 and 1961.

Nelson Famadas, Ph.D.: Dr. Famadas has been a director and Vice Chairman since May 2002. He is also a director of the bank. He has served as Chairman and Chief Executive Officer of Gables Holding Corporation, a real estate development company, since 1991. He serves on the board of directors of various civic and charitable organizations both in Puerto Rico and Florida. He is also a member of the board of directors of a community-based home healthcare agency, as well as of two non-profit hospitals. He is presently an Adjunct Professor at Florida International University’s School of Business Administration, lecturing in Operations Management.

Michael E. Golden: Mr. Golden has been a director since March 2002 and President and Chief Executive Officer since June 2002. He is also Chairman of the board and Chief Executive Officer of the bank. He has been in the investment banking/securities business for over 25 years. He was a Senior Vice President in sales and management at Smith Barney from 1979 to 1989. In 1989, he founded a securities firm, First Colonial Securities Group, which grew nationwide to 25 offices and 200 retail brokers specializing in asset management and investment banking. Mr. Golden worked at First Colonial Securities Group until March 2001 and acted as a private investor from March 2001 until April 2002 and as a private securities broker from April to June 2002. He has also been on the board of directors of other banks and industrial companies. He is currently Chairman of the Kid Academy, a child-learning center that he founded in 1987.

Leonard F. Marinello: Mr. Marinello has been a director since April 2000. He is also director of the bank. He is founder, President and Chief Executive Officer of Allied Plating Supplies, Inc., a company engaged in the metal finishing business located in Hialeah, Florida, which was formed in 1957. He was a director of Commercial Trust Bank from 1988 to 1993. During his tenure at Commercial Trust Bank, he was an active member of its Loan and Audit Committees. He has also served as a director of several privately held companies, including Allied Plating Supplies, Inc. (Chairman), Arch Drain Block Co. (Chairman), Brick Oven Pizzaria and Royal Sport, Inc. He is a graduate of the University of Miami, where he received a Bachelor’s Degree in Finance.

Stephen L. Perrone: Mr. Perrone has been a director since September 2001. He is also a director of the bank. He is founder and President of Brickell Bay Capital Group, a private investment firm, which was formed in 1996. Prior to founding Brickell Bay Capital Group, he was a partner with the law offices of Shutts & Bowen in Miami, Florida, where he began his legal career in 1968. He has been active in community affairs, having been past president of the Miami Downtown Lions Club and the Coral Gables South Miami Khoury Baseball League, where he was active for 12 years. He was a founding member of the Archdiocese of Miami Education Foundation. He has also served on the board of directors of Gulliver Schools and the Miami City Ballet. He is a Certified Public Accountant, licensed in Florida.

Michael F. Rosinus: Mr. Rosinus has been a director since November 2005. He is also a director of the bank. He has been a portfolio manager at Tiedeman Investment Group since 1998 and a general partner in Tiedeman Rosinus LP since 1998.

Alberto Valle: Mr. Valle has been a director since September 2001. He is also a director of the bank. He has been employed by BMC Investments and Athlone of Florida, Inc. since 1987. He was a director of Commercial Trust Bank from 1988 to 1993. He also served as Vice President and Lending Officer for Commercial Bank and Trust from 1985 to 1988. He attended the Havana Institute in Havana, Cuba where he received a Bachelor in Science Degree.

The business experience for the past five years, unless otherwise indicated, of the Company’s executive officers who are not also directors is set forth below.

Alfredo M. Barreiro: Mr. Barreiro, age 39, has been an Executive Vice President since June 2005 and the Chief Operating Officer of the bank since 2003. He was the Chief Financial Officer and Controller of the company and the bank from 2002 to 2003. He was the Chief Financial Officer of Union Credit Bank in Miami, Florida from 2001 to 2002. He was the Vice President and Controller of Sofisa Bank of Florida from 1999 to 2001. He was the Controller of Florida International Bank from 1997 to 1999 and the Assistant Controller from 1995 to 1997. He started his banking career with Banco Latino International as an Accounting Assistant and Assistant Treasurer. He is a graduate of Florida International University where he received a Bachelor’s of Business Administration Degree in Finance and Miami Dade Community College where he received an Associate of Arts Degree in Economics.

Robert K. Garrett: Mr. Garrett, age 44, has been an Executive Vice President since June 2005 and the Chief Lending Officer of the bank since 2000. He was the Vice President of Commercial Lending for Intercontinental Bank, Totalbank and Eastern National Bank in Miami, Florida. He started his banking career with Commercial Bank & Trust Company in Miami, Florida in 1980. He received a Commercial Lending Diploma from the American Institute of Banking and is a graduate of Florida International University where he received a Bachelor’s in Arts Degree in Finance.

Robert L. Nichols: Mr. Nichols, age 47, has been the Chief Financial Officer of the company and the bank since April 2004 and the President of the Executive Committee of the bank since June 2005. He was the Chief Financial Officer for the Private Banking business in the United States for the Royal Bank of Canada in Miami, Florida from September 2002 to April 2004 and also developed an Investment Advisory business for the Royal Bank of Canada since he relocated to Miami, Florida in 1997. He was the Managing Director of the Royal Bank of Canada’s International Investment Management and Trust business from 1991 to 1997. He managed a Branch Audit function and then the Corporate Accounting department of Royal Trust from 1986 to 1991. He spent five years in public accounting with Ernst & Young LLP in Canada. He is a graduate of the University of Toronto where he received a Bachelor’s of Commerce Degree. He earned a Chartered Accountant (Canada) designation in 1984.

William T. Ross: Mr. Ross, age 57, has been the Executive Vice President, Sales and Service of the bank since June 2005. From February to June 2005, Mr. Ross was Vice President, Sales and Service of the bank. He has been in the financial services industry for over 31 years. He was a market executive for RBC Centura Bank from July 2003 to January 2005. He was a Senior Manager in sales and service management for Bank of Montreal and Harris Trust from January 1975 to June 2003. In 1997, he assumed responsibility for coordinating the expansion efforts of Bank of Montreal/Harris Bank in the Florida market.

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EXECUTIVE COMPENSATION

General

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid to the “named executive officers,” as defined in Item 402(a)(2) of Regulation S-B, for services rendered in all capacities to the company and its subsidiaries during the fiscal years ended December 31, 2005, 2004 and 2003.

Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($) (2), (3)	Securities Underlying Options (#)	All Other Compensation ($) (4)
Michael E. Golden Director, President and Chief Executive Officer of the company and Chairman and Chief Executive Officer of the bank	2005 2004 2003	$200,000 $130,000 $125,000		$137,500 $ 5,000 $ 3,500	$10,800 $10,800 $11,400	140,000 150,000 19,000	$11,196 $11,196 $11,196
Hugo A. Castro Secretary of the company and President of the bank	2005 2004 2003	$175,000 $130,000 $125,000		$ 50,000 $ 5,000 $ 3,500	$10,800 $10,800 $11,400	90,000 25,000 19,000	$ 9,800 $ 9,800 $ 9,800
Robert L. Nichols Chief Financial Officer of the company and President of the Executive Committee and Chief Financial Officer of the bank	2005 2004 2003	$133,958 $ 74,347 —	(1)	$ 50,000 $ 10,000 —	$ 3,000 — —	25,000 75,000 —	— — —
Robert K. Garrett Executive Vice President and Chief Lending Officer of the bank	2005 2004 2003	$ 93,750 $ 80,035 $ 76,763		$ 20,000 $ 10,000 $ 1,500	$ 3,000 $ 3,000 $ 2,750	35,000 5,000 4,000	— — —
Alfredo M. Barreiro Executive Vice President and Chief Operating Officer of the bank	2005 2004 2003	$ 90,000 $ 73,360 $ 65,017		$ 20,000 $ 10,000 $ 5,500	$ 1,500 — —	20,000 30,000 16,000	— —

———————

(1)

Mr. Nichols’ employment with the company commenced in April 2004.

(2)

Represents a monthly car allowance.

(3)

The company rents an apartment in Miami, Florida at a monthly rent of $1,550. The apartment is used primarily for business purposes, but is available and has been used infrequently by the company’s executive officers for personal purposes.

(4)

Represents the life insurance premium paid by the company on behalf of Mr. Golden and Mr. Castro.

Option Grants in Fiscal Year 2005

The following table sets forth information regarding options to purchase shares of the company’s common stock granted to the named executive officers during 2005.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (1)	Expiration Date
Michael E. Golden	140,000	25%	$4.25	07/21/2015
Hugo A. Castro	90,000	16%	$4.25	07/21/2015
Robert L. Nichols	25,000	4%	$4.25	07/21/2015
Robert K. Garrett	35,000	6%	$4.25	07/21/2015
Alfredo M. Barreiro	20,000	4%	$4.25	07/21/2015

———————

(1)

Represents the market price on the grant date.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Value

The following table sets forth certain information concerning exercises of options by the named executive officers during 2005, as well as information concerning unexercised stock options held as of December 31, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael E. Golden	—	—	309,000	—	$325,450	—
Hugo A. Castro	—	—	184,000	—	$229,200	—
Robert L. Nichols	—	—	35,000	65,000	$ 53,850	$82,650
Robert K. Garrett	—	—	27,200	31,800	$ 41,900	$11,150
Alfredo M. Barreiro	—	—	28,800	37,200	$ 48,080	$40,820

———————

(1)

Represents the aggregate market value (market price of common stock less the exercise price) of the options granted based upon the closing price of the common stock as reported on the American Stock Exchange on December 30, 2005, the last trading day for such year, of $4.40 per share.

Compensation of Directors

During 2005, we compensated the non-managerial directors for their services as directors of the bank at the rate of $2,000 per month. As of January 1, 2006, we compensate the non-managerial directors for their services as directors of the bank at the rate of $3,000 per month. Directors are not paid a separate fee for their services as directors of the company. All directors are eligible to receive awards under our Amended and Restated Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan. On July 21, 2005, each of Messrs. Partridge, Perrone, Marinello, Famadas and Valle were granted options to purchase 50,000 shares of our common stock. The exercise price of each option is $4.25 per share.

The options were to vest 20% per year beginning on January 1, 2006. On December 16, 2005, the board of directors approved the acceleration of the vesting of all then unvested stock options awarded to directors of the company in connection with our adoption of Financial Accounting Standards Board Statement No. 123R “Share-Based Payment” as of January 1, 2006.

Employment Contracts and Termination of Employment Arrangements

Employment Agreement with Michael Golden

On May 22, 2006, we and the bank, entered into an Employment Agreement with Michael Golden, our director, President and Chief Executive Officer and Chairman and Chief Executive Officer of the bank. In these capacities, Mr. Golden will be responsible for overseeing and managing our and the bank’s day-to-day business, operations and strategy and will report directly to the board of directors.

Mr. Golden will be employed for an initial term of one year commencing on January 1, 2006 and ending December 31, 2006. The agreement will be extended automatically each year on the anniversary date of the initial term for an additional one year term unless either party provides written notice at least 30 days prior to the end of the extended term.

During the initial term, Mr. Golden will receive an annual base salary of $275,000 and quarterly performance bonuses of $25,000. The Compensation Committee of the board of directors will pay Mr. Golden the performance bonuses if we and the bank meet, or, in the discretion of the Compensation Committee, substantially meet, certain established financial goals based upon our approved 2006 budget. To the extent a performance goal is not met in a particular quarter, the Compensation Committee can pay Mr. Golden the missed quarterly bonus as part of the following quarter’s bonus if the performance goal is met by the end of the following quarter. By way of example, if a performance goal is not met in the first quarter, but is met by the end of the second quarter, Mr. Golden’s second quarter bonus will include the missed bonus for the first quarter and he will receive a $50,000 bonus. An additional bonus may be paid to Mr. Golden at the fiscal year end if certain financial goals are exceeded. The amount of such bonus, if any, will be determined, on a discretionary basis, by the Compensation Committee. As part of his annual compensation package, on April 19, 2006, the Compensation Committee approved the issuance of options to purchase 150,000 shares of our common stock and 50,000 shares of restricted stock to Mr. Golden. In addition, Mr. Golden may be entitled to a sale bonus in connection with any future sale of us or the bank, although no such sale is contemplated at this time, the terms of which will be determined by us and Mr. Golden within 90 days of May 22, 2006.

Mr. Golden is also entitled to a $900 per month car allowance, participation in the insurance, health and medical benefits that are generally made available to our senior executives, payment of the premium of the life insurance policy payable to his beneficiaries, 4 weeks of vacation, reimbursement of necessary and reasonable expenses incurred or paid by him in connection with the performance of his duties, and such other benefits as may be provided to our other senior executives, including participation in our 401(k) plan and stock option plans.

We also agreed to indemnify Mr. Golden against all claims, actions, suits, proceedings, liabilities, damages, fines, costs and expenses that he may incur in connection with the performance of his duties. During the employment term and for a period of 3 years thereafter, we will maintain directors and officers liability insurance coverage on behalf of Mr. Golden at whatever amount we deem reasonable.

We and our board of directors agreed to cause Mr. Golden to be nominated to be elected as a director to the board of directors each time his term as a director is set to expire.

Pursuant to the terms of the agreement, Mr. Golden cannot, anywhere in the United States, directly or indirectly,: (i) acquire, or own in any manner, any interest in any entity that engages in our or the bank’s business, referred to as the business in this prospectus, or that engages in any business, activity or enterprise that competes with any aspect of the business; or (ii) be interested in, or otherwise participate in the management or operation of, any entity that engages in any business, activity or enterprise that competes with any aspect of the business. Mr. Golden can serve as an officer or director of any entity or business enterprise, or otherwise participate in educational, welfare, social, religious and civic organizations, provided that he does not serve as a director or officer of any entity or business enterprise that engages in a business that competes directly with the bank’s business. Mr. Golden is permitted to make investments in the securities of any entity or business enterprise, provided that he cannot make any investments in the securities of any entity or business enterprise that engages in a business that competes directly with the bank’s business.

In the event of Mr. Golden’s death, the agreement automatically terminates and in the event of his incapacity, the agreement may be terminated by us upon written notice. In either event, we will pay to Mr. Golden, his estate, or his legal representative, as applicable,: (i) the base salary through the date of termination, plus the base salary for the remaining term of the agreement and an additional one year term; (ii) the performance bonus; (iii) the sale bonus; and (iv) any business expenses that were properly reimbursable to him through the date of termination.

We can terminate Mr. Golden’s employment at any time for “cause,” as defined below, upon written notice. In the event Mr. Golden’s employment is terminated by us for cause or he voluntarily terminates his employment prior to the end of the employment term upon 90 days’ prior written notice, we will pay to him: (i) the base salary through the date of termination; (ii) any accrued, but unpaid, performance bonus and sale bonus; and (iii) any business expenses that were properly reimbursable to him through the date of termination. “Cause” is defined in the agreement to include: (i) the material breach by Mr. Golden of any of the material terms or provisions of the agreement; (ii) the willful misconduct of Mr. Golden in connection with the performance of his material duties or his willful refusal to perform all or any portion of his material duties and responsibilities; or (iii) fraud, criminal conduct, material dishonestly or breach of trust or embezzlement by Mr. Golden.

We can terminate Mr. Golden’s employment without cause at any time upon 30 days’ prior written notice. In such event, the agreement requires us to pay to Mr. Golden, in accordance with our regular payroll policy; (i) the base salary through the date of termination, plus the base salary for the remaining term of the agreement and an additional one year term (the “Severance Period”); (ii) the performance bonus; (iii) the sale bonus; (iv) any business expenses that were properly reimbursable to him through the date of termination; and (v) during the Severance Period, the health and medical insurance and other benefits that were provided to him prior to termination. In addition, any stock options granted by us to Mr. Golden that have not vested or are not exercisable on the date of termination will automatically vest and become immediately exercisable.

Mr. Golden can terminate his employment for “good reason,” as defined below, upon notice to us within 30 days after he has actual knowledge of the event providing such good reason and we fail to cure the event within 30 days following the notice. If Mr. Golden terminates his employment for good reason, it will have the same effect and afford him the same rights and benefits as if we terminated his employment without cause. “Good reason” means the occurrence of any of the following events: (i) Mr. Golden is not retained as our Chief Executive Officer even if he is allowed to continue in our employ; (ii) we materially reduce his duties and responsibilities; (iii) he is removed from his position as a member of our board of directors for any reason other than in connection with his termination for cause; or (iv) we fail to perform or observe any of our material obligations to him under the agreement, including, without limitation, by failing to provide or cause the provision of, any compensation or benefits that we are obligated to provide.

Employment Agreement with Hugo Castro

On June 5, 2006, we and the bank, entered into an Employment Agreement with Hugo Castro, our director and Secretary and President of the bank. Mr. Castro will be employed as President of the bank for an initial term of one year commencing on January 1, 2006 and ending December 31, 2006. The agreement will be extended automatically each year on the anniversary date of the initial term for an additional one-year term unless either party provides written notice at least 30 days prior to the end of the extended term.

During the initial term, Mr. Castro will receive an annual base salary of $195,000. Mr. Castro may also receive bonus compensation. Mr. Castro is also entitled to a $900 per month car allowance, participation in the insurance, health and medical benefits that are generally made available to senior executives of the bank, 4 weeks of vacation, reimbursement of necessary and reasonable expenses incurred or paid by him in connection with the performance of his duties, and such other benefits as may be provided to our other senior executives, including participation in our 401(k) plan and stock option plans.

We also agreed to indemnify Mr. Castro against all claims, actions, suits, proceedings, liabilities, damages, fines, costs and expenses that he may incur in connection with the performance of his duties. During the employment term and for a period of 3 years thereafter, we will maintain directors’ and officers’ liability insurance coverage on behalf of Mr. Castro at whatever amount we deem reasonable.

The bank and its board of directors agreed to cause Mr. Castro to be nominated to be elected as a director to the Bank’s board of directors each time his term as a director is set to expire.

Pursuant to the terms of the agreement, Mr. Castro cannot, anywhere in the United States, directly or indirectly,: (i) acquire, or own in any manner, any interest in any entity that engages in the business or that engages in any business, activity or enterprise that competes with any aspect of the business; or (ii) be interested in, or otherwise participate in the management or operation of, any entity that engages in any business, activity or enterprise that competes with any aspect of the business. This provision will stay in effect for 3 years from the termination of the agreement.  Mr. Castro can serve as an officer or director of any entity or business enterprise, or otherwise participate in educational, welfare, social, religious and civic organizations, provided that he does not serve as a director or officer of any entity or business enterprise that engages in a business that competes directly with the bank’s business. Mr. Castro is permitted to make investments in the securities of any entity or business enterprise, provided that he cannot make any investments in the securities of any entity or business enterprise that engages in a business that competes directly with the bank’s business.

In the event of Mr. Castro’s death, the agreement automatically terminates and in the event of his incapacity, the agreement may be terminated by us upon written notice. In either event, we will pay to Mr. Castro, his estate, or his legal representative, as applicable, the base salary through the date of termination, plus the base salary for the remaining term of the agreement.

We can terminate Mr. Castro’s employment at any time for “cause,” as defined below, upon written notice. In the event Mr. Castro’s employment is terminated by us for cause or he voluntarily terminates his employment prior to the end of the employment term upon 90 days’ prior written notice, we will pay to him: (i) the base salary through the date of termination; (ii) any accrued, but unpaid, performance bonus; and (iii) any business expenses that were properly reimbursable to him through the date of termination. “Cause” is defined in the agreement to include: (i) the material breach by Mr. Castro of any of the material terms or provisions of the agreement; (ii) the willful misconduct of Mr. Castro in connection with the performance of his material duties or his willful refusal to perform all or any portion of his material duties and responsibilities; or (iii) fraud, criminal conduct, material dishonestly or breach of trust or embezzlement by Mr. Castro.

We can terminate Mr. Castro’s employment without cause at any time upon 30 days’ prior written notice. In such event, the agreement requires us to pay to Mr. Castro, in accordance with our regular payroll policy: the base salary through the date of termination, plus the base salary for the remaining term of the employment agreement.

Mr. Castro can terminate his employment for “good reason,” as defined below, upon notice to us within 30 days after he has actual knowledge of the event providing such good reason and we fail to cure the event within 30 days following the notice. If Mr. Castro terminates his employment for good reason, it will have the same effect and afford him the same rights and benefits as if we terminated his employment without cause. “Good reason” means the occurrence of any of the following events: (i) Mr. Castro is not retained as the President of the bank even if he is allowed to continue in our employ; (ii) we materially reduce his duties and responsibilities; (iii) he is removed from his position as a member of our board of directors or the bank’s board of directors for any reason other than in connection with his termination for cause; or (iv) we fail to perform or observe any of our material obligations to him under the agreement, including, without limitation, by failing to provide or cause the provision of, any compensation or benefits that we are obligated to provide.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 16, 2006, there were 18,822,652 shares of common stock issued and outstanding. The following table shows, as of May 16, 2006, the number of shares of common stock beneficially owned by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of any class of our outstanding voting securities.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers
James F. Partridge	325,608	(2)	1.7%
Hugo A. Castro	301,415	(3)	1.6%
Nelson Famadas	346,318	(4)	1.8%
Michael E. Golden	559,836	(5) (25)	2.9%
Leonard F. Marinello	303,186	(6)	1.6%
Stephen L. Perrone	471,596	(7)	2.5%
Michael F. Rosinus	464,825	(8) (25)	2.4%
Alberto Valle	154,550	(9)	*
Alfredo M. Barreiro	30,800	(10)	*
Robert K. Garrett	31,700	(11)	*
Robert L. Nichols	40,000	(12)	*
All directors and executive officers as a group (12 persons)	3,037,834	(13) (25)	14.9%
More than 5% Holders
Steven Major 350 Madison Avenue, 9th Floor New York, NY 10017	1,261,125	(14)	6.6%
Jay R. Petschek 350 Madison Avenue, 9th Floor New York, NY 10017	1,261,125	(14)	6.6%
Corsair Capital Management, L.L.C. 350 Madison Avenue, 9th Floor New York, NY 10017	1,261,125	(14)	6.6%
First BanCorp 1519 Ponce de Leon Avenue Santurce, PR 00909	1,142,341	(15)	5.9%
Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	1,637,159	(16)	8.3%
Martin Stein 21331 Greenwood Ct. Boca Raton, FL 33433	1,085,449	(17)	5.6%
McAlpine Park Lane, Inc. 1100 5th Avenue South, Suite 201 Naples, FL 34102	1,390,875	(18)	7.0%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
QVT Financial GP LLC 527 Madison Avenue, 8th Floor New York, NY 10022	1,500,000	(19)	7.8%
QVT Financial LP 527 Madison Avenue, 8th Floor New York, NY 10022	1,500,000	(19)	7.8%
QVT Associates GP LLC 527 Madison Avenue, 8th Floor New York, NY 10022	1,500,000	(19)	7.8%
QVT Fund LP Walkers SPV, Walkers House P.O. Box 908GT Mary Street George Town, Grand Cayman, Cayman Islands	1,500,000	(19)	7.8%
Second Curve Capital, LLC 200 Park Avenue, Suite 3300 New York, NY 10116	1,875,000	(20)	9.6%
Second Curve Partners, LP 200 Park Avenue, Suite 3300 New York, NY 10116	1,171,875	(21)	6.1%
James G. Dinan 390 Park Avenue New York, NY 10022	4,875,375	(22)	23.8%
JGD Management Corp. 390 Park Avenue New York, NY 10022	4,875,375	(22)	23.8%
York Global Value Holdings, LLC 390 Park Avenue New York, NY 10022	2,681,250	(23)	13.6%
York Global Value Partners, L.P. 390 Park Avenue New York, NY 10022	2,681,250	(23)	13.6%
York Offshore Holdings, Limited 390 Park Avenue New York, NY 10022	1,747,125	(24)	9.0%
York Investment Limited 390 Park Avenue New York, NY 10022	1,747,125	(24)	9.0%

———————

*

less than 1%

(1)

Unless otherwise provided, the address of each beneficial holder listed above is c/o Sun American Bancorp, 3400 Coral Way, Miami, Florida 33145.

(2)

Includes options to purchase 152,600 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(3)

Includes options to purchase 184,000 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(4)

Includes 37,943 shares of common stock owned by Mr. Famadas’ wife, over which Mr. Famadas has voting and dispositive power, and options to purchase 155,050 shares of common stock held by Mr. Famadas, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(5)

Includes options to purchase 309,000 shares of common stock and other securities exercisable into 77,829 shares of common stock, all of which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 125,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006 and 50,000 shares of restricted stock.

(6)

Includes options to purchase 153,050 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(7)

Includes 125,928 shares of common stock held by SEFKO Capital Ltd., 76,317 shares of common stock held by Sefko, Inc., 48,900 shares of common stock held by Seven Hills Investments, LLC, over which Mr. Perrone has sole voting power and shared investment power, 16,215 shares of common stock held by Brickell Bay Management Inc., over which Mr. Perrone has sole voting power, 49,786 shares of common stock held in Mr. Perrone’s IRA and options to purchase 152,450 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006. Includes other securities exercisable into 2,000 shares of common stock, which are exercisable within 60 days of May 16, 2006.

(8)

Includes 309,750 shares of common stock held by Tiedemann Rosinus LP, over which Mr. Rosinus has shared voting and investment power, 200 shares owned by Mr. Rosinus’ son and Class F warrants to purchase 154,875 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(9)

Includes options to purchase 154,550 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 50,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(10)

Includes options to purchase 28,800 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 57,200 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(11)

Includes option to purchase 27,200 shares of common stock and other securities exercisable into 3,000 shares of common stock, all of which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 57,800 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(12)

Includes options to purchase 35,000 shares of common stock, which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 115,000 shares of common stock, which are not exercisable within 60 days of May 16, 2006.

(13)

Includes options to purchase 1,351,700 shares of common stock and other securities exercisable into 237,704 shares of common stock beneficially owned by the directors and named executive officers, all of which are exercisable within 60 days of May 16, 2006. Also includes 2,000 shares of common stock and options to purchase 6,000 shares of common stock owned by another executive officer, all of which are exercisable within 60 days of May 16, 2006. Excludes options to purchase 705,000 shares of common stock owned by directors and named executive officers and 54,000 shares of common stock owned by another executive officer, which are not exercisable within 60 days of May 16, 2006. Also excludes 50,000 shares of restricted stock owned by a named executive officer.

(14)

Includes 405,703 shares of common stock and Class F warrants to purchase 202,852 shares of common stock held by Corsair Capital Partners, L.P., 253,975 shares of common stock and Class F warrants to purchase 126,988 shares of common stock held by Corsair Select, L.P., 51,665 shares of common stock and Class F warrants to purchase 25,832 shares of common stock held by Corsair Capital Investors, Ltd., 19,058 shares of common stock and Class F warrants to purchase 9,529 shares of common stock held by Corsair Capital Partners 100, L.P., 13,065 shares of common stock and Class F warrants to purchase 6,533 shares of common stock held by Corsair Long Short International, Ltd., and 145,925 shares of common stock held in accounts managed by Corsair Capital Management, L.L.C. As reported on Schedule 13G filed with the SEC on March 2, 2006, Corsair Capital Management, L.L.C. has shared voting power over 1,115,200 shares beneficially owned by it as the investment manager for Corsair Capital Partners, L.P., Corsair Select, L.P., Corsair Capital Investors, Ltd., Corsair Capital Partners 100, L.P., and Corsair Long Short International, Ltd.

(collectively, the “Corsair Entities”) and shared dispositive power over 1,261,125 shares beneficially owned by it as the investment manager of the Corsair Entities, which total also includes the 145,925 shares held in accounts it manages. As reported on Schedule 13G filed with the SEC on March 2, 2006, each of Mr. Major and Mr. Petschek have shared voting power over 1,115,200 shares and shared dispositive power over 1,261,125 shares beneficially owned by him as a controlling person of Corsair Capital Management, L.L.C. The Class F warrants are exercisable within 60 days of May 16, 2006.

(15)

Includes Class A warrants to purchase 131,425 shares of common stock, Class B warrants to purchase 131,425 shares of common stock and Class D warrants to purchase 250,000 shares of common stock, all of which are exercisable within 60 days of May 16, 2006.

(16)

Includes Class D warrants to purchase 842,106 shares of common stock and Class F warrants to purchase 108,000 shares of common stock, all of which are exercisable within 60 days of May 16, 2006.

(17)

Includes 139,282 shares held by Mr. Stein’s wife, over which Mr. Stein has voting and dispositive power, Class A warrants to purchase 60,000 shares of common stock and Class C warrants to purchase 414,000 shares of common stock, all of which are exercisable within 60 days of May 16, 2006.

(18)

Includes Class A warrants to purchase 200,000 shares of common stock, Class B warrants to purchase 200,000 shares of common stock, Class D warrants to purchase 490,000 shares of common stock and Class F warrants to purchase 18,625 shares of common stock, all of which are exercisable within 60 days of the May 16, 2006.

(19)

Includes 1,000,000 shares of common stock and Class F warrants to purchase 500,000 shares of common stock, which are exercisable within 60 days of May 16, 2006, held by QVT Fund LP. As reported on Schedule 13G filed with the SEC on December 8, 2005, QVT Financial GP LLC is the general partner of QVT Financial LP, which is the investment manager of QVT Fund LP. In addition, QVT Associates GP LLC is the general partner of QVT Fund LP.

(20)

Includes 781,250 shares of common stock and Class F warrants to purchase 390,625 shares of common stock, which are exercisable within 60 days of May 16, 2006, owned by Second Curve Partners, LP, over which Second Curve Capital, LLC has voting and dispositive power and includes Class F warrants to purchase 234,375 shares of common stock, which are exercisable within 60 days of May 16, 2006.

(21)

Includes Class F warrants to purchase 390,625 shares of common stock, which are exercisable within 60 days of May 16, 2006.

(22)

Includes Class F warrants to purchase 1,625,125 shares of common stock, which are exercisable within 60 days of May 16, 2006. As reported on Schedule 13D filed with the SEC on October 28, 2005, JGD Management Corp. is the investment manager for York Capital Management, L.P., York Investment Limited and York Global Value Partners, L.P. James G. Dinan is the sole shareholder of JGD Management Corp.

(23)

Includes Class F warrants to purchase 893,750 shares of common stock, which are exercisable within 60 days of May 16, 2006. As reported on Schedule 13D filed with the SEC on October 28, 2005, York Global Value Holdings, LLC is the general partner of York Global Value Partners, L.P.

(24)

Includes Class F warrants to purchase 582,375 shares of common stock, which are exercisable within 60 days of May 16, 2006. As reported on Schedule 13D filed with the SEC on October 28, 2005, York Offshore Holdings, Limited is an investment manager for York Investment Limited.

(25)

Subsequent to May 16, 2006, Mr. Golden purchased 5,100 shares of common stock and Class D warrants to purchase 2,000 shares of common stock and was granted 50,000 shares of restricted stock; and Mr. Rosinus’ son purchased 100 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Christine Golden, the former spouse of Michael Golden, a director, President and Chief Executive Officer of the Sun American Bancorp, was the sole owner of the issued and outstanding shares of Franklin National Financial Holding, LLC, which was the parent company of Franklin National Financial Group, LLC, referred to herein as Franklin Group, a registered securities broker-dealer. On August 15, 2003, Franklin Group entered into a Networking Arrangement with the company and the bank for Franklin Group to provide securities broker-dealer services to bank customers at the bank’s branches, and for the bank to receive a fee from this arrangement. According to the Networking Arrangement, Franklin Group would pay the bank a fee for utilizing space at its branches. Franklin Group would be permitted to advertise its broker-dealer services at the bank’s branches and enter into agreements with customers for brokerage services. The bank sampled rents from other similar arrangements to determine the rent to be charged Franklin Group. Members of our board of directors were aware of the relationship between Mr. Golden and Franklin Group and consented to the arrangement. The board of directors took no further steps in this matter. The bank was not involved in the brokerage relationship between its customers and Franklin Group nor did the bank receive any compensation or fee for brokerage transactions or services provided by Franklin Group. Franklin Group never commenced operations at the bank’s branches as contemplated by the Networking Arrangement and went out of business during 2005.

Franklin Group was a placement agent for one of our private placements in 2005. In connection with the private placement, Franklin Group received $639,600, consisting of $487,250 of sales commission and $152,350 of non-accountable expense allowance. Franklin Group also received warrants to purchase 146,670 shares of common stock at an exercise price of $4.25 per share.

Brett Golden, the son of Michael Golden, a director, President and Chief Executive Officer of Sun American Bancorp, is the majority owner of Colonial Capital Partners LLC, referred to herein as Colonial, which was a placement agent for our private placements in 2005. In connection with the private placements, Colonial received $2,064,618, consisting of $1,513,348 of sales commission and $551,270 of non-accountable expense allowance. Colonial also received warrants to purchase 545,400 shares of common stock at an exercise price of $4.00 per share.

In March 2005, the bank extended two lines of credit to business entities affiliated with Stephen Perrone, a director of Sun American Bancorp and a director of the bank, in the aggregate principal amount of approximately $5.9 million. The lines of credit are secured by real estate. On March 31, 2006, the amount outstanding under the lines of credit was approximately $5.9 million, which amount does not exceed the appraised value of the real estate securing the lines of credit, and the loans were considered performing in accordance with their terms.

On March 30, 2005, the bank provided a loan to Leonard Marinello, our director, in the aggregate principal amount of $200,000. The loan was unsecured and repaid in full by Mr. Marinello on October 19, 2005.

On April 18, 2005, the bank provided a loan to Dr. Nelson Famadas, our director and a director of the bank, in the aggregate principal amount of $800,000. The loan was secured by real estate and repaid in full by Dr. Famadas on June 3, 2005.

On October 3, 2005, the bank provided a bridge loan of up to $500,000 to Robert Nichols, our Chief Financial Officer. The bridge loan was unsecured, had a term of 90 days and an interest rate equal to the prime rate. The bridge loan was repaid in full by Mr. Nichols on December 29, 2005.

On November 15, 2005, the bank provided a consumer loan in the amount of $150,000 to Michael Golden, a director, President and Chief Executive Officer of Sun American Bancorp and a director of the bank. The consumer loan was unsecured, had a term of six months and an interest rate equal to the prime rate. The consumer loan was repaid in full by Mr. Golden on December 23, 2005.

On January 1, 2006, the bank extended a loan to a business which is affiliated with Alberto Valle, a director of Sun American Bancorp and the bank, in the aggregate principal amount of $520,000. The loan was secured by real estate. The loan was repaid in full on March 10, 2006.

On March 8, 2006, the bank extended two lines of credit to a business which is affiliated with Alberto Valle, a director of Sun American Bancorp and the bank, in the aggregate principal amount of $1.1 million. The lines of credit are secured by real estate. At present, the amount outstanding under the lines of credit does not exceed the appraised value of the real estate securing the lines of credit, and the loans are considered performing in accordance with their terms.

We believe that each of the loans discussed above was provided in the ordinary course of the consumer credit business of the bank and is on the same terms and conditions as loans made by the bank to unrelated third parties. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment.

On October 31, 2005, the bank employed Ron Golden, the brother of Michael Golden, a director, President and Chief Executive officer of Sun American Bancorp, as Vice President, Construction Lending. Ron Golden’s base salary is $95,000. From April 2005 to October 31, 2005, he was a consultant to the bank and earned $61,000.

We have engaged Colonial as a broker in connection with the acquisition of substantially all the assets, and assumption of substantially all the liabilities, of Beach Bank. Colonial will be entitled to a commission in connection with this acquisition, the total amount of which is based upon a formula and will not be determined until the closing.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At the present, our common stock is traded on the American Stock Exchange under the symbol “SBK.” During 2005, the high and low trades respectively were $5.13 on August 5, 2005, and $3.50 on April 6, 2005. Our common stock closed trading on August 7, 2006, at a price of $5.25 per share.

The following table shows our quarterly share price range for the fiscal years ended December 31, 2004 and 2005 and the fiscal quarter ended March 31, 2006:

	2006		2005		2004
	High $	Low $	High $	Low $	High $	Low $

First quarter	5.65	4.30	4.25	3.82	4.70	2.50
Second quarter (up to May 25, 2006)	5.55	5.30	4.25	3.50	4.85	3.25
Third quarter	—	—	5.13	3.90	3.38	2.50
Fourth quarter	—	—	5.05	3.98	4.11	3.04

We are subject to legal limitations under federal and state laws affecting the frequency and amount of dividends that may be paid to its stockholders. Banking regulators may restrict the ability of any bank holding company subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and do not anticipate paying, any cash dividends on our common stock in the foreseeable future.

As of May 16, 2006, 18,822,652 shares were issued and outstanding and were held by approximately 900 shareholders of record.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws, copies of which were filed as exhibits to previous filings with the SEC and are incorporated herein by reference.

Common Stock

As of May 16, 2006, there were 18,822,652 shares of our common stock outstanding that were held of record by approximately 900 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the limitations under the General Corporation Law of the State of Delaware and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends or other distributions, if any, as our board of directors may declare out of funds legally available for such purposes.

Our stockholders generally do not have preemptive rights with respect to our common stock and, except as provided below, existing holders of common stock will not have any preferential or participation rights if the board of directors elects to issue additional shares of common stock. On April 17, 2003, we entered into a participation agreement with each of McAlpine Park Lane, Inc., a Florida corporation, and McAlpine Ltd., a company incorporated in the Cayman Islands, to which we refer collectively as the McAlpine entities in this prospectus, in connection with the sale of shares of our common stock and warrants to purchase shares of our common stock to the McAlpine entities. Under the participation agreements, the McAlpine entities have the right to purchase: (1) our common stock; (2) warrants to purchase shares of our common stock; and (3) any security convertible into or exchangeable for our common stock or warrants offered by us in any private or public offering in percentage amounts which are not greater than the percentage of their respective beneficial ownership of our securities, as determined by the formula specified in the participation agreements. We must notify the McAlpine entities of all of our private and public offerings, and the McAlpine entities are required to notify us of their intention to exercise their participation rights within 30 days of the beginning of our public or private offering.

In addition, on August 1, 2005, we entered into a securities purchase agreement with investors that purchased units in a private placement in August of 2005. Pursuant to the terms of the securities purchase agreement, each investor whose subscription amount exceeded $1.0 million in the private placement, to whom we refer collectively as the first refusal investors in this prospectus, have the right to purchase, except in certain exempt issuances, (1) our common stock; (2) warrants to purchase shares of our common stock; and (3) any security convertible into or exchangeable for our common stock or warrants offered by us in any non-exempt offering in such amounts that would maintain the first refusal investor’s proportionate ownership interest, on a fully diluted basis, as of the date immediately preceding such offering. We must notify the first refusal investors of all of our non-exempt offerings, and the first refusal investors are required to notify us of their intention to exercise their first refusal rights within 5 days of the receipt of such notice. The first refusal rights described above expire on the third anniversary of the applicable closing date for the private placement of each first refusal investor.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of “blank check” preferred stock in one or more series and to designate the rights, preferences, qualifications, limitations and restrictions of each such series. As of May 1, 2006, there were no shares of preferred stock outstanding. The issuance of shares of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company without further action by the stockholder.

In addition to the ability to issue shares of preferred stock without stockholder approval, as described above, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws contain certain other provisions which may be viewed as anti-takeover measures delaying or preventing the change in control of our company. For instance, pursuant to our Amended and Restated Certificate of Incorporation, our board of directors is divided into three classes and our directors are elected for staggering three-year terms. Under the terms of our Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of all classes and series of our stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, repeal or adopt any provision which is inconsistent with the provision of the Amended and Restated Certificate of Incorporation establishing our classified board of directors. Our Amended and Restated By-laws provide that a special meeting of stockholders may be called at any time by the board of directors, chief executive officer or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting.

The transfer agent and registrar for the shares of our common stock is Olde Monmouth Stock Transfer Co., Inc. whose address is 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

Series F Common Stock Purchase Warrant

As of May 16, 2006, Series F warrants to purchase up to 4,133,000 shares of common stock were outstanding and issued. Each Series F warrant entitles its holder to purchase 0.5 shares of our common stock at an exercise price of $4.00 per share, subject to adjustments for dividends, stock splits and similar transactions, at any time prior to December 14, 2010. The Series F warrants may also be exercised pursuant to the “cashless exercise” provision contained in the Series F warrants. The number of shares of common stock that may be acquired by a holder upon any exercise of a Series F warrant will be limited to the extent necessary to ensure that following such exercise, the total number of shares of common stock beneficially owned by the holder, its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes to Section 13(d) of the Exchange Act, does not exceed 9.999% of our total issued and outstanding shares of common stock. Our obligation to issue shares of common stock in excess of such limitations will be suspended until such time that the shares of common stock may be issued in compliance with such limitation.

Each Series F warrant is subject to our right to repurchase the unexercised portion of the Series F warrant at a price of $0.50 per share if the closing price of our common stock exceeds $5.60 for each of 20 consecutive trading days.

Series G Common Stock Purchase Warrant

As of May 16, 2006, Series G warrants to purchase up to 50,000 shares of common stock were outstanding and issued. Each Series G warrant entitles its holder to purchase one share of our common stock at an exercise price of $4.00 per share, subject to adjustments for dividends, stock splits and other similar transactions, at any time prior to May 16, 2010. The Series G warrants may also be exercised pursuant to the “cashless exercise” provision contained in the Series G warrants. The number of shares of common stock that may be acquired by a holder upon any exercise of a Series G warrant will be limited to the extent necessary to ensure that following such exercise, the total number of shares of common stock beneficially owned by the holder, its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of our total issued and outstanding shares of common stock. Our obligation to issue shares of common stock in excess of such limitations will be suspended until such time that the shares of common stock may be issued in compliance with such limitation.

Each Series G warrant is subject to our right to repurchase the unexercised portion of the Series G warrant at a price of $0.50 per share if the closing price of our common stock exceeds $5.60 per share for each of 20 consecutive trading days.

Placement Agent Common Stock Purchase Warrant

As of May 16, 2006, placement agent warrants to purchase up to 740,587.5 shares of common stock were outstanding and issued. Each placement agent warrant entitles its holder to purchase one share of our common stock at an exercise price of $4.00 per share, subject to adjustments for stock splits, mergers and other similar transactions, at any time prior to the fifth anniversary following the date of issuance of the placement agent warrant. The placement agent warrants may also be exercised pursuant to the “cashless exercise” provision contained in the placement agent warrants.

Registration Rights Agreement

In connection with the sale of the units on February 7, 2006, we entered into a registration rights agreement with the investor pursuant to which we agreed to file a shelf registration statement covering the resale of the common stock, Series F warrants and shares of common stock issuable upon the exercise of the Series F warrants no later than 90 days following the last closing date under the February 2006 private placement (but in no event later than May 31, 2006, which deadline was extended to June 9, 2006), and use commercially reasonable efforts to cause such registration statement to be declared effective no later than 120 days following the closing date under the February 2006 private placement (but in no event later than June 30, 2006) (180 days if the SEC notified us that it would review the registration statements, but in no event later than September 30, 2006). In addition, pursuant to the terms of the registration rights agreement, we must use commercially reasonable efforts to maintain the registration statement’s effectiveness until the earlier of (1) the date on which all securities sold in the February 2006 private placement have been sold pursuant to the registration statement or (2) the date on which all securities sold in the private placement may be sold pursuant to Rule 144(k) of the Securities Act as determined by our counsel.

Following the effective date of the registration statement, under certain circumstances we may suspend the selling securityholder’s use of the registration statement to resell its securities for up to 90 days (which need not be consecutive) in any twelve-month period.

If at any time during this period, there is not an effective registration statement covering the selling securityholder’s securities and we decide to file a registration statement relating to an offering for our own account or the account of others under the Securities Act for any of our equity securities, other than an offering that is being offered on a firm-commitment basis or an offering on Form S-4 or S-8, then we must send the selling securityholder a written notice of such determination. If within 10 days after the date of receipt of such notice, the selling securityholder so requests in writing, we must include such selling securityholder’s securities. We will not be obligated to provide this “piggyback registration” right if such securityholder’s securities are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act or are the subject of an effective registration statement.

Registration Rights

On August 1, 2005 and December 14, 2005, we entered into private placement agency agreements with Colonial Capital Partners, LLC and Noble International Investments, Inc. pursuant to which we issued placement agent warrants to purchase 740,587.5 shares of our common stock. As part of the placement agency agreements, we agreed to include the placement agent warrants and shares of common stock underlying the placement agent warrants in a registration statement covering the resale of such securities. In addition, on August 2, 2004, we entered into a retainer agreement with Wolfe Axelrod Weinberger Associates LLC pursuant to which we issued Series G warrants to purchase 50,000 shares of our common stock. As part of the retainer agreement, we agreed to include the Series G warrants and shares underlying the Series G warrants in a registration statement covering the resale of such securities. We agreed to maintain the registration statement’s effectiveness for the term of the Series G warrants registered for resale in the registration statement.

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

broker dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling securityholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker dealer or other financial institution of shares offered by this prospectus, which shares such broker dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify certain of the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling securityholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

In connection with the February 2006 private placement, we agreed to keep this prospectus effective until the earlier of (i) the date on which all securities sold in such private placement have been sold pursuant to the registration statement or (ii) all of the securities sold in such private placement may be sold pursuant to Rule 144(k) under the Securities Act. In connection with the Series G warrants, we agreed to keep this prospectus effective for the term of the Series G warrants. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of five business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

An opinion has been delivered by Blank Rome LLP, Philadelphia, Pennsylvania, to the effect that the shares of common stock offered by this prospectus are validly issued, fully paid and non-assessable, and the shares of common stock issuable upon exercise of the warrants offered by this prospectus, when paid for, issued and delivered upon the exercise of the warrants as contemplated in the warrants, will be validly issued, fully paid and non-assessable, and the warrants offered by this prospectus are enforceable against the company.

EXPERTS

Crowe Chizek and Company LLC, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as set forth in its report, which are included in this prospectus and elsewhere in the registration statement. Our financial statements are included in reliance on Crowe Chizek and Company LLC’s report, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we have filed with the SEC at the SEC’s Public Reference Room located at 100 f Street, NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov. We use the website of our bank subsidiary, http://www.sunamericanbank.com, to disclose certain information about us. The information on this website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference. This website is, and is only intended to be, inactive textual references.

We have filed a registration statement on Form SB-2 with the SEC that covers the resale of the common stock, warrants and shares of common stock issuable upon the exercise of the warrants offered by this prospectus. This prospectus forms a part of the registration statement; however, the prospectus does not include all of the information included in the registration statement. As a result, you should refer to the registration statement for additional information about us and the securities being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement into the prospectus are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.

INDEX TO FINANCIAL STATEMENTS

SUN AMERICAN BANCORP
Miami, Florida
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
and
March 31, 2006 and March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Sun American Bancorp

Miami, Florida

We have audited the accompanying consolidated balance sheets of Sun American Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U. S. generally accepted accounting principles.

CROWE CHIZEK AND COMPANY LLC
/s/ CROWE CHIZEK AND COMPANY LLC

Fort Lauderdale, Florida

February 23, 2006

SUN AMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004

ASSETS
Cash and due from financial institutions	$6,201,079	$6,213,556
Federal funds sold	21,380,000	—
Total cash and cash equivalents	27,581,079	6,213,556
Securities available for sale	5,208,159	5,625,361
Securities held to maturity (fair value 2005 - $20,832,067, 2004 - $15,696,981)	21,160,886	15,790,233
Loans, net (of allowance for loan losses of $2,119,396 and $1,678,191)	210,665,319	153,729,571
Federal Reserve Bank stock	1,257,400	610,050
Federal Home Loan Bank stock	1,328,000	548,100
Accrued interest receivable	1,235,797	604,053
Premises and equipment, net	2,014,340	1,925,697
Goodwill and other identified intangibles	5,963,596	5,892,060
Other assets	736,269	528,335
	$277,150,845	$191,467,016
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$32,971,081	$36,231,663
Interest bearing	160,493,718	121,926,811
Total deposits	193,464,799	158,158,474
Federal funds purchased	—	2,500,000
Repurchase agreements	1,020,710	1,257,119
Federal Home Loan Bank advances	21,000,000	8,000,000
Accrued expense and other liabilities	2,014,942	781,578
Total liabilities	217,500,451	170,697,171
Minority interest	25,386	23,735
Shareholders’ equity
Preferred stock, $1,000 par value; 5,000,000 shares authorized; 2005 – none outstanding; 2004 – 315 outstanding	—	315,000
Common stock, $.01 par value; 40,000,000 shares authorized; 2005 – 18,500,912 shares outstanding, 2004 – 8,406,966 shares outstanding	412,333	311,394
Capital surplus	65,299,226	29,001,264
Accumulated deficit	(5,895,750)	(8,800,189)
Accumulated other comprehensive income (loss)	(190,801)	(81,359)
Total shareholders’ equity	59,625,008	20,746,110
	$277,150,845	$191,467,016

See accompanying notes

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004

	2005	2004

Interest and dividend income
Loans, including fees	$14,844,430	$8,002,103
Securities	947,144	761,455
Federal funds sold and other	251,437	85,032
	16,043,011	8,848,590
Interest expense
Deposits	3,931,409	2,088,266
Other	808,187	240,887
	4,739,596	2,329,153
Net interest income	11,303,415	6,519,437

Provision for loan losses	475,350	1,397,000

Net interest income after provision for loan losses	10,828,065	5,122,437

Noninterest income
Service charges on deposit accounts	1,066,704	1,001,164
Net gains (losses) on sales of securities	7,930	(32,664)
	1,074,634	968,500
Noninterest expense
Salaries and employee benefits	4,247,490	2,837,972
Occupancy and equipment	1,724,182	1,455,371
Data processing	497,618	520,131
Professional services	824,568	262,120
Insurance	215,961	243,967
Other	1,472,418	999,103
	8,982,237	6,318,664
Income (loss) before taxes and minority interest	2,920,462	(227,727)
Income tax expense	—	—
Income (loss) before minority interest	2,920,462	(227,727)
Minority interest in net income of subsidiary	(1,662)	(308)
Net income (loss)	$2,918,800	$(228,035)
Basic earnings (loss) per share:	$0.24	$(0.05)
Diluted earnings (loss) per share:	$0.21	$(0.05)

See accompanying notes

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2005 and 2004

	Preferred Stock	Common Stock	Capital Surplus	Subscriptions Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance at January 1, 2004	$—	$294,593	$19,085,454	$(1,000,000)	$(8,448,430)	$(84,521)	$9,847,096

Comprehensive income:
Net loss	—	—	—	—	(228,035)	—	(228,035)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	3,162	3,162
Total comprehensive loss	—	—	—	—	—	—	(224,873)
Issuance of 2,840,000 shares of common stock	—	16,801	9,920,810	1,000,000	—	—	10,937,611
Issuance of 3,100 shares of preferred stock	3,100,000	—	(5,000)	—	—	—	3,095,000
Redemption of 2,785 shares of preferred stock	(2,785,000)	—	—	—	—	—	(2,785,000)
Dividends paid on Preferred shares	—	—	—	—	(123,724)	—	(123,724)
Balance at December 31, 2004	315,000	311,394	29,001,264	—	(8,800,189)	(81,359)	20,746,110

Comprehensive income:
Net income	—	—	—	—	2,918,800	—	2,918,800
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	(109,442)	(109,442)
Total comprehensive income							2,809,358
Issuance of 9,814,750 shares of common stock	—	98,147	35,381,481	—	—	—	35,479,628
Exercise of warrants	—	2,480	868,020	—	—	—	870,500
Exercise of stock options	—	312	48,461	—	—	—	48,773
Redemption of 315 shares of preferred stock	(315,000)	—	—	—	—	—	(315,000)
Dividends paid on preferred shares	—	—	—	—	(14,361)	—	(14,361)
Balance at December 31, 2005	$—	$412,333	$65,299,226	$—	$(5,895,750)	$(190,801)	$59,625,008

See accompanying notes

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income (loss)	$2,918,800	$(228,035)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net amortization on securities	49,055	62,882
Provision for loan and lease losses	475,350	1,397,000
Depreciation	479,546	432,123
(Gain) loss on sale of securities	(7,930)	32,664
Minority interest in net income of subsidiary	1,662	308
(Increase) decrease in other assets	(731,858)	721,342
Increase in other liabilities	1,233,364	122,202
Net cash provided by operating activities	4,417,989	2,540,486

Cash flows from investing activities:
Purchases of available for sale securities	—	(185,346)
Maturities and pay-downs of available for sale securities	5,003	11,609
Proceeds from sales of available for sale securities	243,276	2,454,006
Purchases of held to maturity securities	(7,929,470)	(5,035,152)
Maturities and pay-downs of held to maturity securities	2,509,762	526,125
Purchase of assets and assumption of liabilities of Gulf Bank	—	23,583,212
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(1,427,250)	(863,400)
Loan originations, net	(57,377,413)	(47,180,037)
Purchases of premises and equipment, net	(441,576)	(284,867)
Net cash used in investing activities	(64,417,668)	(26,973,850)

Cash flows from financing activities:
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(2,736,409)	320,535
Net change in Federal Home Loan Bank advances	13,000,000	5,000,000
Net increase in deposits	35,034,071	11,012,074
Proceeds from issuance of common stock	35,479,628	10,937,611
Proceeds from exercise of warrants	870,500	—
Proceeds from exercise of stock options	48,773	—
Proceeds from issuance of preferred stock	—	3,095,000
Repayment of preferred shares	(315,000)	(2,785,000)
Preferred share dividends	(14,361)	(123,724)
Net cash provided by financing activities	81,367,202	27,456,496
Net change in cash and cash equivalents	21,367,523	3,023,132
Cash and cash equivalents at beginning of year	6,213,556	3,190,424

Cash and cash equivalents at end of year	$27,581,079	$6,213,556
Supplemental cash flow information:
Interest paid	$4,517,636	$2,381,937
Income taxes paid	$—	$—

See accompanying notes

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Sun American Bancorp and its subsidiary, Sun American Bank (the “Bank”), which 99.9% is owned by Sun American Bancorp, together referred to as “the Corporation.” Intercompany transactions and balances are eliminated in consolidation.

The Corporation provides financial services through its offices in Southeast Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential and commercial mortgages, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions, federal funds sold, and investment securities.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, determination of purchase accounting adjustments and the resulting amortization thereof, goodwill impairment, deferred taxes, and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities such as Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount on a method that approximates the level yield method. Gains and losses on sales are based on the amortized cost of the security sold. Gains and losses on sales are recorded on the trade date and determined using the specific identification method. Securities are written down to fair value when a decline in fair value is not temporary. Declines in the fair values of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that the fair values have been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and non-specific components. The specific component relates to loans that are individually classified as impaired. The non-specific component covers pools of other loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from bank and branch acquisitions. They are initially measured at fair value and then are amortized on a straight line or an accelerated method over their estimated useful lives.

Long-Term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are adjusted to their fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45, are recorded at fair value if significant.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock Compensation: Compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

illustrates the effect on net income (loss) per share for 2005 and 2004 if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2005	2004

Net income (loss) as reported	$2,918,800	$(228,035)
Deduct:
Dividends paid on preferred shares	(14,361)	(123,724)
Stock-based compensation expense determined under fair value based method	(2,202,770)	(61,283)
Pro forma net income (loss)	$701,669	$(413,042)

Basic earnings (loss) per share as reported	$0.24	$(0.05)
Diluted earnings (loss) per share as reported	$0.21	$(0.05)
Pro forma basic earnings (loss) per share	$0.06	$(0.06)
Pro forma diluted earnings (loss) per share	$0.05	$(0.06)

On December 16, 2005, the Board of Directors of Sun American Bancorp approved the acceleration of the vesting of all currently unvested stock options awarded to existing Directors of the Company under its Amended and Restated Directors Stock Option Plan and its Amended and Restated Incentive Stock Option. As a result of this action, options to purchase approximately 1,034,280 shares of common stock became exercisable effective December 16, 2005, representing approximately 55% of the Company’s total current outstanding options. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged.

The decision to accelerate vesting of these options, which the Company believes is in the best interest of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Boards Statement No. 123R “Share-Based Payment” (“SFAS 123R”). Adoption of SFAS 123R is required on January 1, 2006, and will require that compensation expense associated with stock options unvested at December 31, 2005 be recognized in the Company’s consolidated statement of income as they become vested. It is anticipated that the accelerated vesting of these options will eliminate pre-tax compensation expense recognition in future periods beginning January 1, 2006 of approximately $1.8 million, of which approximately $431,000 would have been incurred during the year ending December 31, 2006.

The pro forma effects are computed with option pricing models, using the following weighted-average assumptions as of the grant date.

	2005	2004

Risk-free interest rate	4.23%	4.50%
Expected option life	6.5 years	6.5 years
Expected stock price volatility	50%	19%
Dividend yield	0%	0%
Weighted Average fair value of options granted during the year	$1.53	$1.99

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss), less preferred stock dividends, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock warrants. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income. Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate component of equity.

Adoption of New Accounting Standards:

Share-Based Payment

FASB Statement No. 123R, Accounting for Stock-Based Compensation, requires all public companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $200,000 in 2006.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,951,000 was required to meet regulatory reserve and clearing requirements at year-end 2005. These balances do not earn interest.

Common Share Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to its parent holding company or by the holding company to shareholders. No common share dividends may be paid at this time, as the Bank and its parent holding company have a deficit in retained earnings.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate financial statement note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 2 – SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at year-end were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2005
Mortgage-backed and other	$14,733	504	(21)
U.S. Government Mortgage Fund	5,193,426	—	(306,574)
	$5,208,159	504	(306,595)
2004
Mortgage-backed	$269,164	$16,264	$(1,700)
U.S. Government Mortgage Fund	5,356,197	—	(143,803)
	$5,625,361	$16,264	$(145,503)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity at year-end were as follows:

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
U.S. Government federal agency	$19,050,808	$7,532	$(254,259)	$18,804,081
Corporate	250,586	—	(1,236)	249,350
Mortgage-backed	1,859,492	—	(80,856)	1,778,636
	21,160,886	7,532	(336,351)	20,832,067
2004
U.S. Government federal agency	$13,131,509	$44,016	$(81,196)	$13,094,329
Corporate	257,528	—	(3)	257,525
Mortgage-backed	2,401,196	—	(56,069)	2,345,127
	$15,790,233	$44,016	$(137,268)	$15,696,981

Sales of available for sale securities were as follows:

	2005	2004
Proceeds	$243,276	$2,454,006
Gross gains	7,930	—
Gross losses	—	32,664

The fair value of debt securities and carrying amount, if different, at year-end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and mutual funds, are shown separately.

	Held to Maturity		Available for Sale Fair Value
	Carrying Amount	Fair Value
Due in one year or less	$5,260,162	$5,207,050	—
Due from one to five years	11,053,381	10,879,081	—
Due from five to ten years	2,987,851	2,967,300	—
US Government Mortgage Fund	—	—	5,193,426
Mortgage-backed	1,859,492	1,778,636	14,733
	$21,160,886	$20,832,067	$5,208,159

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

Held to Maturity securities pledged at year-end 2005 and 2004 had a carrying amount of $1,995,847 and $5,542,931. In 2005 $1,995,847 was pledged to secure repurchase agreements. In 2004 $3,499,563 was pledged to secure Federal Home Loan Bank advances of $3,000,000 and $2,043,368 and was pledged to secure repurchase agreements.

Securities with unrealized losses at year-end 2005, aggregated by investment category and the length of time that the securities have been in an unrealized loss position, are as follows:

	Less than 12 Months		More than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Govt federal agency	$6,897,000	$45,358	$7,912,080	$208,901	$14,809,080	$254,259
U.S. Govt Mortgage Fund			5,193,426	306,574	5,193,426	306,574
Mortgage-backed			1,779,498	80,877	1,779,498	80,877
Corporate			249,350	1,236	249,350	1,236
	$6,897,000	$45,358	$15,134,354	$597,588	$22,031,354	$642,946

Securities with unrealized losses at year-end 2004, aggregated by investment category are as follows:

	Less than 12 Months		More than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Govt federal agency	$8,062,630	$81,196	$—	$—	$8,062,630	$81,196
U.S. Govt Mortgage Fund	—	—	5,356,197	143,803	5,356,197	143,803
Mortgage-backed	2,346,392	56,090	—	—	2,346,392	56,090
Corporate	305,845	1,683	—	—	305,845	1,683
	$10,714,867	$138,969	$5,356,197	$143,803	$16,071,064	$282,772

Unrealized losses on securities have not been recognized into income because the issuers are of high credit quality (government agencies and sponsored entities) and management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date or market interest rates change. The unrealized loss on below investment grade corporate securities was not recognized into income because final maturity was scheduled for February 2006 and full principal was received. At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

NOTE 3 – LOANS

Loans at year-end were as follows:

	2005	2004
Commercial	$25,563,003	19,508,761
Real estate:
Residential	48,253,995	23,623,553
Commercial	136,095,967	109,145,228
Consumer and home equity	2,595,088	3,219,604
Other	801,589	268,928
	213,309,642	155,766,074
Less: allowance for loan losses	(2,119,396)	(1,678,191)
Net deferred loan fees	(524,927)	(358,312)
Loans, net	$210,665,319	153,729,571

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses was as follows.

	2005	2004
Beginning balance	$1,678,191	738,147
Provision for loan losses	475,350	1,397,000
Loans charged – off	(78,219)	(1,095,756)
Recoveries	113,222	180,800
Reclassification of reserve for unfunded commitments to other liabilities	(69,148)	—
Acquisition related adjustment	—	458,000
Ending balance	$2,119,396	1,678,191

Impaired loans were as follows:

	2005	2004
Year – end loans with no allocated allowance for loan losses	$—	—
Year – end loans with allocated allowance for loan losses	2,318,668	2,057,250
	$2,318,668	2,057,250

Amount of the allowance for loan losses allocated	$56,057	84,296
Average of impaired loans during the year	2,194,395	$1,410,603
Interest income recognized during impairment	161,723	25,487
Cash – basis interest income recognized	161,723	25,487

Nonperforming loans were as follows:

	2005	2004
Loans past due over 90 days still on accrual	$—	—
Nonaccrual loans	289,804	141,208
	$289,804	141,208

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2005	2004
Land	$478,375	$478,375
Buildings and improvements	429,157	429,157
Leasehold improvements	1,706,957	1,630,824
Furniture, fixtures and equipment	2,738,714	2,112,055
	5,353,203	4,650,411
Less: Accumulated depreciation	3,338,863	2,724,714
	$2,014,340	$1,925,697

Depreciation expense was $479,546 and $432,123 in 2005 and 2004.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

Rent expense was $1,036,304 and $825,512 in 2005 and 2004. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2006	$1,958,217
2007	1,737,566
2008	1,706,475
2009	1,698,373
2010	1,673,870
Thereafter	4,465,283
$13,239,784

NOTE 5 – GOODWILL AND INTANGIBLE ASSETS

Acquired Identifiable Intangible Assets

Acquired intangible assets were as follows as of year-end:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization Accretion	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles	$1,028,587	$(352,341)	$1,028,587	$(185,307)

Aggregate amortization expense was $167,035 and $154,757 for 2005 and 2004.

Estimated amortization expense for each of the next five years:

2006	$148,620
2007	130,212
2008	111,794
2009	93,384
2010	74,966
$558,976

Goodwill was $5,287,350 at December 31, 2005 and December 31, 2004. There was no impairment of goodwill at December 31, 2005 or 2004.

NOTE 6 – DEPOSITS

NOW, savings, and money market account deposits totaled $57,366,731 and $35,481,190 at December 31, 2005 and 2004.

Time deposits of $100,000 or more were $39,967,950 and $46,573,652 at year-end 2005 and 2004. Brokered deposits totaled $12,993,000 and $12,895,000 at December 31, 2005 and December 31, 2004, respectively.

Scheduled maturities of all time deposits for the next five years were as follows.

2006	$77,181,805
2007	15,130,748
2008	7,580,952
2009	1,050,278
2010	2,183,204
$103,126,987

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 7 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $1,995,847 at year-end 2005.

Securities sold under agreements to repurchase are financing arrangements that mature within two years. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2005	2004
Average daily balance during the year	$625,000	$2,453,000
Average interest rate during the year	2.59%	0.73%
Maximum month-end balance during the year	$1,241,000	$2,466,000
Weighted average interest rate at year-end	3.45%	1.68%

NOTE 8 – FEDERAL HOME LOAN BANK ADVANCES

In August 2004 the Bank was accepted into membership of the Federal Home Loan Bank of Atlanta. At that time the Bank assumed $3.0 million of advances previously issued to Gulf Bank. These advances carry a fixed rate of interest and were $21,000,000 and $8,000,000 at December 31, 2005 and 2004, respectively. The Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

The details of FHLB borrowings at December 31, 2005 and 2004 were as follows:

2005	2004	Maturity Date	Interest Rate
$—	$2,000,000	March 7, 2005	7.44%
5,000,000	—	January 30, 2006	4.51
5,000,000	—	March 29, 2006	4.64
5,000,000	—	January 22, 2007	3.69
3,000,000	3,000,000	December 10, 2007	3.59
1,000,000	1,000,000	March 26, 2008	5.51
2,000,000	2,000,000	December 8, 2008	3.87
$21,000,000	$8,000,000

The Bank maintains an unsecured line of credit of $5.0 million and the Company maintains a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of December 31, 2005, compared to $2.5 million outstanding at December 31, 2004 under the Bank’s unsecured line of credit. The interest rate in effect at December 31, 2004 was 2.85%.

NOTE 9 – INCOME TAXES

The components of income tax expense are as follows:

	2005	2004
Current	$—	$—
Deferred	961,749	(77,532)
Increase (Decrease) in valuation allowance	(961,749)	77,532
	$—	$—

The Corporation recorded no income taxes in 2005 as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets. In 2005 and in 2004, the Corporation recorded a valuation allowance in an amount equal to its net deferred tax assets exclusive of unrealized loss on securities available for sale.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 9 – INCOME TAXES (Continued)

The details of the net deferred tax asset are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards (expires 2023)	$1,533,515	$2,763,737
Allowance for loan losses	571,879	331,555
Unrealized loss on securities available for sale	115,290	47,800
Depreciation	138,191	119,078
Loan fee income	197,530	134,833
Other	91,566	50,287
Deferred tax liabilities:
Intangibles	(274,377)	(178,785)
Accrual to cash basis reporting for tax purposes	(70,271)	(70,923)
Net deferred tax asset	2,303,323	3,197,582
Valuation allowance for deferred tax assets	(2,188,033)	(3,149,782)
Net deferred tax asset after valuation allowance	$115,290	$47,800

The Corporation has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowance decreased $961,749 during the year ended December 31, 2005 and increased by $77,532 during the year ended December 31, 2004. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 2005 and 2004, because the results of operations do not provide sufficient evidence that the net operating losses available for carryforward will be utilized in the future.

The Corporation has available federal net operating loss carryforwards approximating the following at December 31, 2005:

Expiring December 31,
2005	$—
2006	53,630
2007	53,630
2008	53,630
2009	—
2010	487,427
2011	288,430
2012	844,454
2018	307,695
2019	590,608
2020	316,904
2021	314,424
2022	322,064
2023	442,350
$4,075,246

As a result of changes in ownership of the Company in excess of 50% in 1993 and 2000, the net operating loss carryforwards expiring in periods prior to 2020 are shown at the limited amount that may be used in any year.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 10 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2005 and 2004 were as follows.

	2005	2004
Beginning balance	$695,000	$2,370,932
New and renewed loans	7,717,177	695,000
Payments and renewals	(2,550,829)	(2,370,932)
Ending balance	$5,861,348	$695,000

Deposits from principal officers, directors, and their affiliates at year-end 2005 and 2004 were $3,087,147 and $1,564,900.

NOTE 11 – STOCK OPTIONS

The Corporation has granted stock options for the purchase of shares of common stock of the Corporation to directors, former directors and employees of the Corporation under the Amended and Restated Directors Stock Option Plan and the Amended and Restated Incentive Stock Option Plan (the “Plans”) and various compensation agreements and actions of the Board of Directors. All options for the purchase of common stock of the Corporation expire 10 years from the date of issue. The Plans allow for a maximum of one million shares of common stock to be issued under each plan as performance awards. As of December 31, 2004, the Amended and Restated Directors Stock Option Plan and the Amended and Restated Incentive Stock Option Plan had options to purchase 71,500 and 58,800 shares of common stock available for future grants, respectively. As of December 31, 2005, the Amended and Restated Directors Stock Option Plan had options to purchase 222,300 shares of common stock available for future grants and 17,800 options were available under the Amended and Restated Incentive Stock Option Plan.

A summary of the options for the purchase of common stock of the Corporation as of December 31, 2005 and 2004, and changes during the years then ended is presented below.

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,193,823	$2.57	297,517	$2.18
Granted	980,860	4.21	921,500	2.63
Exercised	(37,690)	1.99	(27)	3.75
Forfeited or expired	(71,963)	3.08	(25,167)	1.56
Outstanding at end of year	2,065,030	$3.34	1,193,823	$2.57
Options exercisable at year-end	1,364,058	$3.14	159,600	$2.31
Weighted average fair value of options granted during year		$1.53		$1.99

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 11 – STOCK OPTIONS (Continued)

Options outstanding at year-end 2005 were as follows.

	Outstanding			Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$1.50	1,557	0.1 years	$1.50	1,557	$1.50
$1.75	50,000	4.3	1.75	50,000	1.75
$2.35	168,800	6.1	2.35	131,560	2.35
$2.63	852,240	8.0	2.63	694,448	2.63
$3.75	11,573	2.5	3.75	6,493	3.75
$4.00	140,000	10.0	4.00	—	—
$4.21	98,500	10.0	4.21	—	—
$4.25	742,360	9.6	4.25	480,000	4.25
Outstanding at year-end	2,065,030	8.5	$3.34	1,364,058	$3.14

On December 16, 2005, the stockholders of the Corporation approved the 2005 Stock Option and Stock Incentive Plan (the “2005 Plan”). Pursuant to the terms of the 2005 Plan, 2,000,000 shares of common stock were reserved for issuance upon the exercise of options or in the form of awards of restricted stock granted under the 2005 Plan. Of this amount, up to 1,000,000 shares of common stock may be issued upon the exercise of Incentive Stock Options. As of December 31, 2005, 215,000 options have been granted under the 2005 Plan.

NOTE 12 – STOCK WARRANTS

As of December 31, 2005, the Company had outstanding warrants to purchase 14,244,583 shares of common stock, including Class A, B, C, D, E, F and G warrants.

A summary of the warrants to purchase shares of common stock of the Company as of December 31, 2005 and December 31, 2004, is presented below.

	December 31, 2005	December 31, 2004
Class A Warrants	937,625	942,625
Class B Warrants	574,625	942,625
Class C Warrants	180,000	180,000
Class D Warrants	4,960,000	4,960,000
Class E Warrants	1,586,000	—
Class F Warrants	8,228,750	—
Class G Warrants	50,000	—
Other Warrants	1,607,958	689,800
Warrants Outstanding	18,124,958	7,715,050

Class A Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class A warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class A warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $4.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class A warrants will expire no later than April, 2008.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 12 – STOCK WARRANTS (Continued)

Class B Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.50, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class B warrants will expire in April, 2006.

Class C Warrants

Each warrant entitles the holder to purchase 2.3 shares of common stock at an exercise price of $3.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class C warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class C warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $8.65 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class C warrants will expire no later than May 15, 2007.

Class D Warrants

Each Class D warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price per share of $4.00. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate. The Company’s Class D warrants may be exercised at any time until May 13, 2009, at which time they will expire.

The Company has the right to redeem the Class D warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing 30 days’ prior written notice to the Class D warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for five consecutive trading days. If the Company calls the Class D warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Class E Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.25, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class E warrants will expire no later than March, 2010.

Class F Warrants

Each warrant entitles the holder to purchase 0.5 shares of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class F warrants will expire no later than August 2010.

The Company has the right to redeem the Class F warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing written notice to the Class F warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for twenty consecutive trading days. If the Company calls the Class F warrants for redemption, they will be exercisable until the close of business of the specified redemption date. The holders of Class F warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Class G Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class G warrants will expire no later than May 2009. The holders of Class G warrants may satisfy their obligation to pay the

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 12 – STOCK WARRANTS (Continued)

aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Other Warrants

An aggregate of 1,607,958 warrants have been issued to various underwriters for compensation for certain private and public offerings of the Company’s common stock. The exercise prices of these warrants range from $1.35 to $5.00 and have expiration dates between 2006 and 2010.

On November 1, 2005, the Company’s board of directors approved a reserve of class G common stock purchase warrants to purchase up to 250,000 shares of common stock to be issued from time to time to the Company’s officers, directors, and consultants (the “Warrant Plan”), which may be below the market price of the common stock on the grant date. The Warrant Plan was approved by the stockholders at a special meeting held on December 16, 2005.

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can result in regulatory action. The Corporation has agreed with Bank regulators to keep the Bank well capitalized.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Bank’s actual and required capital amounts and ratios (in thousands of dollars) at year-end are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total Capital to risk weighted assets	$52,270	21.83%	$19,152	8.0%	$23,940	10.0%
Tier 1 Capital to risk weighted assets	50,000	20.89	9,576	4.0	14,364	6.0
Tier 1 Capital to average assets	50,000	19.63	10,190	4.0	12,738	5.0
2004
Total Capital to risk weighted assets	$16,377	10.03%	$13,065	8.0%	$16,332	10.0%
Tier 1 Capital to risk weighted assets	14,699	9.00	6,533	4.0	9,799	6.0
Tier 1 Capital to average assets	14,699	8.37	6,868	4.0	8,585	5.0

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

The holding company’s capital amounts and ratios (in thousands of dollars) at year-end are presented below.

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
2005
Total Capital to risk weighted assets	$55,816	23.31%	$19,160	8.0%
Tier 1 Capital to risk weighted assets	53,546	22.36	9,580	4.0
Tier 1 Capital to average assets	53,546	21.02	10,190	4.0

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
2004
Total Capital to risk weighted assets	$16,474	10.09%	$13,065	8.0%
Tier 1 Capital to risk weighted assets	14,481	8.87	6,533	4.0
Tier 1 Capital to average assets	14,481	8.24	7,028	4.0

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

		2005	2004
Commitments to make loans	– fixed	$1,551,812	$319,891
	– variable	81,682,848	37,183,015
Standby Letters of credit		1,658,689	1,779,991
		$84,893,349	$39,282,897

Commitments to make loans are generally made for periods of 60 days or less. Fixed rate loan commitments have interest rates generally ranging from 3.55% to 9.50% and maturities ranging from one year to three years.

Employment Agreements: The Company has employment agreements with the Chairman and the President of the Bank. Under terms of the agreement, the Company agreed to pay a minimum base salary of $130,000 per year, to grant options, and to provide certain other benefits and compensation. The employment agreements also included a provision requiring certain payments upon the occurrence of certain events leading to the termination of employment such as a change in control, death, or disability. The 2003 agreements were automatically renewed and remain in effect.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$6,201,079	$6,201,079	$6,213,556	$6,213,556
Federal Funds Sold	21,380,000	21,380,000	—	—
Securities available for sale	5,208,159	5,208,159	5,625,361	5,625,361
Securities held to maturity	21,160,886	20,832,067	15,790,233	15,696,981
Loans, net	210,665,319	209,583,116	153,729,571	153,340,401
Federal Reserve Bank stock	1,257,400	1,257,400	610,050	610,050
Federal Home Loan Bank stock	1,328,000	1,328,000	548,100	548,100
Accrued interest receivable	1,235,797	1,235,797	604,053	604,053
Financial liabilities
Deposits	$193,464,799	$193,369,177	$158,158,474	$158,052,889
Federal funds purchased	—	—	2,500,000	2,500,000
Repurchase agreements	1,020,710	1,020,710	1,257,119	1,257,119
Federal Home Loan Bank advances	21,000,000	20,805,895	8,000,000	8,013,644
Accrued interest payable	596,814	596,814	293,346	293,346

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not significant.

NOTE 16 – PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Sun American Bancorp follows.

CONDENSED BALANCE SHEETS

December 31,

	2005	2004
ASSETS
Cash and cash equivalents	$3,638,856	$178,289
Investment in Bank subsidiary	56,053,649	20,625,593
Other assets	103,666	2,743
Total assets	$59,796,171	$20,806,625
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$171,163	$60,515
Shareholders’ equity	59,625,008	20,746,110
Total liabilities and shareholders’ equity	$59,796,171	$20,806,625

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 16 – PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

December 31,

	2005	2004
Equity in net income of Bank	$3,537,499	$134,238
Less:
Interest expense	10,728	24,835
Salaries and benefits	147,622	134,347
Other expense	460,349	203,091
Net income (loss)	$2,918,800	$(228,035)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31,

	2005	2004
Cash flows from operating activities
Net Income (loss)	$2,918,800	$(228,035)
Adjustments:
Equity in undistributed (income) loss of Bank	(3,537,499)	(134,238)
Change in other assets and other liabilities	9,726	115,096
Net cash from operating activities	(608,973)	(247,177)
Cash flows from investing activities
Investment in Bank	(32,000,000)	(10,753,337)
Net cash from investing activities	(32,000,000)	(10,753,337)
Cash flows from financing activities
Increase in note payable	2,000,000	1,000,000
Repayment of note payable	(2,000,000)	(1,000,000)
Issuance of preferred shares	—	3,095,000
Redemption of preferred shares	(315,000)	(2,785,000)
Proceeds from stock issuance	36,398,901	10,937,611
Dividends paid	(14,361)	(123,724)
Net cash from financing activities	36,069,540	11,123,887
Net change in cash and cash equivalents	3,460,567	123,373
Beginning cash and cash equivalents	178,289	54,916
Ending cash and cash equivalents	$3,638,856	$178,289

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 17 – EARNINGS (LOSS) PER SHARE

The factors used in the earnings (loss) per share computation follow.

	2005	2004
Basic earnings (loss) per share
Net income (loss)	$2,918,800	$(228,035)
Less: dividends paid on preferred shares	(14,361)	(123,724)
Net income (loss) attributable to common shareholders	2,904,439	$(351,759)
Weighted average common shares outstanding, basic	12,122,945	7,402,509
Basic earnings (loss) per common share	$0.24	$(0.05)
	2005	2004
Diluted earnings (loss) per share
Net income (loss)	$2,918,800	$(228,035)
Less: dividends paid on preferred shares	(14,361)	(123,724)
Net income (loss) attributable to common shareholders	2,904,439	$ $(351,759)
Weighted average common shares outstanding, diluted	13,604,345	7,402,509
Diluted earnings (loss) per common share	$0.21	$(0.05)

Stock warrants for 600,000 shares of common stock were not considered in computing diluted earnings per common share for 2005, and stock options and stock warrants for 1,218,290 and 7,249,050 shares of common stock were not considered in computing diluted earnings per common share for 2004, because they were antidilutive.

NOTE 18 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2005	2004
Unrealized holding losses on available-for-sale securities	$(184,782)	$(27,609)
Less: reclassification adjustments for gains (losses) later recognized in income	7,930	(32,664)
Net unrealized gains (losses)	(176,852)	5,055
Tax effect	67,400	(1,890)
Other comprehensive income (loss) before minority interest	(109,452)	3,165
Minority interest in other comprehensive (income) loss of subsidiary	10	(3)
Other comprehensive income (loss)	$(109,442)	$3,162

NOTE 19 – PURCHASE OF ASSETS AND ASSUMPTION OF SELECTED LIABILITIES OF GULF BANK IN 2004

In order to expand its banking presence in Miami Dade County, the Bank executed the Gulf Bank Asset Purchase Agreement that closed on February 17, 2004 for $3.7 million. This transaction caused the transfer of all of Gulf Bank’s loans, totaling $42 million, to the Bank along with certain contracts of Gulf Bank and the books and records of Gulf Bank relating to the transferred assets. In addition, the Bank received a cash payment of approximately $28 million and fixed assets valued at approximately $508,000. The Bank assumed all of the deposits totaling $67 million of Gulf Bank and Federal Home Loan Bank Advances totaling $3 million and entered into an assignment and sublease agreements for the lease of the three Gulf Bank branches in Miami-Dade County, Florida.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 19 – PURCHASE OF ASSETS AND ASSUMPTION OF SELECTED LIABILITIES OF GULF BANK IN 2004 (Continued)

The Bank accounted for the transaction as a business combination under the purchase accounting method. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands of dollars).

Cash	$27,317
Loans, net of allowance for loan losses of $458	41,750
Fixed Assets	508
Goodwill	3,344
Core deposit intangible	828
Total assets acquired	73,747
Deposits	67,013
Federal Home Loan Bank borrowings	3,000
Total liabilities assumed	70,013
Net assets acquired	$3,734

The following table summarizes selected pro forma financial information but does not include amounts related to acquisition costs that were incurred to complete implementation of the acquisition.

The selected pro forma combined financial information, while helpful in illustrating the financial characteristics of the acquisition under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and other factors that may result as a consequence of the acquisition and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined business would have been had our companies been combined during the period presented.

SELECT PROFORMA COMBINED FINANCIAL INFORMATION

	Sun American Bancorp for the year ended December 31, 2004	Gulf for the period ended February 17, 2004		Acquisition Proforma Adjustments	Proforma Sun American for the year ended December 31, 2004
Net interest income	$6,519,437	$284,537		$(8)	$6,803,966
Net (loss) income	(228,035)	158,183	(1)	(8)	(69,860)
Basic and diluted earnings (loss) per share	(0.05)	—		—	(0.02)

———————

(1)

Includes Gulf Bank net gains on sales of securities of $184,000

NOTE 20 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)	Earnings (loss) Per Share
				Basic	Fully Diluted
2005
First quarter	$3,206,801	$2,303,281	$601,958	$0.07	$0.06
Second quarter	3,724,247	2,607,836	513,637	0.05	0.05
Third quarter	4,305,492	2,956,108	780,972	0.06	0.05
Fourth quarter	4,827,200	3,436,189	1,022,233	0.06	0.05
2004
First quarter	$1,565,332	$1,082,459	$(566,583)	$(0.10)	$(0.10)
Second quarter	2,059,873	1,483,586	(55,561)	(0.01)	(0.01)
Third quarter	2,378,823	1,817,218	158,684	0.00	(0.00)
Fourth quarter	2,844,562	2,136,174	235,425	0.03	0.03

SUN AMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 31, 2005

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from financial institutions	$13,180,946	$6,201,079
Federal funds sold	10,360,000	21,380,000
Total cash and cash equivalents	23,540,946	27,581,079
Securities available for sale	5,141,049	5,208,159
Securities held to maturity (fair value 2006 - $20,395,441, 2005 - $20,832,067)	20,805,535	21,160,886
Loans (net of allowance of $2,565,462 in 2006 and $2,119,396 in 2005)	245,381,841	210,665,319
Federal Reserve Bank Stock	1,257,400	1,257,400
Federal Home Loan Bank Stock	1,049,100	1,328,000
Premises and equipment	2,523,503	2,014,340
Accrued interest receivable	1,318,985	1,235,797
Goodwill and other identified intangibles	5,924,139	5,963,596
Other assets	1,039,593	736,269
Total assets	$307,982,091	$277,150,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$39,795,027	$32,971,081
Interest bearing	192,840,298	160,493,718
Total deposits	232,635,325	193,464,799
Repurchase agreements	1,397,043	1,020,710
Federal Home Loan Bank advances	11,000,000	21,000,000
Accrued expense and other liabilities	1,868,390	2,014,942
Total liabilities	246,900,758	217,500,451

Minority interest	25,685	25,386

Stockholders’ equity
Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding, 2006 – 18,771,652 shares, 2005 – 18,500,912 shares	415,040	412,333
Capital surplus	66,496,199	65,299,226
Accumulated deficit	(5,623,507)	(5,895,750)
Accumulated other comprehensive (loss)	(232,084)	(190,801)
Total stockholders’ equity	61,055,648	59,625,008
Total liabilities and stockholders’ equity	$307,982,091	$277,150,845

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Three months ended March 31, 2006 and 2005

	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)

Interest and dividend income:
Loans, including fees	$5,016,929	$2,930,506
Securities	289,621	228,515
Federal funds sold and other	138,410	47,780
	5,444,960	3,206,801
Interest expense:
Deposits	1,605,106	737,241
Other	189,878	166,279
	1,794,984	903,520

Net interest income before provision for loan losses	3,649,976	2,303,281
Provision for loan losses	432,166	143,000

Net interest income after provision for loan losses	3,217,810	2,160,281

Non-interest income:
Service charges on deposit accounts	219,038	294,540
Net gains on sales of securities	—	7,930
	219,038	302,470

Non-interest expenses:
Salaries and employee benefits	1,695,961	917,724
Occupancy and equipment	574,014	379,805
Data and item processing	150,768	112,493
Professional fees	163,903	169,879
Insurance	47,510	37,119
Other	532,132	243,132
	3,164,288	1,860,152

Income before taxes and minority interest	272,560	602,599

Minority interest in net income of subsidiary	(317)	(641)

Net income	$272,243	$601,958

Basic earnings per share	$0.01	$0.07

Diluted earnings per share	$0.01	$0.06

Weighted average number of common shares, basic	18,569,893	8,596,529
Weighted average number of common shares, diluted	21,857,769	9,188,955

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended March 31, 2006 and 2005

	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net cash provided by operating activities	$592,098	$1,058,199

Cash flows from investing activities:
Sales of available for sale securities	—	243,276
Purchases of available for sale securities	—	—
Maturities and pay-downs of available for sale securities	927	1,370
Purchases of held to maturity securities	—	—
Maturities and pay-downs of held to maturity securities	338,289	99,077
Sale (Purchase) of Federal Reserve Bank and Federal Home Loan Bank stock	278,900	(644,900)
Loan originations, net	(35,148,688)	(13,207,506)
Purchase of premises and equipment	(604,710)	(187,826)
Net cash used in investing activities	(35,135,282)	(13,696,509)

Cash flows from financing activities:
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	376,333	(3,263,365)
Increase in Federal Home Loan Bank Advances	—	12,000,000
Repayment of Federal Home Loan Bank Advances	(10,000,000)	(2,000,000)
Net increase in deposits	39,170,526	4,588,216
Proceeds from exercise of warrants	817,975	—
Proceeds from exercise of stock options	13,235	—
Net proceeds from issuance of stock	124,982	5,677,879
Preferred share dividends	—	(14,361)
Redemption of preferred shares	—	(315,000)
Net cash provided by financing activities	30,503,051	16,673,369

Net change in cash and cash and equivalents	(4,040,133)	4,035,059

Cash and cash equivalents at beginning of period	27,581,079	6,213,556

Cash and cash equivalents at end of period	$23,540,946	$10,248,615

Supplemental cash flow information:
Interest paid	$1,687,609	$820,356
Income taxes paid	$222,000	$—

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Three months ended March 31, 2006 and 2005

	Preferred Stock	Common Stock	Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	(Unaudited)
Balance at January 1, 2005	$315,000	$311,394	$29,001,264	$(8,800,189)	$(81,359)	$20,746,110

Comprehensive Income:
Net income	—	—	—	601,958	—	601,958
Change in net unrealized loss on securities available for sale, net of reclassification and tax effects	—	—	—	—	(63,113)	(63,113)
Total comprehensive income						538,845
Issuance of 1,586,000Shares of common stock	—	15,860	5,662,019	—	—	5,677,879
Redemption of 315 shares of preferred stock	(315,000)	—	—	—	—	(315,000)
Dividends paid on
preferred shares	—	—	—	(14,361)	—	(14,361)
Balance at March 31, 2005	$—	$327,254	$34,663,283	$(8,212,592)	$(144,472)	$26,633,473
Balance at January 1, 2006	$—	$412,333	$65,299,226	$(5,895,750)	$(190,801)	$59,625,008
Comprehensive Income:
Net income	—	—	—	272,243	—	272,243
Change in net unrealized loss on securities available for sale, net of tax effects	—	—	—	—	(41,283)	(41,283)
Total comprehensive income						230,960
Issuance of 37,250
Shares of common stock	—	372	124,610	—	—	124,982
Warrants exercised	—	2,279	815,696	—	—	817,975
Stock options exercised	—	56	13,179	—	—	13,235
Recognition of stock-based compensation expense	—	—	243,488	—	—	243,488
Balance at March 31, 2006	$—	$415,040	$66,496,199	$(5,623,507)	$(232,084)	$61,055,648

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

Sun American Bancorp (the “Company”) has identified five policies as being critical because they require management to make judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

Allowance for Loan Losses: The Company’s accounting for the allowance for loan losses is a critical policy that is discussed in detail in the Management’s Discussion and Analysis or Plan of Operation (see ASSET QUALITY AND NONPERFORMING ASSETS).

Goodwill and Intangible Assets: The Company tests goodwill and other intangible assets for impairment annually. The test requires the company to determine the fair value of its reporting unit and compare the reporting unit’s fair value to its carrying value. The fair value of the reporting unit is estimated using management valuation models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting unit may affect future earnings through the recognition of a goodwill impairment charge. At December 31, 2005, (the goodwill impairment testing date) the fair value of its reporting unit was greater than its carrying value; therefore, goodwill was not impaired. If the fair value of reporting unit declines below the carrying amount, the Company would have to perform the second step of the impairment test. This step requires the Company to fair value all assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation.

Acquisitions: The Company accounts for its business combinations based on the purchase method of accounting. The purchase method of accounting requires the Company to fair value the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. The fair values may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair values estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different fair value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

Investment Securities: The Company records its securities available for sale in its statement of financial condition at fair value. The Company uses market price quotes for valuation. Equity securities available for sale trade daily on various stock exchanges. The fair value of these securities in the Company’s statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of shares that the Company owns in some of these equity securities may be in excess of the securities average daily trading volume. As a consequence, the Company may not be able to realize the quoted market price upon sale. The Company adjusts its equity securities available for sale to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value through the income statement.

Income Taxes: The Company files a consolidated federal income tax return. The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance, if needed, reduces deferred tax amounts to the amount expected to be realized.

The Company’s management, in consultation with the Audit Committee of the Board of Directors of the Company, has reviewed and approved these critical accounting policies.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

Nature of Operations and Principles of Consolidation

The consolidated financial statements include the Company and its subsidiary, Sun American Bank (the “Bank”). The Company is a bank holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) that owns 99.9% of the outstanding capital stock of the Bank. Inter-company balances and transactions have been eliminated on consolidation.

The Company is organized under the laws of the State of Delaware, while the Bank is a Florida State Chartered Commercial Bank that is a member of the Federal Reserve System whose deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank provides a full range of commercial banking and consumer banking services to businesses and individuals. The Bank is regulated by the Florida Department of Banking and Finance and the Federal Reserve Board.

Stock Compensation

Prior to January 1, 2006, the Company accounted for stock option awards granted under the Company’s share-based payment plans in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. Share-based employee compensation expense was not recognized in the Company’s consolidated statements of earnings prior to January 1, 2006, as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of the grant. Effective January 1, 2006 the Company adopted SFAS No. 123(R), “Share-Based Payment” using the modified-prospective transition method. Under this transition method, compensation cost recognized during the quarter ended March 31, 2006 includes compensation cost for all share-based awards granted prior to, but not yet vested as of December 31, 2005 based on the grant-date fair value and related service period estimates in accordance with the original provisions of FASB Statement No. 123.

For the quarter ended March 31, 2006, the Company recognized pre-tax compensation expense related to stock options of $243,000. The following table illustrates the effect on net income and earnings per share if the fair value based method established in SFAS 123R had been applied to all outstanding and unvested awards in the prior period.

Three months ended March 31, 2005
Net income as reported	$601,958
Deduct:
Dividends paid on preferred shares	(14,361)
Net income attributable to common shareholders	587,597
Add:
Stock-based employee compensation expense included in reported net income, net of related tax effects	—
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(490,800)
Pro forma net income	$96,797
Basic earnings per share as reported	$0.07
Diluted earnings per share as reported	$0.06
Pro forma basic and diluted earnings per share	$0.01

At March 31, 2006, the Company had options granted under the Amended and Restated Directors Stock Option Plan, the Amended and Restated Incentive Stock Option Plan, and the 2005 Stock Option and Stock Incentive Plan. All options for the purchase of common stock of the Corporation expire 10 years from the date of

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

grant. All options, with the exception of 140,000 options granted to key consultants at 5% below fair market value, have an exercise price that is equal to the fair market value of the Company’s stock on the date the options were granted. It is the policy of Company to issue new shares for stock option exercises and restricted stock, rather than issue treasury shares. Options generally vests over five years; however, options granted to current directors prior to this year were amended to vest immediately on December 16, 2005.

The Amended and Restated Directors Stock Option Plan permits the grant of stock options to purchase up to 1 million shares, of which 221,500 shares remain available for issuance. The Amended and Restated Incentive Stock Option Plan permits the grant of stock options to purchase to 1 million shares of which 3,800 shares remain available for issuance. The 2005 Stock Option and Stock Incentive Plan permits the grant of stock options and restricted shares for up to 2 million shares, of which 1,369,900 shares remain available for issuance with 1 million shares allocated to incentive stock options.

The following table presents information on stock options outstanding for the periods shown.

	Quarter to date March 31, 2006		Full Year December 31, 2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	2,065,030	$1.53	1,193,823	$2.57
Granted	415,100	5.32	980,860	4.21
Exercised	(5,640)	2.35	(37,690)	1.99
Forfeited or expired	(9,265)	3.05	(71,963)	3.08
Outstanding at end of period	2,465,225	$3.68	2,065,030	$3.34
Options exercisable at end of period	1,526,383	$3.19	1,364,058	$3.14
Weighted average fair value of options granted during year		$2.41		$1.53

During the three months ended March 31, 2006, proceeds from the exercise of 5,640 stock options amounted to $13,235 with an intrinsic value of $14,096 on the date of exercise. The fair value of shares vesting in the period, based upon the closing price of $5.40 on the American Stock Exchange, on March 31, 2006, was $877,000.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option valuation model. This model uses the assumptions listed in the table below. Expected volatilities are based on the historical volatility of the Company’s stock. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes assumptions	2006	2005

Risk-free interest rate	4.73%	4.23%
Expected option life	6.5 years	6.5 years
Expected stock price volatility	35%	50%
Dividend yield	0%	0%
Weighted Average fair value of options granted during the year	$2.41	$1.53

As of March 31, 2006, there was $1.8 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the various plans. That cost is expected to be recognized over a weighted average period of 2.7 years.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 2 – BASIS OF PRESENTATION AND DISCLOSURE

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for the financial statements not to be misleading have been included. Operating results for the three month periods ended March 31, 2006 and 2005, respectively, are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and the notes to consolidated financial statements included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. All capitalized terms used in these notes to consolidated condensed financial statements that are not defined herein have the meanings given to them in such consolidated financial statements and notes to the consolidated financial statements.

NOTE 3 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Three months ended March 31,
	2006	2005
Balance, beginning of year	$2,119,396	$1,678,191
Total charge-offs	(1,060)	—
Recoveries	14,960	27,420
Provision for loan losses	432,166	143,000
Allowance balance at end of period	$2,565,462	$1,848,611

Gross loans	$247,947,303	$168,642,688

Impaired loans were as follows:

	March 31, 2006	December 31, 2005
Loans with no allocated allowance for loan losses	$—	$—
Loans with allocated allowance for loan losses	5,201,577	2,318,668
Impaired loans at end of period	$5,201,577	$2,318,668
Amount of the allowance for loan losses allocated	$180,481	$56,057

Nonperforming loans consist of loans that are past due 90 days or more which are still accruing interest and loans on nonaccrual status. All nonperforming loans are considered impaired. The following table sets forth information with respect to nonperforming loans identified by the Company at March 31, 2006 and December 31, 2005.

	March 31, 2006	December 31, 2005
Loans past due over 90 days still on accrual	$55,847	$—
Nonaccrual loans	37,793	289,804
Total nonperforming loans	$93,640	$289,804

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 4 – FEDERAL HOME LOAN BANK ADVANCES

The details of Federal Home Loan Bank (“FHLB”) borrowings at March 31, 2006 and December 31, 2005 were as follows:

March 31, 2006	December 31, 2005	Maturity Date	Interest Rate
$—	$5,000,000	January 30, 2006	4.51%
—	5,000,000	March 29, 2006	4.64
5,000,000	5,000,000	January 22, 2007	3.69
3,000,000	3,000,000	December 10, 2007	3.59
1,000,000	1,000,000	March 26, 2008	5.51
2,000,000	2,000,000	December 8, 2008	3.87
$11,000,000	$21,000,000

The Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

The Bank maintains an unsecured line of credit of $5.0 million and the Company maintains a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of March 31, 2006 and December 31, 2005.

NOTE 5 – CAPITAL ADEQUACY

At March 31, 2006, the Company’s total risk-weighted capital ratio was 20.79%, the Tier I risk-weighted capital ratio was 19.81% and the Tier I leveraged capital ratio was 19.24%. At December 31, 2005, the Bank’s total risk-weighted capital ratio was 19.18%, the Tier I risk-weighted capital ratio was 18.20% and the Tier I leveraged capital ratio was 17.69%. Based upon these ratios, the Bank was considered to be well capitalized at March 31, 2006. The Company’s and the Bank’s ratios at March 31, 2006 and December 31, 2005 are listed below.

Capital Ratios	March 31, 2006	December 31, 2005	Adequately Capitalized	Well Capitalized

Sun American Bancorp
Total risk-weighted capital	20.79%	23.31%	>8%	>10%
Tier 1 risk-weighted capital	19.81%	22.36%	>4%	>6%
Tier 1 leverage capital	19.24%	21.02%	>4%	>5%

Sun American Bank
Total risk-weighted capital	19.18%	21.83%	>8%	>10%
Tier 1 risk-weighted capital	18.20%	20.89%	>4%	>6%
Tier 1 leverage capital	17.69%	19.63%	>4%	>5%

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 6 – BASIC AND DILUTED EARNINGS PER SHARE

The following tables summarize the computation of basic and diluted earnings per share attributable to common shareholders.

Basic	Three months ended March 31,
	2006	2005
Basic earnings per share:
Net income	$272,243	$601,958
Less: dividends declared on preferred shares	—	(14,361)
Net Income attributable to common shareholders	272,243	587,357
Weighted average shares outstanding, basic	18,569,893	8,596,529
Basic earnings per share	$0.01	$0.07

Diluted	Three months ended March 31,
	2006	2005
Diluted earnings per share:
Net income	$272,243	$601,958
Less: dividends declared on preferred shares	—	(14,361)
Net Income attributable to common shareholders	272,243	587,357
Weighted average shares outstanding, diluted	21,857,769	9,188,955
Diluted earnings per share	$0.01	$0.06

The dilution of 3,287,876 weighted average shares outstanding in 2006 (592,426 weighted average shares in 2005) was due to the additional shares of common stock to be issued upon the exercise of outstanding options and warrants of the Company.

Stock options to purchase 913,452 shares of common stock were not considered in computing diluted earnings per common share for the three months ended March 31, 2006, and stock options and stock warrants to purchase 9,546 and 1,986,000 shares of common stock, respectively, were not considered in computing diluted earnings per common share for the three months ended March 31, 2005, because they were antidilutive.

NOTE 7 – STOCK WARRANTS

As of March 31, 2006, the Company had issued outstanding warrants to purchase 14,111,708 shares of common stock, including Class A, B, C, D, E, F and G warrants.

A summary of the warrants to purchase shares of common stock of the Company as of March 31, 2006 and December 31, 2005, is presented below.

	Shares of Common Stock to be issued upon the exercise of a Warrant	March 31, 2006	December 31, 2005
Class A Warrants	1	937,625	937,625
Class B Warrants	1	464,125	574,625
Class C Warrants	2.3	180,000	180,000
Class D Warrants	1	4,919,000	4,960,000
Class E Warrants	1	1,586,000	1,586,000
Class F Warrants	0.5	8,266,000	8,228,750
Class G Warrants	1	50,000	50,000
Other Warrants	1	1,607,958	1,607,958
Warrants Outstanding		18,010,708	18,124,958

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 7 – STOCK WARRANTS (Continued)

Class A Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class A warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class A warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $4.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class A warrants will expire no later than April, 2008.

Class B Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.50, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class B warrants have various expiration dates with the last one set to expire in November 2007.

Class C Warrants

Each warrant entitles the holder to purchase 2.3 shares of common stock at an exercise price of $3.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class C warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class C warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $8.65 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class C warrants will expire no later than May 15, 2007.

Class D Warrants

Each Class D warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price per share of $4.00. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate. The Company’s Class D warrants may be exercised at any time until May 13, 2009, at which time they will expire.

The Company has the right to redeem the Class D warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing 30 days’ prior written notice to the Class D warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for five consecutive trading days. If the Company calls the Class D warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Class E Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.25, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class E warrants will expire no later than March, 2010.

Class F Warrants

Each warrant entitles the holder to purchase 0.5 shares of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class F warrants will expire no later than August 2010.

The Company has the right to redeem the Class F warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing written notice to the Class F warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for twenty consecutive trading days. If the Company calls the

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED (CONTINUED)

NOTE 7 – STOCK WARRANTS (Continued)

Class F warrants for redemption, they will be exercisable until the close of business of the specified redemption date. The holders of Class F warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Class G Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class G warrants will expire no later than May 2009. The holders of Class G warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Other Warrants

An aggregate of 1,607,958 warrants have been issued to various underwriters for compensation for certain private and public offerings of the Company’s common stock. The exercise prices of these warrants range from $1.35 to $5.00 and have expiration dates between 2006 and 2010.

NOTE 8 – CONTINGENCY

On May 12, 2004, Fausto Marquez commenced an action against Sun American Bank, Case No. 03-21466 20, Miami-Dade County Circuit Court. Mr. Marquez alleged that the Bank had interfered with his efforts to purchase Gulf Bank. The trial court has dismissed the claims, with prejudice. Mr. Marquez has filed an appeal, which is pending. The possible outcome of the appeal is uncertain and the amount sought by Marquez is unknown.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

Section EIGHTH of the Amended and Restated Certificate of Incorporation of Sun American Bancorp (the “Company”) provides that the Company shall indemnify all persons whom it may indemnify to the fullest extent permitted by the DGCL. Section SIXTH of the Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves:  (i) a director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Company, or (iv) a transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Company provide that the Company will, to the fullest extent permitted by applicable law, as may be amended from time to time, (i) indemnify any officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other enterprise in any capacity at the request of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses including attorneys’ fees incurred as a result of such action or proceeding or any appeal therein, and (ii) pay in advance of the final disposition of any such action or proceeding expenses incurred by any such indemnified person in defending such action or proceeding.

The Company purchased a policy of directors’ and officers’ liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimates (other than of the SEC registration fee) of the expenses of the Company in connection with the issuance and distribution of the securities being registered:

SEC registration fee*	$494.52
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$8,000.00
Printing and engraving expenses	$5,000.00
Miscellaneous expenses	$1,505.48
Total	$65,000.00

———————

*Actual; all other expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company sold the following securities without registration under the Securities Act.

On January 26, 2004, we issued 3,100 shares of our Series A preferred shares in a private placement for a total capital contribution of $3.1 million. Each Series A preferred share provided for an 8% per year non-cumulative cash dividend, payable semi-annually, at $1,000 per share par value.  The Series A preferred shares could not be redeemed by the stockholder and could not be called by us absent regulatory approval. The Series A preferred shares provided for a liquidation preference in the event of our liquidation. The Series A preferred shares did not have voting rights, except as required by Delaware law.

On June 14, 2004, we completed a private placement. Pursuant to the terms of the offering, we sold 180,000 units, at a purchase price of $4.75 per unit for aggregate gross proceeds of $855,000. Each unit consisted of one share of common stock and two Class D common stock purchase warrants. The units were offered at a price of $4.75 per unit.

On March 18, 2005, we raised $6,344,000 by selling 1,586,000 units at a price of $4.00 per unit to investors in a private placement. Each unit consisted of one share of our common stock and one Class E common stock purchase warrant. In addition, we issued placement agent warrants to purchase 177,570 shares of common stock to the placement agents as part of their compensation for their services related to the private placement. We were also obligated to pay, in aggregate, fees and commission of approximately $540,000 to the placement agents.

On August 2, 2005, we raised $17.4 million by selling 4,350,000 units, consisting of, in aggregate, 4,350,000 shares of common stock and Series F warrants to purchase 2,175,000 shares of common stock, at a purchase price of $4.00 per unit, to investors in a private placement. In addition, we issued placement agent warrants to purchase, in aggregate, 391,500 shares of common stock to the placement agents as part of compensation for their services related to the private placement. We were also obligated to pay, in aggregate, fees and commission of approximately $1.5 million to the placement agents.

On October 27, 2005, we raised $12.6 million by selling 3,150,000 units consisting of, in aggregate, 3,150,000 shares of common stock and Series F warrants to purchase 1,575,000 shares of common stock at a purchase price of $4.00 per unit to a group of investors, collectively referred to as the York Entities, in the private placement. We issued warrants to purchase, in aggregate, 283,500 shares of common stock to the placement agents, at a purchase price of $4.00 per share, as part of compensation for their services related to the private placement. We were also obligated to pay, in aggregate, fees and commission of approximately $1.0 million to the placement agents.

On December 14, 2005, we raised $12.6 million by selling 728,750 units consisting of, in aggregate, 728,750 shares of common stock and Series F warrants to purchase 364,375 shares of common stock at a purchase price of $4.00 per unit to a group of investors in a private placement. We issued warrants to purchase, in aggregate, 65,587.5 shares of common stock to the placement agents, at a purchase price of $4.00 per share, as part of compensation for their services related to the private placement. We were also obligated to pay, in aggregate, fees and commissions of approximately $247,775 to the placement agents.

On February 7, 2006, we raised $149,000 by selling 37,250 units consisting of, in aggregate 37,250 shares of common stock and Series F warrants to purchase 18,625 shares of common stock at a purchase price of $4.00 per unit to an investor in a private placement. The 37,250 units sold were reserved for and sold to a previous investor that had participation rights.

On December 16, 2005, we also issued Series G warrants to purchase up to 50,000 shares of our common stock in connection with a retainer agreement.

We offered, issued and sold all of the above securities to “accredited investors,” as such term is defined in Rule 501 of Regulation D, without general solicitation or general advertising, and, as a result, the Company relied on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.

ITEM 27. EXHIBITS

The warranties, representations and covenants contained in the agreements listed below as exhibits should not be relied upon by buyers, sellers or holders of our securities and are not intended as warranties, representations or covenants to any individual or entity except as specifically set forth in the agreements.

2.1

Agreement and Plan of Merger by and between Southern Security Financial Corporation and Southern Security Bank Corporation, dated October 31, 1997. (1)

2.2

Certificate of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation, under Florida law, dated November 10, 1997. (1)

2.3

Articles of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation, under Florida law, dated November 12, 1997. (1)

3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s proxy statement filed with the SEC on November 17, 2005).

3.2

Amended and Restated By-Laws (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2005).

4.1

Stock Certificate for Common Stock. (2)

4.2

Form of Class A Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).

4.3

Form of Class B Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).

4.4

Form of Class C Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).

4.5

Form of Class D Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).

4.6

Form of Class E Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).

4.7

Form of Series F Common Stock Purchase Warrant (incorporated herein by reference to the Company’s Current Reports on Form 8-K filed with the SEC on August 5, 2005, November 11, 2005, and December 14, 2005).

4.8

Form of Common Stock Purchase Warrant issued to Placement Agents (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2005).

4.9

Form of Series G Common Stock Purchase Warrant (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2005).

5.1

Opinion of Blank Rome LLP.

10.1

Asset Purchase Agreement between PanAmerican Bank and Southern Security Bank Corp. and Southern Security Bank, dated May 15, 2001. (5)

10.2

Executive Employment Agreement dated January 1, 2003 between Michael E. Golden and the Company.* (4)

10.3

Executive Employment Agreement dated January 1, 2003 between Hugo Castro and the Company.* (4)

10.4

Asset Purchase Agreement between PanAmerican Bank and Gulf Bank dated October 9, 2003. (3)

10.5

Company Promissory Note for a $2,000,000 revolving line of credit dated February 25, 2005. (4)

10.6

Bank $5,000,000 unsecured credit facility dated May 16, 2005. (4)

10.7

Amended and Restated Incentive Stock Option Plan (incorporated by reference to the Company’s proxy statement on Schedule 14A filed with the SEC on May 18, 2005).*

10.8

Amended and Restated Directors Stock Option Plan (incorporated by reference to the Company’s proxy statement on Schedule 14A filed with the SEC on May 18, 2005).*

10.9

Non-Qualified Stock Options granted to outside directors and Incentive Stock Options granted to executive officers on July 21, 2005 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2005).*

10.10

2005 Stock Option and Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on November 17, 2005).*

10.11

Loan agreement with Robert Nichols, dated as of October 3, 2005 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2006).*

10.12

Loan agreement with Michael E. Golden, dated as of November 15, 2005 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2006).*

10.13

Form of Securities Purchase Agreement dated as of December 14, 2005, by and among the Company and the Investors (incorporated herein by reference to the Company’s Current Reports on Form 8-K filed with the SEC on August 5, 2005, November 11, 2005, and December 14, 2005).

10.14

Form of Registration Rights Agreement dated as of December 14, 2005, by and among the Company and the Investors (incorporated herein by reference to the Company’s Current Reports on Form 8-K filed with the SEC on August 5, 2005, November 11, 2005, and December 14, 2005).

10.15

Board resolution adopting Warrant Plan (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2005).*

10.16

Acceleration of the vesting of stock options (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2006).*

10.17

Asset Acquisition and Assumption Agreement, dated as of May 17, 2006, among Sun American Bancorp, Sun American Bank and Beach Bank. (incorporate herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2006).

10.18

Executive Employment Agreement dated May 22, 2006 by and among Michael E. Golden, the Company and the Bank (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2006).*

10.19

Executive Employment Agreement dated as of June 5, 2006 by and among Hugo Castro, the Company and the Bank (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2006).*

23.1

Consent of Crowe Chizek and Company LLC.

23.2

Consent of Blank Rome LLP (included in Exhibit 5.1).

———————

(1)

Filed as an exhibit to Form 8-K of the registrant on November 25, 1997.

(2)

Filed as an exhibit to Form 10-KSB of the registrant on April 3, 2002.

(3)

Filed as an exhibit to Form 8-K of the registrant on October 28, 2003.

(4)

Filed as an exhibit to Form 10-QSB of the registrant on August 15, 2005.

(5)

Filed as an exhibit to Form 10-QSB of the registrant on August 14, 2001.

*

Management compensation plan or arrangement.

ITEM 28. UNDERTAKINGS

(a)

The small business issuer hereby undertakes:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described under Item 15 above, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Miami, State of Florida on August 11, 2006.

SUN AMERICAN BANCORP

By:	/s/ MICHAEL E. GOLDEN
Michael E. Golden
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person on August 11, 2006 in the capacities indicated.

Name	Title
/s/ MICHAEL E. GOLDEN	President and Chief Executive Officer (Principal Executive Officer) and Director
Michael E. Golden
*	Chief Financial Officer (Principal Accounting and Financial Officer)
Robert L. Nichols
*	Chairman of the Board
James F. Partridge
*	Director
Hugo A. Castro
*	Director
Nelson Famadas
*	Director
Leonard F. Marinello
*	Director
Stephen L. Perrone
*	Director
Michael Rosinus
*	Director
Alberto Valle

* /s/ Michael E. Golden
Michael E. Golden, Attorney-in-fact

EXHIBIT INDEX

The warranties, representations and covenants contained in the agreements listed below as exhibits should not be relied upon by buyers, sellers or holders of our securities and are not intended as warranties, representations or covenants to any individual or entity except as specifically set forth in the agreements.

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger by and between Southern Security Financial Corporation and Southern Security Bank Corporation, dated October 31, 1997. (1)
2.2	Certificate of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation, under Florida law, dated November 10, 1997. (1)
2.3	Articles of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation, under Florida law, dated November 12, 1997. (1)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s proxy statement filed with the SEC on November 17, 2005).
3.2	Amended and Restated By-Laws (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2005).
4.1	Stock Certificate for Common Stock. (2)
4.2	Form of Class A Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).
4.3	Form of Class B Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).
4.4	Form of Class C Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).
4.5	Form of Class D Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).
4.6	Form of Class E Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the SEC on March 29, 2006).
4.7

Form of Series F Common Stock Purchase Warrant (incorporated herein by reference to the Company’s Current Reports on Form 8K filed with the SEC on August 5, 2005, November 11, 2005, and December 14, 2005).

4.8	Form of Common Stock Purchase Warrant issued to Placement Agents (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2005).
4.9	Form of Series G Common Stock Purchase Warrant (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2005).
5.1	Opinion of Blank Rome LLP.

Exhibit Number	Description of Document
10.1	Asset Purchase Agreement between PanAmerican Bank and Southern Security Bank Corp. and Southern Security Bank, dated May 15, 2001. (5)
10.2	Executive Employment Agreement dated January 1, 2003 between Michael E. Golden and the Company.* (4)
10.3	Executive Employment Agreement dated January 1, 2003 between Hugo Castro and the Company.* (4)
10.4	Asset Purchase Agreement between PanAmerican Bank and Gulf Bank dated October 9, 2003. (3)
10.5	Company Promissory Note for a $2,000,000 revolving line of credit dated February 25, 2005. (4)
10.6	Bank $5,000,000 unsecured credit facility dated May 16, 2005. (4)
10.7	Amended and Restated Incentive Stock Option Plan (incorporated by reference to the Company’s proxy statement on Schedule 14A filed with the SEC on May 18, 2005).*
10.8	Amended and Restated Directors Stock Option Plan (incorporated by reference to the Company’s proxy statement on Schedule 14A filed with the SEC on May 18, 2005).*
10.9

Non-Qualified Stock Options granted to outside directors and Incentive Stock Options granted to executive officers on July 21, 2005 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2005).*

10.10	2005 Stock Option and Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on November 17, 2005).*
10.11	Loan agreement with Robert Nichols, dated as of October 3, 2005 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2006).*
10.12	Loan agreement with Michael E. Golden, dated as of November 15, 2005 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2006).*
10.13

Form of Securities Purchase Agreement dated as of December 14, 2005, by and among the Company and the Investors (incorporated herein by reference to the Company’s Current Reports on Form 8-K filed with the SEC on August 5, 2005, November 11, 2005, and December 14, 2005).

10.14

Form of Registration Rights Agreement dated as of December 14, 2005, by and among the Company and the Investors (incorporated herein by reference to the Company’s Current Reports on Form 8-K filed with the SEC on August 5, 2005, November 11, 2005, and December 14, 2005).

10.15	Board resolution adopting Warrant Plan. (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2005).*
10.16	Acceleration of the vesting of stock options (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2006).*
10.17

Asset Acquisition and Assumption Agreement, dated as of May 17, 2006, among Sun American Bancorp, Sun American Bank and Beach Bank. (incorporate herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2006).

Exhibit Number	Description of Document
10.18

Executive Employment Agreement dated May 22, 2006 by and among Michael E. Golden, the Company and the Bank (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2006).*

10.19

Executive Employment Agreement dated as of June 5, 2006 by and among Hugo Castro, the Company and the Bank (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2006).*

23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

———————

(1)

Filed as an exhibit to Form 8-K of the registrant on November 25, 1997.

(2)

Filed as an exhibit to Form 10-KSB of the registrant on April 3, 2002.

(3)

Filed as an exhibit to Form 8-K of the registrant on October 28, 2003.

(4)

Filed as an exhibit to Form 10-QSB of the registrant on August 15, 2005.

(5)

Filed as an exhibit to Form 10-QSB of the registrant on August 14, 2001.

*

Management compensation plan or arrangement.